Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction with the information contained in the Consolidated Financial Statements of Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), and the notes thereto.

Lyondell’s consolidated operating results are determined using the last-in, first-out (“LIFO”) method of accounting for inventory (see Note 2 to the Consolidated Financial Statements) and are discussed in the following “Overview” and “Results of Operations” sections. This discussion is supplemented by a discussion of Lyondell’s segment operating results under the “Segment Analysis” heading of “Results of Operations.” For purposes of evaluating segment results, management reviews operating results determined using the first-in, first-out (“FIFO”) method of accounting for inventory.

In addition to comparisons of annual operating results, Lyondell has included, as additional disclosure, certain “trailing quarter” comparisons of fourth quarter 2007 operating results to third quarter 2007 operating results. Lyondell’s businesses are highly cyclical, in addition to experiencing some less significant seasonal effects. Trailing quarter comparisons may offer important insight into current business directions.

References to industry benchmark prices or costs, including the weighted average cost of ethylene production, are generally to industry prices and costs reported by Chemical Marketing Associates, Incorporated (“CMAI”), except that crude oil and natural gas and naphtha benchmark price references are to industry prices reported by Platts, a reporting service of The McGraw-Hill Companies.

ACQUISITION

On December 20, 2007, Basell AF S.C.A. (“Basell”) indirectly acquired the outstanding common shares of Lyondell for $48 per common share in an all cash transaction pursuant to an agreement and plan of merger dated as of July 16, 2007. As a result, Lyondell became an indirect wholly owned subsidiary of Basell, and Basell was renamed LyondellBasell Industries AF S.C.A. (together with its consolidated subsidiaries, “LyondellBasell Industries” and without Lyondell, the “Basell Group”). The purchase of Lyondell’s outstanding common stock and other equity instruments, assumption of debt and related transaction costs resulted in a total purchase price of $21 billion. See “Financial Condition” below for a discussion of the financing of the transaction.

Concurrent with the acquisition, Lyondell sold certain of its non-U.S. subsidiaries to LyondellBasell Industries for their fair value of $1,288 million, including $668 million of debt payable to Lyondell by one of the subsidiaries. The trade sales revenues of these subsidiaries were $2,459 million for the 2007 Predecessor period (defined below).

From December 20, 2007, Lyondell’s consolidated financial statements reflect a revaluation of Lyondell’s assets and liabilities to the values assigned in LyondellBasell Industries’ accounting for the purchase of Lyondell. In addition, Lyondell has recognized in its financial statements $834 million of debt for which it is not the primary obligor, but which it has guaranteed, and which was used by LyondellBasell Industries in the acquisition of Lyondell, and related debt issuance costs of $179 million (collectively, “push-down debt”).

While the accompanying consolidated financial statements present separately the period prior to the acquisition (“Predecessor”) and the 11-day period after the acquisition (“Successor”) to recognize the application of a different basis of accounting, management believes that combining the 2007 Successor and Predecessor periods results in a more meaningful comparison of 2007 and 2006 results of operations and cash flows. Where appropriate, such as the impact of the step up to fair value on depreciation and amortization expense and the impact of acquisition-related debt on interest expense, the purchase accounting effects are addressed. A discussion of the 11-day Successor period results and cash flows is also presented.

The combined Predecessor and Successor period results for 2007, which are discussed in these “Results of Operations,” are presented in the following table:

	Successor	Predecessor	Combined	Predecessor
	For the period from December 21 through	For the period from January 1 through
	December 31,	December 20,	For the year ended December 31,
Millions of dollars	2007	2007	2007	2006	2005
Sales and other operating revenues	$915	$27,259	$28,174	$20,517	$16,931
Cost of sales	(941)	(25,124)	(26,065)	(18,182)	(14,858)
Asset impairments	—	—	—	(106)	—
Selling, general and administrative expenses	(8)	(696)	(704)	(508)	(437)
Research and development expenses	(2)	(72)	(74)	(72)	(70)
Purchased in-process research and development	(95)	—	(95)	—	—
Acquisition-related costs	—	(62)	(62)	—	—

Operating income (loss)	(131)	1,305	1,174	1,649	1,566
Interest expense	(56)	(614)	(670)	(648)	(634)
Interest income	4	33	37	39	32
Other income (expense), net	9	(537)	(528)	37	(39)
Income from equity investments	—	2	2	78	124
(Provision for) benefit from income taxes	25	(93)	(68)	(413)	(307)

Income (loss) from continuing operations	(149)	96	(53)	742	742
Loss from discontinued operations, net of tax	3	(97)	(94)	(556)	(211)

Net income (loss)	$(146)	$(1)	$(147)	$186	$531

OVERVIEW

General—Lyondell is a leading global manufacturer of chemicals, a North American manufacturer of plastics, a refiner of heavy, high sulfur crude oil and a significant producer of gasoline blending components. As a result of the acquisition by LyondellBasell Industries, Lyondell reassessed segment reporting based on the current management structure, including the impact of the integration of Lyondell’s businesses into the LyondellBasell Industries’ portfolio of businesses. Based on this analysis, Lyondell concluded that management is focused on the chemicals segment, the polymers segment and the fuels segment. See “Segment Analysis” below for a description of the segments.

On September 1, 2008, Lyondell completed the sale of its toluene diisocyanate (“TDI”) business, including production assets in Pont-du-Claix, France, related inventories, contracts, customer lists and intellectual property, receiving net proceeds of $113 million (see Note 4 to Consolidated Financial Statements). As a result, the TDI business, which is part of Lyondell’s chemicals segment, is reported as a discontinued operation.

On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and the assumption of certain liabilities directly related to the business (see Note 4 to the Consolidated Financial Statements). As a result, a substantial portion of the inorganic chemicals business segment is being reported as a discontinued operation, including comparative periods presented. Unless otherwise indicated, the following discussion of Lyondell’s operating results relates only to Lyondell’s continuing operations.

The fuels segment includes Lyondell’s equity investment in Houston Refining LP (formerly known as LYONDELL-CITGO Refining LP or LCR), a joint venture with CITGO Petroleum Corporation (“CITGO”), through August 15, 2006. Lyondell purchased CITGO’s 41.25% interest in Houston Refining LP (“Houston Refining”) on August 16, 2006 and, as a result of the transaction, Houston Refining became a wholly owned subsidiary of Lyondell. The operations of Houston Refining are consolidated prospectively from August 16, 2006.

2007 Versus 2006—Strong gasoline markets during 2007 and 2006 benefited refining margins and margins for other gasoline blending components. However, continued escalation of prices for crude oil and natural gas liquids during 2007 contributed to higher raw material costs for chemical producers that put pressure on chemical product margins.

Lyondell’s 2007 results from continuing operations were negatively affected by costs associated with the acquisition of Lyondell by LyondellBasell Industries and the related refinancing of debt. See the following discussion of “Results of Operations – Income from Continuing Operations” for additional items affecting the periods’ results.

Lyondell’s 2007 underlying operating results from continuing operations were negatively affected by lower overall chemicals product margins in the 2007 periods due primarily to the escalation of raw material prices during 2007. These negative effects were only partly offset by improved fuels segment results, which reflected Lyondell’s increased ownership of and higher profitability from Houston Refining operations compared to 2006 and higher profitability from other gasoline blending components. Fuels segment 2006 results included a $176 million pretax charge, representing Lyondell’s proportionate share of a crude supply contract termination cost related to the August 16, 2006 purchase of CITGO’s share in Houston Refining.

The loss from discontinued operations in 2007 included pretax charges of $64 million related to commercial disputes associated with the 2005 shutdown of the Lake Charles, Louisiana, TDI facility. In 2006, the loss from discontinued operations included pretax charges of $552 million, primarily for impairment of goodwill related to inorganic chemicals business.

2006 Versus 2005—During 2006 and 2005, the markets for Lyondell’s chemicals and polymers products generally continued to experience favorable supply and demand conditions. Refiners continued to experience tight supply and demand conditions in 2006 and 2005. Raw material costs averaged higher in 2006 compared to 2005, resulting primarily from the effect of higher average crude oil prices. Despite increased volatility during 2006 and a decrease late in the year, crude oil prices averaged higher in 2006 compared to 2005.

Lyondell’s results from continuing operations for 2006 compared to 2005 primarily reflected a higher contribution from the fuels segment as refining operations more than offset the effects of lower methyl tertiary butyl ether (“MTBE”) and ethyl tertiary butyl ether (“ETBE”) margins. The improved contribution from refining results reflected Lyondell’s increased ownership of Houston Refining, the benefits of a new market-based crude oil contract and higher operating rates compared to 2005, which included the negative effects of planned and unplanned outages. Results for chemicals and polymers products in 2006 compared to 2005 reflected higher average sales prices, which more than offset higher costs, primarily higher raw material costs.

MTBE/ETBE profitability decreased during 2006 as a result of significantly lower margins over raw material costs compared to 2005, when the MTBE/ETBE margins benefited from strong demand and tight gasoline supplies, which were exacerbated by industry supply disruptions caused by the U.S. Gulf Coast hurricanes. In the third quarter 2005, the U.S. Gulf Coast hurricanes, Katrina and Rita, disrupted market supply/demand balances as well as the operations of most Gulf Coast refiners and producers of ethylene.

Results of continuing operations for 2006 included the pretax charge of $176 million, representing Lyondell’s share of costs related to termination of Houston Refining’s previous crude supply agreement and a pretax charge of $106 million related to impairment of the net book value of Lyondell’s idled Lake Charles, Louisiana ethylene plant. Results for 2006 also included a benefit from the settlement of disputes among Lyondell, CITGO, Petróleos de Venezuela, S.A. (“PDVSA”) and their respective affiliates, which resulted in net payments of $74 million to Lyondell. See the following discussion of “Results of Operations – Income from Continuing Operations” for additional items affecting the periods’ results.

In 2006, the loss from discontinued operations included the pretax charges of $552 million, primarily for impairment of goodwill related to the inorganic chemicals business, and, in 2005, pretax charges of $195 million for impairment of the net book value of the Lake Charles, Louisiana, TDI facility.

Successor Period—The $146 million net loss in the Successor period was primarily due to a $95 million charge for acquisition-related in-process research and development (“IPR&D”), sales of inventory carried at fair value as a result of the acquisition and higher interest expense due to acquisition-related increases in debt levels. The IPR&D charge was not tax deductible.

RESULTS OF OPERATIONS

As a result of Lyondell’s acquisition of CITGO’s 41.25% interest in Houston Refining on August 16, 2006, Houston Refining is a wholly owned consolidated subsidiary, and Lyondell’s operating income includes the operations of Houston Refining prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell’s activities in the fuels business segment were conducted through its 58.75% interest in Houston Refining, accounted for using the equity method.

Revenues—Lyondell’s revenues were $28,174 million in 2007, $20,517 million in 2006 and $16,931 million in 2005. A portion of the increases in 2007 and 2006 were due to the 2006 consolidation of Houston Refining, which added $8,485 million and $2,849 million to Lyondell’s 2007 and 2006 revenues, respectively. The remaining increases of $2,021 million, or 11%, in 2007 and $737 million, or 4%, in 2006 were primarily due to higher average product sales prices.

Cost of Sales—Lyondell’s cost of sales was $26,065 million in 2007, $18,182 million in 2006 and $14,858 million in 2005. The consolidation of Houston Refining added $7,609 million and $2,326 million to cost of sales in 2007 and 2006, respectively. Cost of sales also included net charges of $18 million in 2007 related to commercial disputes, and charges representing Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia of $24 million and $49 million in 2006 and 2005, respectively. The remaining increases of $2,606 million, or 16%, in 2007 and $973 million, or 7%, in 2006 were primarily the result of higher costs, primarily higher average raw materials costs, resulting from the effects of higher crude oil and NGL-based raw material prices.

Asset Impairment—Lyondell recognized a charge of $106 million in 2006 for impairment of the net book value of its idled ethylene facility in Lake Charles, Louisiana.

SG&A Expenses—Selling, general and administrative (“SG&A”) expenses were $704 million in 2007, $508 million in 2006 and $437 million in 2005. The increase in SG&A expenses in 2007 compared to 2006 included $144 million of higher compensation expense primarily related to Lyondell’s higher 2007 common stock price and $40 million of higher estimated environmental remediation costs, while the increase in 2006 compared to 2005 was primarily due to higher compensation and benefit expense.

Acquisition-Related Costs—In connection with the December 20, 2007 acquisition of Lyondell by LyondellBasell Industries, Lyondell incurred $62 million of acquisition-related costs, including advisory fees and underwriting fees related to the accounts receivable securitization facility.

In-Process Research and Development Charge—As part of the acquisition of Lyondell by LyondellBasell Industries, LyondellBasell Industries allocated $95 million of the purchase price to Lyondell’s IPR&D. Accordingly, Lyondell’s results of operations for the 2007 Successor period included a charge of $95 million for the value of the IPR&D, which is not deductible for tax purposes.

Operating Income—Lyondell had operating income of $1,174 million, $1,649 million and $1,566 million in 2007, 2006 and 2005, respectively. Lyondell’s 2007 and 2006 operating income included Houston Refining’s operating income of $852 million and $383 million. The benefit of increased ownership of Houston Refining in 2007, compared to 2006, was more than offset by lower operating results for ethylene-related products, and the above-noted increases in SG&A expenses and the IPR&D charge.

The benefit of the increased ownership of Houston Refining in 2006, compared to 2005, was partially offset by lower product margins for MTBE/ETBE in 2006. In addition, operating income in 2006 included the impairment charge of $106 million, discussed above. Operating results for each of Lyondell’s business segments are reviewed further in the “Segment Analysis” below.

Interest Expense—Interest expense was $670 million in 2007, $648 million in 2006 and $634 million in 2005. Lyondell’s 2007 interest expense primarily attributable to $17,942 million of new debt related to the acquisition of Lyondell by LyondellBasell Industries was $44 million, of which $33 million was related party interest. Interest on $834 million of push-down debt for which Lyondell is not the primary obligor and amortization of related debt issuance costs included in related party interest expense totaled $7 million. Interest expense in 2007 and 2006 also included $112 million and $55 million, respectively, of interest attributable to $2.65 billion of debt primarily associated with the purchase of CITGO’s 41.25% interest in Houston Refining on August 16, 2006. These increases in interest expense were substantially offset by decreases in 2007, 2006 and 2005, which primarily reflected net repayments of more than $4 billion principal amount of debt from September 2004, including $1,379 million and $881 million related to repayments in 2007 and 2006, respectively. See the “Financing Activities” section of “Financial Condition” below for a description of the issuance and repayment of debt during 2007, 2006 and 2005.

Other Income (Expense), Net—Lyondell had other expense, net, of $528 million in 2007, other income, net, of $37 million in 2006 and other expense, net, of $39 million in 2005. Other expense, net, in 2007 included $591 million of charges related to the prepayment of $7,092 million of debt during 2007, including $489 million of charges on the refinancing of $3,978 million of debt associated with the acquisition of Lyondell. These charges were partially offset by $43 million of foreign exchange gains primarily on intercompany loans, which reflected the significant increase in value of the euro compared to the U.S. dollar and the determination that certain outstanding intercompany debt will be repaid in the foreseeable future, and $10 million of related party royalty and service agreement income.

Other income, net, in 2006 included net payments of $74 million received by Lyondell in settlement of all disputes among Lyondell, CITGO and PDVSA and their respective affiliates, partially offset by charges of $40 million related to the prepayment of $881 million of debt during 2006. Lyondell’s other expense, net, of $39 million in 2005 included $45 million of charges related to the prepayment of $1,458 million of debt during 2005.

Income from Equity Investment in Houston Refining—Prior to Lyondell’s August 16, 2006 purchase of CITGO’s 41.25% interest in Houston Refining, Lyondell’s income from its equity investment in Houston Refining was $73 million in 2006 and $123 million in 2005. Houston Refining’s 2006 operating results included a $300 million charge related to termination of Houston Refining’s previous crude supply contract and an $8 million charge representing reimbursement of legal fees and expenses that had been paid by Lyondell on behalf of Houston Refining. Lyondell’s 58.75% share of these charges was $176 million and $5 million, respectively. See Note 8 to the Consolidated Financial Statements. Houston Refining’s operating results are reviewed in the discussion of the fuels segment below.

Income Tax—For 2007, Lyondell had a tax provision of $68 million on pretax income of $15 million due primarily to the nondeductible IPR&D charges of $95 million and the effect of non-U.S. earnings that were effectively taxed at rates higher than the U.S. statutory rate. Lyondell’s effective income tax rate was 36% in 2006 and 26% in 2005. The effective income tax rate for 2006 primarily reflected the above-noted effect of non-U.S. earnings, which was largely offset by the benefit of a reduction in the statutory income tax rate in The Netherlands. The effective income tax rate for 2005 primarily reflected benefits from the ultimate determination of income tax liabilities related to prior years.

Income from Continuing Operations—Lyondell had a loss from continuing operations of $53 million in 2007, and income from continuing operations of $742 million in each of 2006 and 2005. The following table summarizes the major components contributing to the results of operations in 2007, 2006 and 2005. The segment results reflect inventory costs and cost of sales determined using the FIFO method of accounting for inventory. Operating income included Houston Refining prospectively from August 16, 2006. Income from Lyondell’s equity investment in Houston Refining in 2006 reflected the period from January 1, 2006 through August 15, 2006.

Millions of dollars	2007	2006	2005
Operating income (loss) of:
Chemicals segment	$688	$1,010	$1,228
Polymers segment	155	137	52
Fuels segment	1,360	684	333
Other:
LIFO adjustment	(873)	(166)	(44)
Other	(156)	(16)	(3)

Operating income	1,174	1,649	1,566
Income from equity investment in Houston Refining	—	73	123
Interest expense, net	(633)	(609)	(602)
Other income (expense), net	(528)	37	(39)
Other	2	5	1
Provision for income taxes	68	413	307

Income (loss) from continuing operations	$(53)	$742	$742

Lyondell’s income from continuing operations for the periods shown included the following previously discussed items:

Millions of dollars	2007	2006	2005
Pretax charges (benefits):
Debt retirement charges	$591	$40	$45
Purchased IPR&D	95	—	—
Effect of stock price increases on incentive compensation expense	158	—	—
Acquisition-related costs	62	—	—
Net charges (benefits) related to commercial disputes	18	(70)	—
Foreign exchange gains on intercompany loans	(39)	—	—
Lake Charles ethylene facility impairment	—	106	—
Crude supply contract termination cost	—	176	—
Insurance–related charges (benefits), net	(33)	10	58

Total pretax income effect	852	262	103
Tax effect of above items	(276)	(92)	(36)
Texas Margin Tax credit, net of federal income tax	(17)	—	—
Settlement of prior year income tax issues	—	—	(61)

Total reduction of net income	$559	$170	$6

The decrease in income from continuing operations in 2007 compared to 2006 was primarily due to costs associated with the acquisition of Lyondell by LyondellBasell Industries and the related refinancing of debt as well as lower operating results. Refinancing and acquisition-related costs included charges related to debt prepayment of $544 million, purchased IPR&D and other acquisition related costs. The lower operating income was due to lower product margins in the chemicals segment resulting from higher raw material costs, which were only partly offset by the benefit of Lyondell’s increased ownership of Houston Refining and improved operating results for the fuels segment.

Income from continuing operations in 2006 was unchanged compared to 2005. Improved fuels segment results reflected the effect of increased ownership of Houston Refining and higher underlying operating results for Lyondell’s refining operations, including a new market-based crude oil contract, the benefits of which were partly offset by lower MTBE/ETBE profitability. Operating results for the fuels segment were negatively impacted in 2006 by Lyondell’s $176 million share of the $300 million cost to terminate Houston Refining’s previous crude supply agreement and in 2005 by planned and unplanned outages. Impairment charges negatively affected operating results of the chemicals segment by $106 million in 2006.

Loss from Discontinued Operations, Net of Tax—Loss from discontinued operations, net of tax, was $94 million in 2007, $556 million in 2006 and $211 million in 2005. The loss in 2007 was primarily due to the May 15, 2007 sale of the inorganic chemicals business and reflected the unfavorable tax effect of nondeductible capital losses resulting from the sale. The loss in 2006 was primarily due to the operating results of the inorganic chemicals business, which were negatively affected by the $549 million after-tax charge, primarily for goodwill impairment, higher raw material and utility costs compared to 2005, and production problems primarily at a plant in the United Kingdom. Compared to 2005, product sales prices in 2006 were moderately higher. The loss in 2005 was primarily due to the $195 million impairment of the net book value of Lyondell’s Lake Charles, Louisiana TDI facility and related assets. See Note 4 to the Consolidated Financial Statements for additional information related to the discontinued operation of Lyondell.

Fourth Quarter 2007 versus Third Quarter 2007—Lyondell had a loss from continuing operations of $509 million in the fourth quarter 2007 compared to income from continuing operations of $197 million in the third quarter 2007. The fourth quarter 2007 included the aforementioned refinancing and acquisition-related costs. The underlying operating results for all of Lyondell’s business segments were lower in the fourth quarter 2007 compared to the third quarter 2007, primarily due to higher raw material costs. The operating results of the segments are reviewed in the Segment Analysis below. Income from discontinued operations, net of tax, was $36 million in the fourth quarter 2007 compared to $9 million in the third quarter 2007.

Segment Analysis

Lyondell’s businesses are in three reportable segments: chemicals, polymers and fuels. As a result of Lyondell’s purchase of CITGO’s 41.25% equity interest in Houston Refining and Lyondell’s resulting 100% ownership, the operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method.

For purposes of evaluating segment results, management reviews operating results, as presented below, determined using the FIFO method of accounting for inventory. The following discussion is supplemental to the above “Overview” and “Results of Operations” sections, which discuss Lyondell’s consolidated operating results determined using the LIFO method of inventory accounting.

The following tables reflect selected financial information for Lyondell’s reportable segments.

Millions of dollars	2007	2006	2005
Sales and other operating revenues:
Chemicals segment	$14,664	$14,614	$13,910
Polymers segment	3,495	3,424	3,110
Fuels segment	13,447	5,125	2,025
Other, including intersegment eliminations	(3,432)	(2,646)	(2,114)

Total	$28,174	$20,517	$16,931

Operating income (loss):
Chemicals segment	$688	$1,010	$1,228
Polymers segment	155	137	52
Fuels segment	1,360	684	333
Other:
LIFO adjustment	(873)	(166)	(44)
Other	(156)	(16)	(3)

Total	$1,174	$1,649	$1,566

Income from equity investments:
Houston Refining	$—	$73	$123

Other operating income includes a $95 million charge in the 2007 Successor period for the value of the purchase price allocated by LyondellBasell Industries to Lyondell’s IPR&D.

Chemicals Segment

Overview—In its chemicals segment, Lyondell manufactures and markets ethylene and its co-products, primarily propylene, butadiene and aromatics, which include benzene and toluene; ethylene derivatives, including ethylene glycol (“EG”), ethylene oxide (“EO”) and other EO derivatives, as well as ethanol; acetyls, including vinyl acetate monomer (“VAM”), acetic acid and methanol; propylene oxide (“PO”); PO co-products, including styrene monomer (“styrene” or “SM”) and tertiary butyl alcohol (“TBA”); TBA derivative, isobutylene; PO derivatives, including propylene glycol (“PG”), propylene glycol ethers (“PGE”) and butanediol (“BDO”); and fragrance and flavors chemicals.

During 2007 compared to 2006, U.S. ethylene markets experienced lower profitability despite operating rates in the mid-90% range. Ethylene and polyethylene sales prices decreased more than raw material costs late in 2006, and did not increase as rapidly as raw material costs during 2007. As discussed below, prices of both crude oil-based liquid raw materials and natural gas liquids-based raw materials averaged higher in 2007, reaching record levels late in 2007. While prices of these raw materials also averaged higher in 2006 compared to 2005, increases in product sales prices kept pace. U.S. market demand for ethylene increased an estimated 2.5% in 2007 compared to 2006 and 4.2% in 2006 compared to 2005. During the three-year period, markets for ethylene derivatives and ethylene co-products and for PO and PO derivatives generally continued to experience favorable supply and demand conditions, while styrene markets continued to be oversupplied.

Benchmark crude oil and natural gas prices generally have been indicators of the level and direction of movement of raw material and energy costs for ethylene and its co-products in the chemicals segment. Ethylene and its co-products are produced from two major raw material groups:

•	crude oil-based liquids (“liquids” or “heavy liquids”), including naphthas, condensates, and gas oils, the prices of which are generally related to crude oil prices; and

•	natural gas liquids (“NGLs”), principally ethane and propane, the prices of which are generally affected by natural gas prices.

Lyondell has the ability to shift its ratio of raw materials used in the production of ethylene and its co-products to take advantage of the relative costs of heavy liquids and NGLs. Although the prices of these raw materials are generally related to crude oil and natural gas prices, during specific periods the relationships among these materials and benchmarks may vary significantly.

The following table shows the average U.S. benchmark prices for crude oil and natural gas for the applicable three-year period, as well as benchmark U.S. sales prices for ethylene and propylene, which Lyondell produces and sells or consumes internally. The benchmark weighted average cost of ethylene production, which is reduced by co-product revenues, is based on CMAI’s estimated ratio of heavy liquid raw materials and NGLs used in U.S. ethylene production and is subject to revision.

	Average Benchmark Price for the Year and Percent Change Versus Prior Year Average
	2007	Percent Increase	2006	Percent Increase (Decrease)	2005
Crude oil – dollars per barrel	72.23	9%	66.03	17%	56.44
Natural gas – dollars per million BTUs	6.81	4%	6.53	(14)%	7.58
NWE naphtha – dollars per barrel	75.91	21%	62.72	19%	52.79
Weighted average cost of ethylene production – cents per pound	37.98	22%	31.05	5%	29.58
Ethylene – cents per pound	48.75	1%	48.08	9%	44.21
Propylene – cents per pound	50.41	10%	45.83	12%	40.75

For crude oil, the table above reflects the average quoted price for West Texas Intermediate (“WTI”) crude oil. During the first half of 2007, the WTI crude oil price was lower relative to other benchmark crude oil prices, such as Brent crude oil, and, therefore, was not indicative of the rate of increase in crude oil-based raw material costs. As a result, the benchmark price of Northwest Europe (“NWE”) naphthas, which is representative of trends in certain market prices, is included in the table above. Prices for WTI crude oil realigned with other benchmark crude oil prices during the latter half of 2007. WTI crude oil prices increased from $58 per barrel in early January 2007, to $96.01 per barrel at the end of December 2007.

Similarly, while natural gas prices were relatively stable, ethane prices rose significantly during 2007, reaching record levels. These increases were indicative of the pressure on the cost of Lyondell’s raw materials, both crude oil-based and NGL-based.

Although benchmark crude oil prices decreased late in 2006, benchmark crude oil prices averaged higher in 2006 compared to 2005. Natural gas prices, which affect energy costs in addition to NGL-based raw materials, averaged lower in 2006 compared to 2005. Despite the 2006 decrease in natural gas prices, NGL-based raw material prices averaged higher in 2006 than in 2005. As a result, raw material costs averaged higher in 2006 compared to 2005.

During 2007 compared to 2006, Lyondell’s chemicals segment experienced lower profitability as sales price increases for ethylene and its co-products failed to keep up with higher average raw material costs. The impact of the lower ethylene product margins overwhelmed improvements in the underlying operating results of ethylene derivatives and PO and derivatives, which primarily reflected higher product margins. Styrene operating results reflected the effects of lower product margins. Results for 2007 were also negatively affected by $18 million of charges related to commercial disputes and higher incentive compensation expense related to the acquisition, while 2006 results included the pretax charge of $106 million related to impairment of the net book value of the idled Lake Charles, Louisiana ethylene facility.

Chemicals segment operating results for 2006 compared to 2005 primarily reflected the benefits of higher sales prices for ethylene products, including significantly higher ethylene co-product sales prices, which substantially offset higher costs, primarily higher raw material costs. Operating results for styrene were comparable, while operating results for PO and derivatives reflected the negative effects of outages related to equipment installation at one of Lyondell’s U.S. MTBE plants.

Results for 2006 included the pretax charge of $106 million related to impairment of the net book value of the idled Lake Charles, Louisiana ethylene facility.

The following table sets forth chemicals segment sales and other operating revenues, operating income and selected product sales volumes.

	For the year ended December 31,
Millions of dollars	2007	2006	2005
Sales and other operating revenues	$14,664	$14,614	$13,910
Operating income	688	1,010	1,228

Sales volumes, in millions
Ethylene and derivatives (pounds)	11,559	11,599	11,629
Intersegment sales to polymers included above (pounds)	5,309	5,113	5,211
Other ethylene derivatives included above (pounds)	2,256	2,022	1,952
Ethylene co-products:
Non-aromatics (pounds)	7,819	8,247	7,749
Aromatics (gallons)	354	358	412
PO and derivatives (pounds)	3,237	3,193	3,236
Co-product styrene (pounds)	3,914	4,248	3,885

Revenues—Lyondell’s chemicals segment revenues of $14,664 million in 2007 were comparable to revenues of $14,614 million in 2006. Higher average sales prices in 2007 for most products in the chemicals segment were substantially offset by lower sales volumes for ethylene co-products and styrene. The lower 2007 ethylene co-product sales volumes reflected a shift by Lyondell from heavy liquids raw materials to increased use of NGL-based raw materials in ethylene production during 2007. The use of NGL-based raw materials results in lower volumes of ethylene co-product production per pound of ethylene production.

Revenues of $14,614 million in 2006 increased 5% compared to revenues of $13,910 million in 2005, primarily due to higher average sales prices. As noted in the table below, benchmark ethylene co-product sales prices averaged higher in 2007 compared to 2006 and, in 2006 compared to 2005, benchmark sales prices for ethylene, propylene and benzene averaged higher.

	Average Benchmark Price for the Year and Percent Change Versus Prior Year Average
	2007	Percent Increase	2006	Percent Increase	2005
Ethylene – cents per pound	48.75	1%	48.08	9%	44.21
Propylene – cents per pound	50.41	10%	45.83	12%	40.75
Benzene – cents per gallon	361.67	11%	326.33	13%	289.88

Operating Income—The chemicals segment had operating income of $688 million in 2007 compared to $1,010 million in 2006. In 2007 compared to 2006, the underlying operations of the chemicals segment primarily reflected the negative effects of higher raw material costs on margins for ethylene-related products. In 2007 the underlying operations for PO and PO derivatives were higher compared to 2006 as a result of higher product margins in 2007. Styrene results were lower in 2007 compared to 2006. Operating results for 2007 included net charges of $18 million related to commercial disputes, as well as higher compensation expense as a result of the increase in Lyondell’s common stock price in 2007. Operating results in 2006 were negatively affected by a $106 million impairment charge related to the Lake Charles, Louisiana ethylene facility.

Lyondell’s chemicals segment had operating income of $1,010 million in 2006 compared to $1,228 million in 2005. Operating results for 2006 included an impairment charge of $106 million related to the Lake Charles, Louisiana ethylene facility. Operating income in 2006 reflected higher raw material costs for ethylene and derivatives, partly offset by higher average sales prices including significantly higher ethylene co-product sales prices. Operating results for PO and derivatives were negatively affected in 2006 by outages resulting from equipment installation at one of Lyondell’s U.S. MTBE plants (see “Fuels Segment” below), while styrene operating results were comparable in 2006 and 2005.

Fourth Quarter 2007 versus Third Quarter 2007—The chemicals segment had operating income of $85 million in the fourth quarter 2007 compared to $166 million in the third quarter 2007. Fourth quarter 2007 operating results primarily reflected lower product margins for ethylene and its co-products due to higher raw material costs and the effects of an extended maintenance turnaround at an ethylene plant, which contributed to 11% lower sales volumes for ethylene and its derivatives and 6% lower sales volumes for co-products. Fourth quarter 2007 operating results for PO & its derivatives were lower reflecting lower product margins compared to the third quarter 2007.

Polymers Segment

The polymers segment includes polyethylene, including high density polyethylene (“HDPE”), low density polyethylene (“LDPE”) and linear low density polyethylene (“LLDPE”), and polypropylene.

U.S. domestic and export market demand for polyethylene increased an estimated 3.2% in 2007 compared to 2006 and 6.1% in 2006 compared to 2005. During 2007, polyethylene markets experienced strong export demand growth, while domestic demand was relatively unchanged compared to 2006.

During 2007 compared to 2006, higher profitability in the polymers segment reflected lower raw material costs, which offset polyethylene sales prices that averaged slightly lower compared to 2006. In 2006 compared to 2005, polymers segment results improved as average polyethylene sales prices increased more than the average price of ethylene.

The following table sets forth the polymers segment’s sales and other operating revenues, operating income and product sales.

	For the year ended December 31,
Millions of dollars	2007	2006	2005
Sales and other operating revenues	$3,495	$3,424	$3,110
Operating income	155	137	52

Sales volumes, in millions
Polyethylene (pounds)	5,357	5,171	4,971
Polypropylene (pounds)	245	260	273

Revenues—Revenues of $3,495 million in 2007 were 2% higher compared to revenues of $3,424 million in 2006. The increase in revenues in 2007 was primarily due to the effect of 7% higher sales volumes, which was substantially offset by lower average sales prices. The continued strength in the export market during 2007 contributed to the increase in sales volumes compared to 2006.

Revenues of $3,424 million in 2006 increased 10% compared to revenues of $3,110 million in 2005, reflecting the effects of higher average sales prices. Sales volumes in the 2006 and 2005 periods were comparable.

Operating Income—The polymers segment had operating income of $155 million in 2007 compared to $137 million in 2006. The $18 million increase in 2007 operating results reflected higher product margins as lower raw material costs and the effects of higher sales volumes offset the combined effect of lower average sales prices for polyethylene, higher compensation expense and costs related to unscheduled maintenance.

Operating income was $137 million in 2006 compared to $52 million in 2005. The $85 million increase reflected higher product margins, as average sales prices increased more than raw material costs.

Fourth Quarter 2007 versus Third Quarter 2007—The polymers segment had operating income of $56 million in the fourth quarter 2007 compared to $62 million in the third quarter 2007. Higher raw material costs in the fourth quarter 2007 were not offset by the effects of higher average sales prices, resulting in a decrease of $6 million in fourth quarter 2007 results compared to the third quarter 2007. Although export sales volumes remained strong in the fourth quarter 2007 compared to the third quarter 2007, overall sales volumes in the fourth quarter 2007 decreased 7%.

Fuels Segment

Overview—The fuels segment includes refined petroleum products produced by Houston Refining, as well as gasoline blending components, such as MTBE and ETBE and alkylate. Prior to Lyondell’s acquisition of the remaining interest in Houston Refining on August 16, 2006, Lyondell’s fuels segment operations included its joint venture ownership interest in Houston Refining, which Lyondell accounted for using the equity method. A separate discussion of the refining operations based on the operating results of Houston Refining on a 100% basis (see Notes 4 and 10 to the Consolidated Financial Statements) follows the fuels segment discussion.

Strong gasoline markets during 2006 and 2007 benefited refining margins and margins for other gasoline blending components. The combined benchmark refining margins for WTI 2-1-1 and WTI-Maya in 2007 were unchanged compared to 2006. Refiners experienced tight supply and demand conditions in 2006 and 2005.

Fuels segment operating results in 2007 compared to 2006 benefited from stronger margins for ETBE and MTBE and Lyondell’s increased ownership of and higher profitability from refining operations compared to 2006, which included the $176 million pretax charge, representing Lyondell’s proportionate share of the previous crude supply contract termination cost.

Fuels segment operating results for 2006 compared to 2005 were negatively affected by significantly lower MTBE product margins and unplanned outages associated with the installation of iso-octene production capability at one of Lyondell’s U.S. MTBE plants. MTBE margins in 2006 declined from the strong post-hurricane levels experienced in 2005. The refining operation’s results in 2006 compared to 2005 reflected the benefits of the increased ownership and the new market-based crude oil contract for the last five months of 2006, ongoing tight supply and demand conditions and more reliable operations. Results in 2006 included the $176 million charge, representing Lyondell’s share of the $300 million charge related to the termination of the previous crude supply contract. Refining operations in 2005 were negatively affected by a shutdown in preparation for the hurricane and subsequent problems in re-starting operations.

In late March 2008, Houston Refining began unscheduled maintenance on its fluid catalytic cracking unit, which is expected to return to service in mid April 2008. The refinery will operate at reduced rates during the outage.

The following table sets forth the fuels segment’s sales and other operating revenues, operating income, income from equity investment in Houston Refining (prior to August 16, 2006) and sales volumes for certain gasoline blending components. See the discussion of “Refining Operations” below for refining sales volumes and operating results of Houston Refining on a 100% basis.

	For the year ended December 31,
Millions of dollars	2007	2006	2005
Sales and other operating revenues	$13,447	$5,125	$2,025
Operating income	1,360	684	333
Income from equity investment in Houston Refining	—	73	123

Sales volumes, in millions
Gasoline blending components – MTBE/ETBE (gallons)	1,175	942	985

Revenues—The fuels segment had revenues of $13,447 million in 2007, $5,125 million in 2006 and $2,025 million in 2005. The increases over the three-year period were primarily due to the consolidation of Houston Refining prospectively from August 16, 2006, which added $8,485 million to 2007 revenues and $2,849 million to 2006 revenues. The remaining $2,686 million increase in 2007 compared to 2006 was due to higher sales prices and a 25% increase in gasoline blending components (MTBE and ETBE) sales volumes. Higher average sales prices for gasoline blending components in 2006 were partially offset by the effect of 4% lower sales volumes that resulted from the outages at one of Lyondell’s U.S. MTBE plants described below.

Operating income—The fuels segment had operating income of $1,360 million in 2007, $684 million in 2006 and $333 million in 2005. The increases over the three-year period were primarily due to the consolidation of Houston Refining prospectively from August 16, 2006, which added $852 million and $383 million to operating income in 2007 and 2006, respectively. The remaining increase in operating income in 2007 was primarily due to higher margins for gasoline blending components, which reflected higher average sales prices that more than offset higher raw material costs and the effects of the 25% increase in sales volumes compared to 2006. The remaining decrease in 2006 operating results was primarily due to significantly lower margins for gasoline blending components compared to the high, hurricane-affected levels experienced in 2005 and the effects of planned and unplanned outages associated with the installation of equipment at one of Lyondell’s U.S. MTBE plants to enable future iso-octene production including lower 2006 sales volumes.

Fourth Quarter 2007 versus Third Quarter 2007—The fuels segment had operating income of $233 million in the fourth quarter 2007 compared to $301 million in the third quarter 2007. The decrease was primarily due to seasonally lower product margins for gasoline blending components and the effects of insurance settlements in the third quarter 2007. Operating results for the third and fourth quarters of 2007 included insurance settlements of $30 million and $3 million, respectively, related to the 2005 Hurricane Rita claim. The underlying operations of the refining business were relatively unchanged in the fourth quarter 2007 as the effects of lower aromatics and lubes margins were offset by the effect of 3% higher crude processing rates. Total crude oil processing rates averaged 279,000 barrels per day in the fourth quarter 2007 compared to 271,000 barrels per day in the third quarter 2007.

Income from Equity Investment in Houston Refining—Prior to Lyondell’s August 16, 2006 purchase of CITGO’s 41.25% interest in Houston Refining, Lyondell’s income from its equity investment in Houston Refining was $73 million in 2006 and $123 million in 2005. Houston Refining’s 2006 operating results included a $300 million charge related to termination of Houston Refining’s previous crude supply contract and an $8 million charge representing reimbursement of legal fees and expenses that had been paid by Lyondell on behalf of Houston Refining. Lyondell’s 58.75% share of these charges was $176 million and $5 million, respectively. See Note 8 to the Consolidated Financial Statements.

Refining Operations—The following discussion of the fuels segment’s refining operations is based on the operating results of Houston Refining on a 100% basis, using the LIFO basis of accounting for inventory.

Houston Refining produces refined petroleum products, including gasoline, ultra low sulfur diesel, jet fuel, aromatics and lubricants. PDVSA Petróleo, S.A. (“PDVSA Oil”) supplies heavy, high sulfur Venezuelan crude oil to Houston Refining under a long-term contract (see Note 8 to the Consolidated Financial Statements). Under both the former crude supply agreement (“CSA”) and the current crude oil contract, the refining segment purchases 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of its rated crude oil refining capacity of 268,000 barrels per day. Houston Refining generally purchases the balance of its crude oil requirements on the spot market. Profit margins on spot market crude oil historically were more volatile and, in recent years, were higher than margins on CSA crude oil. The pricing under the new crude oil contract is market based.

The following table sets forth Houston Refining’s sales and other operating revenues, net income, sales volumes for refined products, crude processing rates for the periods indicated and benchmark refining margins.

	For the year ended December 31,
Millions of dollars	2007	2006	2005
Sales and other operating revenues	$10,492	$8,858	$6,741
Operating income	852	528	232

Thousands of barrels per day
Refined products sales volumes:
Gasoline and components	127	113	104
Diesel and heating oil	83	90	80
Jet fuel	19	16	13
Aromatics	8	7	8
Other refined products	122	117	86

Total refined products sales volumes	359	343	291

Crude processing rates	261	270	217

Market margins - $ per barrel
WTI – 2-1-1	$12.80	$10.70	$10.99
WTI Maya	12.49	14.86	15.65

Total	$25.29	$25.56	$26.64

Revenues—Revenues of $10,492 million in 2007 were 18% higher compared to revenues of $8,858 million in 2006. The increase in revenues in 2007 was due to the effects of higher average refined product sales prices and 5% higher sales volumes driven largely by stronger transportation fuel markets. Total crude processing rates were 3% lower in 2007 compared to 2006 due to a first quarter 2007 planned maintenance turnaround.

Revenues of $8,858 million in 2006 were 31% higher compared to revenues of $6,741 million in 2005. The increase in revenues in 2006 was due to the effect of higher average refined product sales prices, driven largely by higher crude oil prices, and the effect of 18% higher sales volumes. The higher sales volumes reflected the 24% higher crude processing rates compared to 2005, which was negatively affected by the third quarter Gulf Coast hurricanes and the subsequent problems restarting production as well as second quarter 2005 maintenance activity and equipment failures.

Operating Income—Houston Refining’s operating income was $852 million in 2007 compared to $528 million in 2006. Operating results for 2006 included the pretax charge of $300 million related to the termination of the CSA with PDVSA. Underlying operating results in 2007 reflected the benefit from higher margins realized under the new crude oil contract for the full year compared to five months in 2006, partly offset by the $140 million estimated effect of the planned maintenance turnaround in the first quarter 2007. In addition, results in 2007 included insurance settlements totaling $33 million related to the 2005 Hurricane Rita claim.

Houston Refining had operating income of $528 million in 2006 compared to $232 million in 2005. Operating results in 2006 included the $300 million pretax charge related to the termination of the CSA. The underlying operations in 2006 benefited from the effect of the new market-based crude oil contract as well as from higher crude oil margins and crude processing rates compared to 2005, which was negatively affected by planned and unplanned outages, the third quarter Gulf Coast hurricanes and subsequent problems restarting operations.

FINANCIAL CONDITION

The following operating, investing and financing activities reflect transactions related to the acquisition of Lyondell by LyondellBasell Industries on December 20, 2007 and the consolidation of Houston Refining prospectively from August 16, 2006.

Operating, investing and financing activities of continuing operations for the combined Predecessor and Successor periods of 2007, which are discussed below, are presented in the following table:

	Successor	Predecessor	Combined	Predecessor
	For the period from December 21 through	For the period from January 1 through
	December 31,	December 20,	For the year ended December 31,
Millions of dollars	2007	2007	2007	2006	2005
Source (use) of cash:
Operating activities	$(274)	$2,056	$1,782	$1,180	$1,519
Investing activities	(157)	(292)	(449)	(2,854)	111
Financing activities	(150)	(2,224)	(2,374)	1,525	(1,669)

Operating Activities—Operating activities of continuing operations provided cash of $1,782 million in 2007, $1,180 million in 2006 and $1,519 million in 2005. The $602 million increase in 2007 compared to 2006 primarily reflected the net benefits from consolidating the operating cash flows of Houston Refining for a full year and from lower utilization of cash to fund the main components of working capital – accounts receivable and inventory, net of accounts payable, which were offset by the effects of higher cash payments as reflected in “Other, net.” Part of the increase in these cash payments, primarily for income taxes, interest, maintenance turnaround costs and pension funding, was attributable to consolidating Houston Refining as well as to the increase in debt related to the acquisition of CITGO’s 41.25% interest in Houston Refining. In addition, the 11-day Successor period in 2007 included $238 million of change-in-control cash payments, resulting from the acquisition of Lyondell by LyondellBasell Industries.

Changes in the main components of working capital provided cash of $1,018 million in 2007 and used cash of $408 million in 2006. The cash provided by the main components of working capital in 2007 was primarily due to a $346 million net decrease in accounts receivable and a $721 million net increase in accounts payable. In connection with the acquisition of Lyondell by LyondellBasell Industries, on December 20, 2007, Lyondell entered into a new $1,150 million, five-year, Accounts Receivable Securitization Facility, and repaid and terminated its previous $150 million LCC and $600 million Equistar Chemicals, LP (“Equistar”) accounts receivable sales facilities. The balance of Lyondell’s accounts receivable sold under the new facility was $1,000 million at December 31, 2007 compared to $100 million at December 31, 2006 under the previous facilities. The increased utilization of the Accounts Receivable Securitization Facility was primarily related to the financing of the acquisition. The remaining increase in accounts receivable reflected higher sales volumes and prices in December 2007 compared to December 2006, while the increase in accounts payable primarily reflected higher prices for raw materials in comparing the same periods.

The $339 million decrease in cash flow from operating activities in 2006 compared to 2005 was primarily due to a net increase in the main components of working capital in 2006, which used cash of $408 million compared to a net decrease in 2005 that provided cash of $60 million. The negative comparative cash flow effect of the main components of working capital was partly offset by the effect of higher net income in 2006, including the effect of consolidating Houston Refining effective August 16, 2006, which increased 2006 net income by approximately $150 million.

The net increase in working capital in 2006 was primarily due to increases of $234 million and $136 million in inventory and accounts receivable, respectively, and a $38 million decrease in accounts payable. A significant portion of the increase in inventory was due to higher volumes of water-borne cargos in transit at December 31, 2006 compared to December 31, 2005 and the effect of the conversion to provide iso-octene production flexibility at a U.S. MTBE facility. The increase in accounts receivable reflected the effects of a $175 million decrease in the outstanding amount of accounts receivable sold under the accounts receivable sales facilities partly offset by a decrease in Houston Refining accounts receivable due to a decrease in product sales prices from the date of acquisition to December 31, 2006. The decrease in accounts payable is also related to Houston Refining and reflects a decrease in the price of crude oil from the date of acquisition to December 31, 2006.

In addition, prior to January 2006, discounts were offered to certain customers for early payment for product. As a result, some receivable amounts were collected in December 2005 and 2004 that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, related to receivables from Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”), which was considered a related party through December 20, 2007 (see Note 7 to the Consolidated Financial Statements).

Operating activities of discontinued operations used cash of $119 million in 2007 and provided cash of $42 million in 2006 and $75 million in 2005. The use of cash in 2007 was primarily due to increases in working capital and lower operating results.

Investing Activities—Investing activities of continuing operations used cash of $449 million in 2007 and $2,854 million in 2006, and provided cash of $111 million in 2005. The cash used in 2007 included the effects of transactions related to the LyondellBasell Industries acquisition of Lyondell, while the use of cash in 2006 primarily reflected the Lyondell acquisition of CITGO’s 41.25% share of Houston Refining for $2,505 million.

In connection with the December 20, 2007 acquisition of Lyondell by LyondellBasell Industries, Lyondell sold certain non-U.S. subsidiaries to the Basell Group for net cash proceeds of $592 million and $668 million of debt payable to Lyondell by one of the subsidiaries. Lyondell made advances to the Basell Group of $166 million under a loan agreement maturing in 2014 and $135 million pursuant to a current account agreement with the Basell Group (see Note 7 to the Consolidated Financial Statements). Other investing activities included capital expenditures of $517 million, $94 million of tax reimbursements to CITGO related to the August 16, 2006 acquisition of CITGO’s 41.25% share of Houston Refining and $97 million of payments to discontinued operations primarily to fund working capital increases.

In 2006, Lyondell purchased CITGO’s 41.25% interest in Houston Refining, making cash payments of $2,558 million, less cash acquired of $53 million. The cash payments of $2,558 million consisted of: $1,629 million for the acquisition of the 41.25% interest in Houston Refining, the acquisition of working capital of $145 million, $445 million to repay and terminate Houston Refining’s $450 million term loan facility, including accrued interest of $4 million, $39 million to repay a loan payable to CITGO, including $4 million of accrued interest, and $300 million related to the termination of the previous crude supply agreement. As part of the transaction, Houston Refining and PDVSA Oil terminated the previous crude supply agreement and entered into a new crude oil contract. See “Financing Activities” below for related financing activities and “Liquidity and Capital Resources” for a description of the new crude oil contract.

The cash provided in 2005 primarily reflected net payments and distributions from the inorganic chemicals business of $269 million related to the repatriation of earnings of non U.S. subsidiaries. See discussion of discontinued operations below.

The following table summarizes capital expenditures and capital-related contributions to joint ventures as well as 2008 planned capital spending for continuing operations.

Millions of dollars	Plan 2008	2007	2006	2005
Capital expenditures by segment:
Chemicals, including contributions to PO Joint Ventures	$193	$326	$231	$194
Polymers	22	19	19	12
Fuels, including Houston Refining on a 100% basis	205	210	253	181
Other	8	9	5	5

Total capital expenditures by segment on a 100% basis	428	564	508	392

Less:
Houston Refining – through August 15, 2006	—	—	140	176
Contributions to PO Joint Ventures	8	47	22	20

Consolidated capital expenditures of Lyondell’s continuing operations	$420	$517	$346	$196

The higher 2007 and 2006 capital expenditure levels primarily reflected spending for environmental and regulatory requirements, base plant support, projects to improve manufacturing efficiency and projects directed toward profit enhancement. The lower 2008 planned capital expenditures reflect lower spending for projects related to profit enhancement and regulatory requirements.

During 2006 and 2005, Lyondell made cash contributions of $64 million and $128 million, respectively, to and received $117 million and $183 million, respectively, of cash distributions in excess of earnings from Houston Refining. The lower level of activity in 2006 was due to Lyondell’s consolidation of Houston Refining effective on August 16, 2006.

Net cash provided by investing activities in 2007 included the $1,089 million of net cash proceeds from the sale of Lyondell’s worldwide inorganic chemicals business, which were used to reduce debt. See Note 4 to the Consolidated Financial Statements and “Financing Activities” below.

Investing activities of discontinued operations provided cash of $82 million in 2007 and used cash of $14 million in 2006 and $322 million in 2005. During the 2007 period, funds received from continuing operations increased $57 million, while capital expenditures of discontinued operations decreased $38 million compared to the 2006 period. The cash used in 2005 primarily reflected $269 million of payments and distributions to affiliates included in the continuing operations of Lyondell. See discussion of continuing operations above.

Financing Activities—Financing activities of continuing operations used cash of $2,374 million in 2007, provided cash of $1,525 million in 2006 and used cash of $1,669 million in 2005. The cash used in 2007 primarily reflected the acquisition of Lyondell by LyondellBasell Industries and the related repayment of long-term debt. The cash provided in the 2006 period primarily reflected borrowing to finance Lyondell’s purchase of CITGO’s 41.25% interest in Houston Refining, partly offset by repayments of debt. Cash used by financing activities in 2005 primarily reflected prepayment of long-term debt.

On December 20, 2007, in connection with the acquisition of Lyondell by LyondellBasell Industries, Lyondell and other subsidiaries of the Basell Group entered into a Senior Secured Credit Facility, including a six-year $2,000 million term loan A facility due 2013, a seven-year $7,550 million and €1,300 million term loan B facility due 2014 and a six-year $1,000 million multicurrency revolving credit facility due 2013. Lyondell received net proceeds of $1,478 million and $7,361 million, respectively, under the A and B term loan facilities.

Also on December 20, 2007, Lyondell entered into a five-year $1,150 million Accounts Receivable Securitization Facility, and together with a subsidiary of the Basell Group entered into a five-year $1,000 million senior secured inventory-based credit facility, both of which mature in December 2012. At December 31, 2007, Lyondell had $100 million outstanding under the senior secured inventory-based revolving credit facility and $1,000 million of sold accounts receivable outstanding under the Accounts Receivables Securitization Facility.

On December 20, 2007, Lyondell also received proceeds of $7,166 million and $717 million, respectively, from the Basell Group pursuant to a loan agreement that matures in 2014 and a credit line under a current account agreement with the Basell Group.

Borrowings under these new facilities were used to acquire the outstanding shares of Lyondell common stock and other equity instruments for $11,371 million, retire certain indebtedness of Lyondell and its subsidiaries, as discussed below, and pay related fees and expenses of $305 million. Borrowings under the revolving credit facility may also be used for general corporate purposes.

On December 20, 2007, Lyondell retired $1,753 million principal amount outstanding under its $2.65 billion senior secured term loan and terminated its then-existing senior secured credit facility, including the term loan and a $1,055 million revolving credit facility, repaid $300 million principal amount outstanding under its then-existing $400 million Equistar inventory-based revolving credit facility and terminated that facility. Lyondell also terminated its previous $150 million LCC accounts receivable sales facility and $600 million Equistar accounts receivable sales facility.

Pursuant to tender offers, Lyondell also repaid the following LCC and Equistar notes in December 2007 in the indicated principal amounts, totaling $3,978 million, and paid premiums totaling $489 million:

•	$899 million of LCC’s 8.25% Senior Unsecured Notes due 2016,

•	$872 million of LCC’s 8% Senior Unsecured Notes due 2014,

•	$510 million of LCC’s 6.875% Senior Unsecured Notes due 2017,

•	$324 million of LCC’s 10.5% Senior Secured Notes due 2013,

•	$585 million of Equistar’s 8.75% Notes due 2009,

•	$396 million of Equistar’s 10.625% Senior Notes due 2011, and

•	$392 million of Equistar’s 10.125% Senior Notes due 2008.

In 2008, Lyondell called and repaid the remaining $31 million principal amount due under these notes that was not tendered, and paid premiums totaling $2 million.

In conjunction with the tender offers, on December 5, 2007, Lyondell obtained consents from holders of the tendered notes to effect certain proposed amendments to the indentures governing the notes, including the elimination of substantially all the restrictive covenants.

In 2007, prior to and as a result of the pending acquisition of Lyondell by LyondellBasell Industries, Lyondell repaid $106 million principal amount of the Millennium Chemicals Inc. (“Millennium”) 4% Senior Convertible Debentures using a combination of Lyondell common stock and cash valued at $380 million. Pursuant to the indenture governing the Debentures, the Debentures were convertible at a conversion rate of 75.7633 Lyondell shares of common stock per one thousand dollar principal amount of the Debentures. The remaining $44 million principal amount of the Debentures outstanding at December 31, 2007 was converted into cash of $158 million and paid in January 2008.

Also during 2007, Lyondell repaid $278 million principal amount of LCC’s 11.125% Senior Secured Notes due 2012, paying premiums totaling $18 million, and $18 million principal amount of the $2.65 billion LCC term loan due 2013. Lyondell also obtained consents to a proposed amendment of a restrictive provision of the indenture related to its 10.5% Senior Secured Notes due 2013, which required Lyondell to refinance subordinated debt with new subordinated debt. The amendment permitted the refinancing of subordinated debt with senior debt. As a result, Lyondell issued $510 million principal amount of LCC 6.875% Senior Unsecured Notes due 2017, paying debt issuance costs of $8 million, and repaid, at par, the outstanding $500 million principal amount of LCC’s 10.875% Senior Subordinated Notes due 2009.

In 2007, Equistar also repaid $300 million principal amount of its 10.125% Senior Notes due 2008 and $300 million principal amount of its 10.625% Senior Notes due 2011, paying premiums totaling $32 million. Also during 2007, Millennium repaid the remaining $373 million principal amount of its 9.25% Senior Notes due 2008, paying a premium of $13 million, and $4 million principal amount of its 7.625% Senior Debentures due 2026.

In January 2007, Occidental Chemical Holding Corporation (“OCHC”), a subsidiary of Occidental Petroleum Corporation, notified Lyondell that it was exercising the warrant held by OCHC for the purchase of 5 million shares of Lyondell common stock for $25 per share. The terms of the warrant provided that Lyondell could elect to net settle the exercise by delivering that number of shares of Lyondell common stock having a market value equal to the difference between the exercise price and the market price. In February 2007, pursuant to the terms of the warrant, OCHC received a net payment of 682,210 shares of Lyondell common stock, having a value of $20 million. Subsequently, OCHC sold its remaining shares of Lyondell common stock.

During August 2006, LCC entered into a senior secured credit facility that included a $2.65 billion, seven-year term loan and an $800 million, five-year revolving credit facility, incurring transaction costs of $43 million. The purchase of CITGO’s 41.25% interest in Houston Refining was financed with $2,601 million of the proceeds of the term loan. The $800 million, five-year revolving credit facility replaced LCC’s then-existing $475 million senior secured revolving credit facility and Houston Refining’s then-existing $150 million senior secured revolving credit facility. In September 2006, LCC increased the amount under the revolving credit facility from $800 million to $1,055 million and reduced the then-current interest rate on the term loan from London Interbank Offered Rate (“LIBOR”) plus 2% to LIBOR plus 1.75%.

In September 2006, LCC issued $875 million of 8% Senior Unsecured Notes due 2014 and $900 million of 8.25% Senior Unsecured Notes due 2016, incurring transaction costs of $36 million. Lyondell used the net proceeds to repay $875 million of the seven-year term loan and to purchase the remaining $849 million principal amount of LCC’s 9.625% Senior Secured Notes, Series A, due 2007, paying a premium of $20 million. In December 2006, Lyondell called and purchased the remaining $430 million principal amount of LCC’s 9.5% Senior Secured Notes due 2008 and paid a premium of $10 million.

Also, in 2006, Equistar repaid the $150 million of 6.5% Notes outstanding, which matured in February 2006; Millennium purchased $158 million principal amount of its 7% Senior Notes due 2006, paying a premium of $2 million, and $85 million principal amount of 9.25% Senior Notes due 2008, paying a premium of $5 million; and LCC purchased $50 million principal amount of 9.625% Senior Secured Notes, Series A due 2007, paying a premium of $2 million. During 2005, LCC prepaid: $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005. Also in 2005, Millennium purchased $342 million principal amount of its 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026, paying total premiums of $10 million.

During the two-year period ended December 31, 2006, LCC amended and subsequently replaced its senior secured revolving credit facility, and amended its indentures and its then-existing accounts receivable sales facility; Equistar amended its then-existing inventory-based revolving credit facility and accounts receivable sales facility; and Millennium amended its then-existing $150 million senior secured revolving credit facilities, the previous credit facility and the indenture governing the 4% Convertible Senior Debentures.

Lyondell paid quarterly cash dividends of $0.225 per share of common stock totaling $229 million in 2007, $223 million in 2006 and $222 million in 2005.

Proceeds and related tax benefits from the exercise of stock options totaled $115 million in 2007, $34 million in 2006 and $48 million in 2005. The tax benefits of the options exercised during 2007, 2006 and 2005 were $53 million, $7 million and $16 million, respectively. As a result of the acquisition of Lyondell by LyondellBasell Industries, all outstanding options under Lyondell’s incentive plans vested and were cancelled in exchange for a cash payment of $109 million, which reflected the $48 per share merger consideration, less the exercise price of the options.

The repayment of debt upon the May 15, 2007 sale of the discontinued operations used cash of $99 million. In connection with the sale, Millennium repaid and terminated its revolving credit facilities of $125 million in the U.S., $25 million in Australia, €60 million in the U.K. and the term loan in Australia. The outstanding balances under the Australian term loan and the credit facility in the U.K. were $50 million and $49 million, respectively, at May 15, 2007.

Financing activities of discontinued operations provided cash of $23 million in 2007, used cash of $34 million in 2006 and provided cash of $89 million in 2005. During the 2007 period and prior to the May 15, 2007 sale of the worldwide inorganic chemicals business, $49 million was drawn on the €60 million credit facility in the U.K., while repayments included $20 million of the term loan in Australia and $6 million of other debt. The 2005 and 2006 activity primarily reflects borrowing of $100 million in 2005 under the Australian senior term loan and related repayments of $29 million in 2006.

Liquidity and Capital Resources—Total debt, including current maturities, under which Lyondell is the primary obligor was $17,772 million as of December 31, 2007. In addition, as a result of the December 20, 2007 acquisition of Lyondell by LyondellBasell Industries, Lyondell recognized in its financial statements $834 million of acquisition-related or push-down debt for which it is a guarantor, as described below, but is not the primary obligor (See notes 1 and 13). Current maturities of long-term debt at December 31, 2007 included the annual amortization of $71 million and $75 million, respectively, for Lyondell’s term loans A and B, $100 million principal amount outstanding under Lyondell’s inventory-based credit facility, $158 million of Millennium’s 4% Senior Convertible Debentures and $31 million of untendered debt that has been called and paid. Lyondell intends to reduce debt as market conditions permit.

LCC and certain of its subsidiaries, including Equistar and Millennium, are guarantors of certain of the Basell Group’s debt, including an $8,000 million Interim Loan, 8.375% High Yield Notes due 2015, comprising borrowings of $615 million and €500 million ($736 million), and amounts borrowed by the Basell Group under the Senior Secured Credit Facility, consisting of $500 million borrowed under term loan A and €1,287 million ($1,894 million) under term loan B. The Interim Loan, together with proceeds from other borrowings, was used to finance the acquisition. If not repaid prior to the 12 months tenure, the Interim Loan converts to a senior secured loan in December 2008 and is due December 2015. The Interim Loan bears interest at LIBOR plus a margin that increases by 0.5% for each three-month period beginning in June 2008. In addition, certain subsidiaries of LCC are guarantors under the senior secured inventory-based credit facility.

LCC also guarantees $150 million of Equistar debt, consisting of the 7.55% Debentures due 2026. The level of debt and the limitations imposed by current or future debt agreements, as further discussed below and in Note 15 to the Consolidated Financial Statements could have significant consequences on Lyondell’s business and future prospects.

Subsequent to the acquisition of Lyondell, LyondellBasell Industries manages the cash and liquidity of Lyondell and its other subsidiaries as a single group and a global cash pool. Substantially all of the group’s cash is managed centrally, with operating subsidiaries participating through an intercompany uncommitted revolving credit facility. The majority of the operating subsidiaries of LyondellBasell Industries, including Lyondell, have provided guarantees or collateral for the new debt of various LyondellBasell Industries subsidiaries totaling approximately $20 billion that was used primarily to acquire Lyondell. Accordingly, the major bond rating agencies have assigned a corporate rating to LyondellBasell Industries as a group relevant to such borrowings. Management believes this corporate rating is reflective of the inherent credit for Lyondell, as well as for the group as a whole.

In view of the interrelated nature of the credit and liquidity position of LyondellBasell Industries and its subsidiaries, and pursuant to Staff Accounting Bulletin Topic 5(j) of the Securities and Exchange Commission, Lyondell has recognized debt of $834 million for which it is not the primary obligor, but which it has guaranteed (the push-down debt), that was used in the acquisition of Lyondell by LyondellBasell Industries.

Lyondell’s consolidated balance sheet is levered and its available cash, access to additional capital and business and future prospects could be limited by its significant amount of debt and other financial obligations and the current condition of the capital markets. Lyondell requires a significant amount of cash to service its indebtedness, and its ability to generate cash will depend on future operating performance, which could be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond its control. In addition, Lyondell could be impacted by the operating performance and cash requirements of the subsidiaries of the Basell Group.

Lyondell’s near-term profitability, particularly in ethylene-related products, may continue to be impacted by the unpredictability of price movements in crude oil and other raw materials. Strong heavy crude refining and ETBE/MTBE margins should continue with the approaching 2008 summer driving season.

Subsequent to December 31, 2007, LyondellBasell Industries incurred costs associated with the closing of its acquisition of Solvay’s engineering plastics business and is expected to close the acquisition of Shell’s refinery at Berre, France on April 1, 2008. To ensure continuing financial flexibility on March 27, 2008, LyondellBasell Industries entered into a $750 million committed revolving line of credit with an affiliate of Access Industries. Borrowings under the line are available to Lyondell and a subsidiary of the Basell Group.

Additionally, operating cash flows have been reduced by a number of anticipated requirements, including the usual first quarter seasonality patterns such as annual rebate settlements and bonus payments, coupled with scheduled one-time compensation and other payments in connection with the acquisition of Lyondell by LyondellBasell Industries. First quarter operating cash flows have been further impacted by the unanticipated increase in raw material prices, which increased net working capital, and the somewhat weaker operating performance of Lyondell’s ethylene-related products business.

Lyondell believes that its cash balances, cash generated from operating activities, Lyondell’s ability to move cash among its wholly owned subsidiaries, funds from lines of credit and cash generated from funding under various liquidity facilities available to Lyondell through LyondellBasell Industries will be adequate to meet anticipated future cash requirements, including scheduled debt repayments, necessary capital expenditures, and ongoing operations.

On March 27, 2008, LyondellBasell Industries entered into a new senior unsecured $750 million, eighteen-month revolving credit facility, under which Lyondell and a subsidiary of the Basell Group are borrowers. The $750 million revolving credit facility is in addition to the existing credit facilities available to Lyondell and is provided to Lyondell by Access Industries Holdings, LLC, an affiliate of the Access Group (see “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of this Annual Report on Form 10-K). The revolving credit facility has substantially the same terms as the Senior Secured Credit Facility except that it is unsecured and is not guaranteed by the subsidiaries of LyondellBasell Industries, including Lyondell. As of March 28, 2008, there were no borrowings outstanding under the facility. At each borrower’s option, loans under the revolving credit facility bear interest until the first full fiscal quarter commencing on or after June 30, 2008, at rates equal to LIBOR plus 6% or the higher of the (i) federal funds rate plus 0.5% and (ii) prime rate, plus, in each case, 5%. Thereafter, interest rates will be adjusted, from time to time, based upon the First Lien Senior Secured Leverage Ratio as calculated at such time and as further described in the revolving credit facility.

In connection with the BASF Corporation lawsuit described in the “Litigation” section of Note 20 to the Consolidated Financial Statements, Lyondell posted appeal bonds, which are collateralized by a $200 million letter of credit issued under the inventory-based credit facility.

In April 2006, Lyondell was granted an arbitration award related to a commercial dispute with Bayer AG and Bayer Corporation (collectively, “Bayer”). The award, which has not been recognized in earnings, pertains to several issues related to the U.S. PO and PO technology joint ventures and included declaratory judgment in Lyondell’s favor concerning interpretation of the contract provisions at issue. Lyondell was awarded $121 million through June 30, 2005, plus interest and costs of arbitration. Post-judgment interest on the award continues to accrue. In August 2006, Lyondell filed a motion in federal district court in Texas to enforce the award, and Bayer subsequently filed motions and other proceedings to vacate or otherwise attack the arbitration award. These motions and proceedings are still pending.

As part of the Houston Refining acquisition, the previous crude supply agreement was terminated for a payment by Houston Refining to PDVSA of $300 million, and the parties entered into a new crude oil contract. The new crude oil contract, which provides for the purchase and supply of 230,000 barrels per day of heavy, high sulfur crude oil, extends through 2011 and year to year thereafter. The contract contains market-based pricing, which is determined using a formula reflecting published market indices. The pricing is designed to be consistent with published prices for similar grades of crude oil.

On September 1, 2008, Lyondell completed the sale of its TDI business, including production assets in Pont-du-Claix, France, related inventories, contracts, customer lists and intellectual property, receiving proceeds of $113 million (see Note 4 to the Consolidated Financial Statements).

On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and the assumption of certain liabilities directly related to the business. In conjunction with this transaction, Lyondell determined that the carrying value of goodwill associated with the inorganic chemicals business was impaired at December 31, 2006, resulting in a charge to Lyondell’s 2006 earnings and a reduction of the carrying value of the goodwill of $545 million. The inorganic chemicals business’ 2006 annual sales were approximately $1.4 billion and total assets at December 31, 2006 were $1.8 billion, of which $316 million was the remaining goodwill.

In November 2007, Moody’s Investors Service (“Moody’s”) lowered its ratings for LyondellBasell Industries to B1 to reflect the substantial amount of debt assumed by LyondellBasell Industries in its acquisition of Lyondell. At December 31, 2007, Lyondell had cash on hand of $370 million, which included $51 million of cash held by Millennium’s continuing operations and $60 million of cash held by Equistar. Total unused availability under various liquidity facilities available to Lyondell was $1,614 million as of December 31, 2007, after giving effect to a total minimum unused availability requirement of $100 million under the Accounts Receivable Securitization Facility and the senior secured inventory-based credit facility, and included the following:

•

$980 million under a $1,000 million senior secured multicurrency revolving credit facility, which matures in December 2013. Availability under the revolving credit facility is reduced to the extent of outstanding borrowings by Lyondell and its co-borrowers under the credit facility and outstanding letters of credit provided under the credit facility, which totaled $20 million as of December 31, 2007. Lyondell had no outstanding borrowings under the revolving credit facility at December 31, 2007.

•

$150 million under Lyondell’s $1,150 million Accounts Receivable Securitization Facility, which matures in December 2012. The agreement currently permits the sale of up to $1,150 million of total interest in domestic accounts receivable of LCC, Equistar and Houston Refining. The outstanding amount of accounts receivable sold under the Accounts Receivable Securitization Facility was $1,000 million at December 31, 2007.

•

$584 million in total under a five-year $1,000 million senior secured inventory-based credit facility of Lyondell and a subsidiary of the Basell Group, after giving effect to the borrowing base net of $316 million of outstanding letters of credit under the inventory-based credit facility as of December 31, 2007. The borrowing base is determined using a formula applied to inventory balances. Lyondell’s outstanding borrowing under the inventory-based credit facility at December 31, 2007 was $100 million.

LCC Debt and Accounts Receivable Securitization Facility—As noted above under “Financing Activities,” on December 20, 2007, Lyondell entered into a five-year $1,150 million Accounts Receivable Securitization Facility and together with other affiliates in the Basell Group entered into a Senior Secured Credit Facility and a five-year $1,000 million senior secured inventory-based credit facility. At the option of Lyondell, the Accounts Receivable Securitization Facility, and at the option of Lyondell and one of its affiliates in the Basell Group, the senior secured inventory-based credit facility, may be increased, provided that the total aggregate amount of increase in the Accounts Receivable Securitization Facility and the senior secured inventory-based credit facility does not exceed $600 million.

The Senior Secured Credit Facility, Accounts Receivable Securitization Facility, senior secured inventory-based credit facility and the Senior Secured Interim Loan contain restrictive covenants, including covenants that establish maximum levels of annual capital expenditures and require the maintenance of specified financial ratios by LyondellBasell Industries on a consolidated basis. These covenants, as well as debt guarantees, are described in Note 15 to Lyondell’s Consolidated Financial Statements. See “Effects of a Breach” below for discussion of the potential impact of a breach of these covenants.

Equistar Debt and Accounts Receivable Sales Facility—On December 20, 2007, Lyondell, entered into a five-year $1,150 million Accounts Receivable Securitization Facility. Concurrently, Equistar entered into a receivable sales agreement with Lyondell, which matures in December 2012. Also on December 20, 2007, Equistar, together with Lyondell and an affiliate of the Basell Group, entered into a five-year $1,000 million senior secured inventory-based credit facility, which matures in December 2012. See “LCC Debt and Accounts Receivable Sales Facility” section above for a description of these facilities.

The indenture governing Equistar’s 7.55% Notes due 2026 contains restrictive covenants. These covenants are described in Note 15 to Lyondell’s Consolidated Financial Statements.

Millennium Debt—Millennium’s indentures contain certain covenants; however Millennium is no longer prohibited from making certain restricted payments, including dividends to Lyondell, nor is it required to maintain financial ratios as a result of the repayment in June 2007 of its 9.25% Senior Notes due 2008. The remaining covenants are described in Note 15 to Lyondell’s Consolidated Financial Statements.

In connection with Lyondell’s acquisition by LyondellBasell Industries on December 20, 2007, Millennium amended the indenture governing its 4% Convertible Senior Debentures, as required, to reflect a conversion amount for each $1,000 principal amount of Debentures equal to the consideration to be issued in the acquisition to holders of Lyondell common stock; and pursuant to the indenture, the Debentures were convertible at a conversion rate of 75.7633 Lyondell shares per one thousand dollar principal amount of the Debentures. In 2007, prior to and as a result of the pending acquisition of Lyondell by LyondellBasell Industries, Millennium repaid $106 million principal amount of the Debentures using a combination of Lyondell common stock and cash valued at $380 million. The $44 million principal amount of the Debentures outstanding at December 31, 2007 was converted into cash of $158 million and paid in January 2008.

Millennium’s revolving credit facilities of $125 million in the U.S., $25 million in Australia and €60 million in the U.K. and term loan in Australia were variously secured by equity interests in and assets of Lyondell’s worldwide inorganic chemicals business. In May 2007, these facilities were repaid and terminated by Lyondell, as required, using proceeds of the sale of the inorganic chemicals business. See Note 4 to Lyondell’s Consolidated Financial Statements for debt of discontinued operations.

Joint Venture Debt—As part of the August 2006 purchase of CITGO’s 41.25% interest in Houston Refining, Houston Refining’s $450 million senior secured term loan facility, $150 million senior secured revolving credit facility and $35 million loan payable to CITGO were repaid and terminated. Houston Refining no longer has any debt to unaffiliated parties. As a result of the purchase, Houston Refining is a wholly owned subsidiary of Lyondell.

Effects of a Breach—A breach by LCC or any other obligor of the covenants or the failure to pay principal and interest when due under any of the Senior Secured Credit Facility, Interim Loan, Inventory-Based Credit Facility, Accounts Receivable Securitization Facility or other indebtedness of LCC or its affiliates could result in a default or cross-default under all or some of those instruments. If any such default or cross default occurs, the applicable lenders may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. In such circumstances, the lenders under the Senior Secured Credit Facility and the Inventory-Based Credit Facility also have the right to terminate any commitments they have to provide further borrowings, and the counterparties under the Accounts Receivable Securitization Facility may terminate further purchases of interests in accounts receivable and receive all collections from previously sold interests until they have collected on their interests in those receivables, thus reducing the entity’s liquidity. In addition, following such an event of default, the lenders under the Senior Secured Credit Facility and the Interim Loan and the counterparties under the Inventory-Based Credit Facility have the right to proceed against the collateral granted to them to secure the obligations, which in some cases includes Lyondell’s available cash. In certain situations to avoid a potential default, LCC may be required to make mandatory prepayments under related party loans. If the obligations under the Senior Secured Credit Facility, Interim Loan, Inventory-Based Credit Facility, Accounts Receivable Securitization Facility or any other material financing arrangement were to be accelerated, it is not likely that the obligors would have, or be able to obtain, sufficient funds to make these accelerated payments, and as a result LCC or one or more of its subsidiaries could be forced into bankruptcy or liquidation. In addition, if Lyondell were unable generally to pay its debts as they become due, PDVSA Oil would have the right to terminate its crude oil contract with Lyondell’s subsidiary Houston Refining. See “Lyondell’s crude oil contract with PDVSA Oil is subject to the risk of enforcing contracts against non-U.S. affiliates of a sovereign nation and political, force majeure and other risks.”

Off-Balance Sheet Arrangements—The Securities and Exchange Commission (“SEC”) has described various characteristics to identify contractual arrangements that would fall within the SEC’s definition of off-balance sheet arrangements. Lyondell is a party to a $1,150 million Accounts Receivable Securitization Facility, which matures in December 2012, that has some of those characteristics.

Pursuant to the facility, Lyondell sells, through a wholly owned bankruptcy remote subsidiary, on an ongoing basis and without recourse, interests in a pool of domestic accounts receivable to financial institutions participating in the facility. Lyondell is responsible for servicing the receivables. The amount of interests in the pool of receivables permitted to be sold is determined by formula. The agreement currently permits the sale of up to $1,150 million of total interest in the domestic accounts receivable of LCC, Equistar and Houston Refining. The Accounts Receivable Securitization Facility may, at the option of Lyondell, be increased by $600 million, which amount would decline by the increase in the inventory-based revolving credit facility. At December 31, 2007, the outstanding amount of receivables sold under the facility was $1,000 million. Accounts receivable in the consolidated balance sheets are reduced by the sales of interests in the pool.

The facility accelerates availability to the business of cash from product sales that otherwise would have been collected over the normal billing and collection cycle. The availability of the Accounts Receivable Securitization Facility provides one element of Lyondell’s ongoing sources of liquidity and capital resources. Upon termination of the facility, cash collections related to accounts receivable then in the pools would first be applied to the outstanding interests sold, but Lyondell would in no event be required to repurchase such interests. See Note 10 to the Consolidated Financial Statements for additional accounts receivable information.

Other obligations that do not give rise to liabilities that would be reflected in Lyondell’s balance sheet are described below under “Purchase Obligations” and “Operating Leases.”

Contractual and Other Obligations—The following table summarizes, as of December 31, 2007, Lyondell’s minimum payments for long-term debt, and contractual and other obligations for the next five years and thereafter.

Millions of dollars	Total	Payments Due By Period
		2008	2009	2010	2011	2012	Thereafter
Long-term debt	$9,889	$435	$147	$325	$301	$413	$8,268
Related party borrowings:
Related party borrowings of Lyondell	7,883	717	—	—	—	—	7,166
Push-down debt	834	—	—	—	—	—	834
Interest on long-term debt	5,652	820	797	781	751	725	1,778
Interest on related party borrowings:
Interest on related party borrowings of Lyondell	9,654	713	847	991	1,134	1,277	4,692
Push-down debt	1,124	83	99	115	132	149	546
Pension benefits:
PBO	1,515	109	102	103	103	111	987
Assets	(1,455)	—	—	—	—	—	(1,455)

Funded status	60
Other postretirement benefits	254	18	18	19	20	20	159
Advances from customers	175	37	28	26	23	10	51
Other	375	12	36	34	29	28	236
Deferred income taxes	3,884	77	60	204	230	246	3,067
Other obligations:
Purchase obligations	5,210	494	429	418	415	406	3,048
Operating leases	1,312	257	212	159	118	67	499

Total	$46,306	$3,772	$2,775	$3,175	$3,256	$3,452	$29,876

Long-Term Debt—Lyondell’s long-term debt includes credit facilities of Lyondell and the Basell Group and debt obligations of LCC, including obligations to affiliates of the Basell Group, as well as debt obligations of Lyondell’s wholly owned subsidiaries, Equistar and Millennium. See Note 15 to the Consolidated Financial Statements for a discussion of covenant requirements under the credit facilities and indentures and additional information regarding long-term debt.

Related Party Borrowings—Lyondell’s related party borrowings include obligations to affiliates of the Basell Group under which Lyondell is the primary obligor and $834 million of push-down debt for which Lyondell is not the primary obligor, but which it has guaranteed, and which was used by LyondellBasell Industries in the acquisition of Lyondell.

Interest—The long-term debt and related party debt agreements contain provisions for the payment of monthly, quarterly or semi-annual interest at a stated rate of interest over the term of the debt. These payment obligations, including interest on push-down debt for which Lyondell is not the primary obligor, are reflected in the table above. Lyondell does not anticipate that it will be required to fund all or part of the obligations related to push-down debt.

Pension Benefits—Lyondell maintains several defined benefit pension plans, as described in Note 18 to the Consolidated Financial Statements. At December 31, 2007, the projected benefit obligation for Lyondell’s pension plans, including Equistar and Millennium plans, exceeded the fair value of plan assets by $60 million. Subject to future actuarial gains and losses, as well as actual asset earnings, Lyondell, together with its consolidated subsidiaries, will be required to fund the $60 million, with interest, in future years. Lyondell’s pension contributions, including discontinued operations, were $264 million in 2007, $210 million in 2006 and $131 million in 2005. Required contributions for continuing operations are expected to be approximately $11 million in 2008. Estimates of pension benefit payments through 2012 are included in the table above.

Other Postretirement Benefits—Lyondell provides other postretirement benefits, primarily medical benefits to eligible participants, as described in Note 18 to the Consolidated Financial Statements. Other postretirement benefits are unfunded and are paid by Lyondell as incurred. Estimates of other postretirement benefit payments through 2012 are included in the table above.

Advances from Customers—Lyondell received advances from customers in prior years in connection with long-term sales agreements under which Lyondell is obligated to deliver product primarily at cost-based prices. These advances are treated as deferred revenue and will be amortized to earnings as product is delivered over the remaining terms of the respective contracts, which primarily range from 4 to 13 years. The unamortized long-term portion of such advances totaled $142 million and $220 million as of December 31, 2007 and 2006, respectively.

Other—Other primarily consists of accruals for environmental remediation costs and obligations under deferred compensation arrangements.

Deferred Income Taxes—The scheduled settlement of the deferred tax liabilities shown in the table is based on the scheduled reversal of the underlying temporary differences. Actual cash tax payments will vary dependent upon future taxable income.

Purchase Obligations—Lyondell is party to various obligations to purchase products and services, principally for utilities and industrial gases. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. See the “Commitments” section of Note 20 to the Consolidated Financial Statements for a description of Lyondell’s commitments and contingencies, including these purchase obligations.

Operating Leases—Lyondell leases various facilities and equipment under noncancelable lease arrangements for various periods. See Note 16 to the Consolidated Financial Statements for related lease disclosures.

CURRENT BUSINESS OUTLOOK

Thus far in 2008, global business fundamentals remain similar to those in the fourth quarter 2007 in the chemicals segment, with raw material and energy costs continuing their upward climb, creating significant margin pressure in ethylene and ethylene derivative products. The PO and PO derivative product sales volumes, margins and overall business conditions are generally more stable. Polymer segment sales volumes are somewhat depressed due to weaker demand in North America, but export sales volumes remain strong driven by global demand and the weak U.S. dollar. Heavy crude refining margins are comparable to prior years, while MTBE/ETBE margins are strong thus far in the first quarter 2008.

The near-term direction of crude oil and other raw material price movements remains unclear. This unpredictability may continue to impact Lyondell’s near-term profitability, particularly in ethylene-related products. Strong heavy crude refining and MTBE/ETBE margins should.

RELATED PARTY TRANSACTIONS

As a result of the July 16, 2007 agreement and plan of merger, Lyondell began reporting transactions with the Basell Group as related party transactions beginning with the third quarter 2007. Lyondell also conducts transactions with Occidental, which was considered a related party during the 2007 Predecessor period as a result of Occidental’s representation on Lyondell’s Board of Directors.

Lyondell also conducted transactions with Houston Refining prior to Lyondell’s August 16, 2006 purchase of its partner’s 41.25% interest in Houston Refining (see Notes 7 and 8). These transactions are continuing; however, subsequent to August 16, 2006, these transactions are eliminated in the Consolidated Financial Statements of Lyondell.

Houston Refining also makes purchases of product from Occidental. Subsequent to August 16, 2006, transactions during the Predecessor period between Houston Refining and Occidental are reported as Lyondell related party transactions.

Lyondell believes that such transactions are effected on terms substantially no more or less favorable than those that would have been agreed upon by unrelated parties on an arm’s-length basis. See Note 7 to the Consolidated Financial Statements for further discussion of related party transactions involving the Basell Group, Occidental, Lyondell, and Houston Refining.

CRITICAL ACCOUNTING POLICIES

Lyondell applies those accounting policies that management believes best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the U.S. Lyondell’s more critical accounting policies include those related to the basis of presentation, long-lived assets, including the costs of major maintenance turnarounds and repairs, the valuation of goodwill, accruals for long-term employee benefit costs such as pension and other postretirement costs, liabilities for anticipated expenditures to comply with environmental regulations, and accruals for taxes based on income. Inherent in such policies are certain key assumptions and estimates made by management. Management periodically updates its estimates used in the preparation of the financial statements based on its latest assessment of the current and projected business and general economic environment. These critical accounting policies have been discussed with Lyondell’s Board of Directors. Lyondell’s significant accounting policies are summarized in Note 2 to the Consolidated Financial Statements.

Basis of Presentation—As a result of Lyondell’s acquisition by LyondellBasell Industries on December 20, 2007, Lyondell’s assets and liabilities were revalued to reflect the values assigned in LyondellBasell Industries’ accounting for the purchase of Lyondell, resulting in a new basis of accounting. The revaluations included Lyondell’s long-lived assets and goodwill and related accruals for taxes based on the estimated deductibility of the new values assigned. The values assigned involved the use of assumptions, estimates and judgments based on known conditions as of the acquisition date and available information at the time of the preparation of these consolidated financial statements. As the acquisition occurred on December 20, 2007, information is still being acquired and analyzed to finalize the allocation of the purchase price to assets and liabilities acquired. Accordingly, the purchase price allocation is preliminary. Subsequent adjustment to finalize the purchase price allocation is not expected to be material.

The consolidated financial statements include the accounts of Lyondell and its subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method. Governance for Lyondell’s major unconsolidated joint venture, Houston Refining prior to August 16, 2006, was generally based on equal representation from the partners who jointly controlled certain key management decisions. These included approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the joint venture. Accordingly, Lyondell’s investment in Houston Refining prior to August 16, 2006 was carried on the equity method, even though Lyondell’s ownership percentage exceeded 50%.

Long-Lived Assets—With respect to long-lived assets, key assumptions included the estimates of the asset fair values and useful lives at the acquisition date and the recoverability of carrying values of fixed assets and other intangible assets, as well as the existence of any obligations associated with the retirement of fixed assets. Such estimates could be significantly modified and/or the carrying values of the assets could be impaired by such factors as new technological developments, new chemical industry entrants with significant raw material or other cost advantages, uncertainties associated with the U.S. and world economies, the cyclical nature of the chemical and refining industries, and uncertainties associated with governmental actions, whether regulatory or, in the case of Houston Refining, with respect to the new crude oil contract.

To reflect economic and market conditions, from time to time Lyondell may temporarily idle manufacturing facilities. Assets that are temporarily idled are reviewed for impairment at the time they are idled, and at least annually thereafter. Lyondell had no major idled facilities as of December 31, 2007, nor did earnings for 2007 include any charges related to impairment.

Earnings from continuing operations for 2006 included a $106 million pretax charge for impairment of the net book value of Lyondell’s ethylene facility in Lake Charles, Louisiana, which was idled in the first quarter of 2001, pending sustained improvement in market conditions. In 2006, Lyondell undertook a study of the feasibility, cost and time required to restart the Lake Charles ethylene facility. As a result, management determined that restarting the facility would not be justified.

Earnings from discontinued operations for 2005 included pretax charges of $195 million for a reduction of the carrying value of Lyondell’s Lake Charles, Louisiana, TDI plant and related assets. The charges, as well as a decision to cease TDI production at the plant, reflected the facility’s poor financial results and Lyondell’s projections of future plant capital requirements, high energy and raw material costs and low industry capacity utilization rates, which made it commercially impracticable to continue production of TDI at the plant. Hurricane Rita contributed to the decision, as it damaged the plant and contributed to increased energy costs. The net book value of the long-lived assets included in Lyondell’s investment in its other TDI facility, which is operated by Rhodia in Pont de Claix, France is $102 million. Based on current operating profits in the TDI business, as well as estimates of expected future cash flows, the book value of this investment is not believed to be impaired at December 31, 2007.

The estimated useful lives of long-lived assets range from 3 to 30 years. Depreciation and amortization of these assets, including amortization of deferred turnaround costs, under the straight-line method over their estimated useful lives totaled $899 million in 2007. Based upon the estimated fair values and re-assessed useful lives at December 20, 2007, the depreciation and amortization would be $1,314 million per year. If the useful lives of the assets were found to be shorter than originally estimated, depreciation and amortization charges would be accelerated over the revised useful life.

Lyondell defers the costs of major periodic maintenance and repair activities (“turnarounds”) in excess of $5 million, amortizing such costs over the period until the next expected major turnaround of the affected unit. During 2007, 2006 and 2005, cash expenditures of approximately $146 million, $71 million and $67 million, respectively, were deferred and are being amortized, predominantly over 4 to 7 years. Amortization in 2007, 2006 and 2005, of previously deferred turnaround costs was $89 million, $63 million and $56 million, respectively. Additional information on long-lived assets, deferred turnaround costs and related depreciation and amortization appears in Note 12 to the Consolidated Financial Statements.

Goodwill—Goodwill of $5,247 million at December 31, 2007 represents the excess of purchase price paid by LyondellBasell Industries over the fair value assigned to the net tangible and identifiable intangible assets of Lyondell. Lyondell evaluates the carrying value of goodwill annually or more frequently if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is determined by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit. The recoverability of Lyondell’s goodwill is dependent upon the future valuations associated with its reporting units, which could change significantly based upon business performance or other factors.

In conjunction with Lyondell’s sale of its worldwide inorganic chemicals business, discussed in Note 4 to the Consolidated Financial Statements, Lyondell determined that the carrying value of goodwill associated with the inorganic chemicals business was impaired at December 31, 2006. Accordingly, Lyondell’s 2006 income from discontinued operations reflected a charge of $545 million to recognize impairment of the carrying value of the goodwill related to this business.

Long-Term Employee Benefit Costs—The costs to Lyondell of long-term employee benefits, particularly pension and other postretirement medical and life insurance benefits, are incurred over long periods of time, and involve many uncertainties over those periods. The net periodic benefit cost attributable to current periods is based on several assumptions about such future uncertainties, and is sensitive to changes in those assumptions. It is management’s responsibility, often with the assistance of independent experts, to select assumptions that in its judgment represent its best estimates of the future effects of those uncertainties. It also is management’s responsibility to review those assumptions periodically to reflect changes in economic or other factors that affect those assumptions.

The current benefit service costs, as well as the existing liabilities, for pensions and other postretirement benefits are measured on a discounted present value basis. The discount rate is a current rate, related to the rate at which the liabilities could be settled. Lyondell’s assumed discount rate is based on average rates published by Moody’s and Merrill Lynch for high-quality (Aa rating) ten-year fixed income securities. For the purpose of measuring the U.S. benefit obligations at December 31, 2007, Lyondell increased its assumed discount rate from 5.75% to 6.25%, reflecting market interest rates at December 31, 2007. The 6.25% rate also will be used to measure net periodic benefit cost during 2008. A one percentage point reduction in the assumed discount rates would increase Lyondell’s benefit obligation for pensions and other postretirement benefits by approximately $194 million, and would not have a material effect on Lyondell’s net income.

The benefit obligation and the periodic cost of other postretirement medical benefits also are measured based on assumed rates of future increase in the per capita cost of covered health care benefits. As of December 31, 2007, the assumed rate of increase was 9% for 2008 decreasing 1% per year to 5% in 2012 and thereafter. A one percentage point change in the health care cost trend rate assumption would have no significant effect on either the benefit liability or the net periodic cost, due to limits on Lyondell’s maximum contribution level under the medical plan.

The net periodic cost of pension benefits included in expense also is affected by the expected long-term rate of return on plan assets assumption. Investment returns that are recognized currently in net income represent the expected long-term rate of return on plan assets applied to a market-related value of plan assets which, for Lyondell, is defined as the market value of assets. The expected rate of return on plan assets is a longer term rate, and is expected to change less frequently than the current assumed discount rate, reflecting long-term market expectations, rather than current fluctuations in market conditions.

Lyondell’s expected long-term rate of return on U.S. plan assets of 8% is based on the average level of earnings that its independent pension investment advisor had advised could be expected to be earned over time. The expectation is based on an asset allocation of 55% U.S. equity securities (8.9% expected return), 15% non-U.S. equity securities (9% expected return), 25% fixed income securities (6% expected return), and 5% real estate investments (8.3% expected return) recommended by the advisor, and has been adopted for the plans. The actual return on plan assets in 2007 was 9%.

The actual rate of return on plan assets may differ from the expected rate due to the volatility normally experienced in capital markets. Management’s goal is to manage the investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Based on the market value of plan assets at December 31, 2007, a one percentage point decrease in this assumption for Lyondell would decrease Lyondell’s net income by approximately $9 million.

Net periodic pension cost recognized each year includes the expected asset earnings, rather than the actual earnings or loss. This unrecognized amount, to the extent it exceeds ten percent of the projected benefit obligation for the respective plan, will be recognized as additional net periodic benefit cost over the average remaining service period of the participants in each plan.

Additional information on the key assumptions underlying these benefit costs appears in Note 18 to the Consolidated Financial Statements.

Liabilities for Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

As of December 31, 2007, Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $207 million. The liabilities for individual sites range from less than $1 million to $145 million, and remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters. See Note 20 to the Consolidated Financial Statements for further discussion of environmental remediation matters.

Accruals for Taxes Based on Income—Uncertainties exist with respect to interpretation of complex U.S. federal and non-U.S. tax regulations. Management expects that Lyondell’s interpretations will prevail. Also, Lyondell has recognized deferred tax benefits relating to its future utilization of past operating losses. Lyondell believes it is more likely than not that the amounts of deferred tax assets in excess of the related valuation reserves will be realized. Further details on Lyondell’s income taxes appear in Note 19 to the Consolidated Financial Statements.

ACCOUNTING AND REPORTING CHANGES

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51, which establishes new accounting and disclosure requirements for noncontrolling, or minority, interests, including their classification as a separate component of equity and the adjustment of net income to include amounts attributable to minority interests. Statement 160 also establishes new accounting standards requiring recognition of a gain or loss upon deconsolidation of a subsidiary. SFAS No. 160 will be effective for Lyondell beginning in 2009, with earlier application prohibited.

Also in December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which requires an acquiring entity to recognize all assets acquired and liabilities assumed in a transaction at the acquisition-date at fair value with limited exceptions. SFAS No. 141 (revised 2007) will change the accounting treatment for certain specific items, including: expensing of most acquisition and restructuring costs; recording acquired contingent liabilities, in-process research and development and noncontrolling, or minority, interests at fair value; and recognizing changes in income tax valuations and uncertainties after the acquisition date as income tax expense. SFAS No. 141 (revised 2007) also includes new disclosure requirements. For Lyondell, SFAS No. 141 (revised 2007) will apply to business combinations with acquisition dates beginning in 2009. Earlier adoption is prohibited.

Although certain past transactions, including the acquisition of Lyondell by LyondellBasell Industries, would have been accounted for differently under SFAS No. 160 and SFAS No. 141 (revised 2007), application of these statements in 2009 will not affect historical amounts.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115, which permits election of fair value to measure many financial instruments and certain other items. SFAS No. 159 is effective for Lyondell beginning in 2008. Lyondell does not expect the application of SFAS No. 159 to have a material effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. The new standard defines fair value, establishes a framework for its measurement and expands disclosures about such measurements. In February 2008, the FASB issued FASB Staff Position FAS 157-2, delaying the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities. The effective date for Lyondell would be at the beginning of 2009. Lyondell is currently evaluating the effect of SFAS No. 157 on its consolidated financial statements.

Lyondell adopted the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN No. 48, Lyondell recognized a $47 million increase in the liability related to uncertain income tax positions, which was accounted for as a $41 million increase in goodwill related to the acquisition of Millennium, a $4 million increase in deferred tax assets and a $2 million increase of the January 1, 2007 balance of retained deficit (see Note 19).

Effective December 31, 2006, Lyondell adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R, which primarily requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status through comprehensive income in the year in which changes occur. Lyondell’s application of SFAS No. 158 as of December 31, 2006 to its continuing operations resulted in increases of $21 million and $105 million in its current and long-term benefit liabilities, respectively, a decrease of $1 million in other assets, a decrease of $35 million in deferred tax liabilities and an increase of $92 million in accumulated other comprehensive loss in its consolidated balance sheet as of December 31, 2006 (see Note 18).

ENVIRONMENTAL AND OTHER MATTERS

Various environmental laws and regulations impose substantial requirements upon the operations of Lyondell. Lyondell’s policy is to be in compliance with such laws and regulations, which include, among others, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) as amended, the Resource Conservation and Recovery Act (“RCRA”) and the Clean Air Act Amendments (“Clean Air Act”). Lyondell does not specifically track all recurring costs associated with managing hazardous substances and pollution in ongoing operations. Such costs are included in cost of sales.

Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $207 million as of December 31, 2007. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters. The liabilities for individual sites range from less than $1 million to $145 million. The $145 million liability relates to the Kalamazoo River Superfund Site. See “Critical Accounting Policies” above and the “Environmental Remediation” section of Note 20 to the Consolidated Financial Statements for additional discussion of Lyondell’s liabilities for environmental remediation, including the liability related to the Kalamazoo River Superfund Site.

Lyondell also makes capital expenditures to comply with environmental regulations. Capital expenditures for regulatory compliance in 2007, 2006 and 2005 totaled approximately $156 million, $127 million and $82 million, respectively. The 2007 and 2006 spending included Houston Refining prospectively from August 16, 2006. Capital expenditures by Houston Refining (on a 100% basis) for regulatory compliance in 2007, 2006 and 2005 were $101 million, $134 million and $106 million, respectively.

Lyondell currently estimates that environmentally related capital expenditures at its facilities will be approximately $65 million in 2008 and $30 million in 2009.

The significant increases in planned and actual capital expenditures in 2007, 2006 and 2005 reflected increased spending on projects related to air emission reductions, low sulfur fuels and wastewater management, principally at Lyondell’s Gulf Coast plants. Under the Clean Air Act, the eight-county Houston/Galveston region was designated a severe non-attainment area for ozone by the Environmental Protection Agency (“EPA”). Emission reduction controls were installed at Lyondell’s refinery (“Refinery”) and each of its ten facilities in the Houston/Galveston region to comply with the November 2007 deadline. Also, under the Clean Air Act, the EPA adopted new standards for gasoline that required refiners to produce a low sulfur gasoline by 2006 and ultra low sulfur diesel by the end of 2009. The Refinery met the 2006 low sulfur gasoline compliance target and complied with a requirement to produce 80% of on-road diesel fuel as ultra low sulfur diesel by June 2006.

Item 8.	Financial Statements and Supplementary Data

Index to the Consolidated Financial Statements

Page
LYONDELL CHEMICAL COMPANY

Consolidated Financial Statements:

Consolidated Statements of Income	34
Consolidated Balance Sheets	35
Consolidated Statements of Cash Flows	37
Consolidated Statements of Stockholder’s Equity	39
Notes to the Consolidated Financial Statements	41

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	Successor	Predecessor
Millions of dollars, except per share data	For the period from December 21 through December 31,	For the period from January 1 through December 20,	For the year ended December 31,
	2007	2007	2006	2005
Sales and other operating revenues:
Trade	$913	$26,474	$19,183	$15,232
Related parties	2	785	1,334	1,699

	915	27,259	20,517	16,931
Operating costs and expenses:
Cost of sales	941	25,124	18,182	14,858
Asset impairments	—	—	106	—
Selling, general and administrative expenses	8	696	508	437
Research and development expenses	2	72	72	70
Purchased in-process research and development	95	—	—	—
Acquisition-related costs	—	62	—	—

	1,046	25,954	18,868	15,365

Operating income (loss)	(131)	1,305	1,649	1,566

Interest expense:
Related parties	(33)	—	—	—
Other	(23)	(614)	(648)	(634)

Interest income:
Related parties	3	—	—	—
Other	1	33	39	32

Other income (expense), net:
Related parties	10	—	—	—
Other	(1)	(537)	37	(39)

Income (loss) before equity investments and income taxes	(174)	187	1,077	925
Income from equity investments:
Houston Refining LP	—	—	73	123
Other	—	2	5	1

	—	2	78	124

Income (loss) from continuing operations before income taxes	(174)	189	1,155	1,049
Provision for (benefit from) income taxes	(25)	93	413	307

Income (loss) from continuing operations	(149)	96	742	742
Income (loss) from discontinued operations, net of tax	3	(97)	(556)	(211)

Net income (loss)	$(146)	$(1)	$186	$531

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED BALANCE SHEETS

Millions, except shares and par value data	Successor	Predecessor
	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$370	$401
Deposits with related party	135	—
Accounts receivable:
Trade, net	1,212	1,837
Related parties	165	95
Inventories	3,354	1,877
Prepaid expenses and other current assets	232	147
Note receivable from related party	2	—
Deferred tax assets	—	102
Current assets held for sale	—	687

Total current assets	5,470	5,146
Property, plant and equipment, net	12,504	8,542
Investments and long-term receivables:
Investment in PO joint ventures	564	778
Note receivable from related party	835	—
Other	187	115
Goodwill, net	5,247	1,332
Intangible assets, net	2,398	632
Other assets, net	187	232
Long-term assets held for sale	—	1,069

Total assets	$27,392	$17,846

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED BALANCE SHEETS – (Continued)

Millions, except shares and par value data	Successor	Predecessor
	December 31, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$435	$18
Related party borrowings	717	—
Accounts payable:
Trade	2,287	1,785
Related parties	132	83
Accrued liabilities	726	980
Deferred income taxes	431	—
Current liabilities associated with assets held for sale	—	341

Total current liabilities	4,728	3,207
Long-term debt:
Banks and other unrelated parties	9,454	7,936
Related parties	8,000	—
Other liabilities	827	1,453
Deferred income taxes	3,884	1,537
Long-term liabilities associated with assets held for sale	—	391
Commitments and contingencies
Minority interests	126	134
Stockholders’ equity:
Common stock, $1.00 par value, 1,000 and 340,000,000 shares authorized, respectively, 1,000 shares and 249,764,306 shares issued, respectively	—	250
Additional paid-in capital	507	3,248
Retained deficit	(144)	(330)
Accumulated other comprehensive income	10	42
Treasury stock, at cost, 793,736 shares	—	(22)

Total stockholders’ equity	373	3,188

Total liabilities and stockholders’ equity	$27,392	$17,846

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Millions of dollars	Successor	Predecessor
	For the period from December 21 through December 31,	For the period from January 1 through December 20,	For the year ended December 31,
	2007	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(146)	$(1)	$186	$531
(Income) loss from discontinued operations, net of tax	(3)	97	556	211
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	39	860	702	613
Asset impairments	—	—	106	—
Equity investments –
Amounts included in net income	—	(2)	(78)	(124)
Distributions of earnings	—	—	73	123
Deferred income taxes	(22)	(31)	59	136
Purchased in-process research and development	95	—	—	—
Debt prepayment premiums and charges	—	591	40	45
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	98	248	(136)	(119)
Inventories	(23)	(26)	(234)	(88)
Accounts payable	89	632	(38)	267
Other, net	(401)	(312)	(56)	(76)

Net cash provided by (used in) operating activities – continuing operations	(274)	2,056	1,180	1,519
Net cash provided by (used in) operating activities – discontinued operations	3	(122)	42	75

Net cash provided by (used in) operating activities	(271)	1,934	1,222	1,594

Cash flows from investing activities:
Proceeds from sale of investments in non-U.S. subsidiaries, net of cash sold	—	592	—	—
Expenditures for property, plant and equipment	(22)	(495)	(346)	(196)
Advances under loan agreements to related parties	(135)	(166)	—	—
Acquisition of Houston Refining LP and related payments, net of cash acquired	—	(94)	(2,505)	—
Distributions from affiliates in excess of earnings	—	3	117	183
Contributions and advances to affiliates	—	(47)	(86)	(148)
Payments and distributions from (to) discontinued operations	—	(97)	(40)	269
Other	—	12	6	3

Net cash provided by (used in) investing activities – continuing operations	(157)	(292)	(2,854)	111
Net proceeds from sale of discontinued operations before required repayment of debt	—	1,089	—	—
Other net cash provided by (used in) investing activities – discontinued operations	—	82	(14)	(322)

Net cash provided by (used in) investing activities	(157)	879	(2,868)	(211)

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

	Successor	Predecessor
	For the period from December 21 through December 31,	For the period from January 1 through December 20,	For the year ended December 31,
Millions of dollars	2007	2007	2006	2005
Cash flows from financing activities:
Repurchase of common stock	—	(11,262)	—	—
Proceeds from loan agreements with related parties	—	7,883	—	—
Issuance of long-term debt	—	9,412	4,356	—
Repayment of long-term debt	(4)	(8,158)	(2,641)	(1,504)
Net borrowings (repayments) under revolving credit facility	(130)	130	—	—
Dividends paid	—	(229)	(223)	(222)
Payments for stock options	—	(109)	—	—
Proceeds from and tax benefits of stock option exercises	—	115	27	64
Other, net	(16)	(6)	6	(7)

Net cash provided by (used in) financing activities – continuing operations	(150)	(2,224)	1,525	(1,669)
Debt required to be repaid upon sale of discontinued operations	—	(99)	—	—
Other net cash provided by (used in) financing activities – discontinued operations	—	23	(34)	89

Net cash provided by (used in) financing activities	(150)	(2,300)	1,491	(1,580)

Effect of exchange rate changes on cash	—	(11)	8	(14)

Increase (decrease) in cash and cash equivalents	(578)	502	(147)	(211)
Cash and cash equivalents at beginning of period	948	446	593	804

Cash and cash equivalents at end of period	370	948	446	593
Less: Cash and cash equivalents at end of period – discontinued operations	—	—	45	50

Cash and cash equivalents at end of period – continuing operations	$370	$948	$401	$543

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Millions, except shares	Common Stock		Additional Paid-In	Retained Earnings	Accumulated Other Comprehensive	Net Stockholders’	Comprehensive
	Issued	Treasury	Capital	(Deficit)	Income (Loss)	Equity	Income (Loss)
Predecessor
Balance, January 1, 2005	$245	$(28)	$3,143	$(600)	$56	$2,816
Net income	—	—	—	531	—	531	$531
Cash dividends ($0.90 per share)	—	—	—	(222)	—	(222)	—
Foreign currency translation, net of tax of $17	—	—	—	—	(191)	(191)	(191)
Reissuance of 30,764 treasury shares under benefit plans	—	1	—	—	—	1	—
Issuance of 3,334,472 shares of common stock under benefit plans including tax benefit of $19	3	—	64	—	—	67	—
Non-qualified stock option grants, net of tax of $1	—	—	3	—	—	3	—
Derivative instruments	—	—	—	—	(1)	(1)	(1)
Other	—	4	1	(1)	—	4	—

Comprehensive income							$339

Balance, December 31, 2005	$248	$(23)	$3,211	$(292)	$(136)	$3,008
Net income	—	—	—	186	—	186	$186
Cash dividends ($0.90 per share)	—	—	—	(223)	—	(223)	—
Foreign currency translation, net of tax of $19	—	—	—	—	172	172	172
Reissuance of 32,415 treasury shares under benefit plans	—	1	—	—	—	1	—
Issuance of 1,887,921 shares of common stock under benefit plan including tax benefit of $7	2	—	32	—	—	34	—
Non-qualified stock option grants, net of tax of $2	—	—	5	—	—	5	—
Minimum pension liability, net of tax of $23	—	—	—	—	60	60	60
Change in accounting for pension and other postretirement benefits, net of tax of $15	—	—	—	—	(54)	(54)	—
Other	—	—	—	(1)	—	(1)	—

Comprehensive income							$418

Balance, December 31, 2006	$250	$(22)	$3,248	$(330)	$42	$3,188

See Notes to the Consolidated Financial Statements

LYONDELL CHEMICAL COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY – (Continued)

Millions, except shares	Common Stock		Additional Paid-In	Retained Earnings	Accumulated Other Comprehensive	Net Stockholders’	Comprehensive
	Issued	Treasury	Capital	(Deficit)	Income (Loss)	Equity	Income (Loss)
Net loss	—	—	—	(1)	—	(1)	$(1)
Cash dividends ($0.90 per share)	—	—	—	(229)	—	(229)	—
Foreign currency translation, net of tax of $16	—	—	—	—	101	101	101
Amortization of actuarial and investment loss included in net periodic benefit cost, net of tax of $3	—	—	—	—	5	5	5
Reissuance of 54,550 treasury shares under benefit plans	—	(1)	2	—	—	1	—
Issuance of 3,966,630 shares of common stock under benefit plan including tax benefit of $57	4	—	117	—	—	121	—
Non-qualified stock option grants, net of tax of $4	—	—	8	—	—	8	—
Issuance of 5,802,050 shares of common stock upon conversion of Millennium Chemicals Inc. 4% Convertible Debentures	6	—	(6)	—	—	—	—
Issuance of 682,210 shares of common stock to Occidental Chemical Holding Corporation upon exercise of warrant	1	—	8	—	—	9	—
Sale of discontinued operations	—	—	—	—	(72)	(72)	—
Other	—	—	—	(3)	1	(2)	1

Comprehensive income							$106

Balance, December 20, 2007	$261	$(23)	$3,377	$(563)	$77	$3,129

Successor
Beginning balance	$—	$—	$507	$—	$—	$507
Net loss	—	—	—	(146)	—	(146)	$(146)
Interest on push-down debt	—	—	—	2	—	2	2

Foreign currency translation, net of tax of $5	—	—	—	—	10	10	10

Comprehensive loss							$(134)

Balance, December 31, 2007	$—	$—	$507	$(144)	$10	$373

See Notes to the Consolidated Financial Statements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.	Basis of Presentation

Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), is a global manufacturer of chemicals, a North American manufacturer of plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline blending components. The consolidated financial statements include the accounts of Lyondell Chemical Company and its consolidated subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method. Under those circumstances, the equity method is used even though Lyondell’s ownership percentage may exceed 50%.

On December 20, 2007, LyondellBasell Industries AF S.C.A. (formerly known as Basell AF S.C.A.), indirectly acquired all of the shares of Lyondell common stock. As a result Lyondell is now an indirect wholly owned subsidiary of LyondellBasell Industries AF S.C.A. (together with its consolidated subsidiaries “LyondellBasell Industries” and without Lyondell, the “Basell Group”) (see Note 3).

As a result of Lyondell’s 2006 purchase of its partner’s 41.25% equity interest in Houston Refining LP (formerly known as LYONDELL-CITGO Refining LP or “LCR”) and Lyondell’s resulting 100% ownership of Houston Refining LP (“Houston Refining”), the operations of Houston Refining are consolidated prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell accounted for its investment in Houston Refining using the equity method (see Note 8).

On September 1, 2008, Lyondell completed the sale of its toluene diisocyanate (“TDI”) business, including production assets in Pont-du-Claix, France, related inventories, contracts, customer lists and intellectual property, receiving proceeds of $113 million. On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and assumption of certain liabilities directly related to the business. Accordingly, the operations of Lyondell’s inorganic chemicals and TDI businesses are presented as discontinued operations (see Notes 2 and 4).

As a result of Lyondell’s acquisition by LyondellBasell Industries on December 20, 2007, Lyondell’s assets and liabilities were revalued to reflect the values assigned in LyondellBasell Industries’ accounting for the purchase of Lyondell, resulting in a new basis of accounting. In addition, Lyondell recorded $834 million of debt for which it is not the primary obligor, but which it has guaranteed, and which was used by LyondellBasell Industries in the acquisition of Lyondell (“push-down debt”), and $179 million of related debt issuance costs.

In Staff Accounting Bulletin (“SAB”), Topic 5J, Push Down Basis of Accounting Required in Certain Limited Circumstances, the Securities and Exchange Commission requires, among other things, that, in situations where debt is used to acquire substantially all of an acquiree’s common stock and the acquiree guarantees the debt or pledges its assets as collateral for the debt, the debt and related interest expense and debt issuance costs be reflected in, or “pushed down” to, the acquiree’s financial statements. Lyondell guarantees $834 million of debt, but under which Lyondell is not the primary obligor.

Although this presentation may not reflect the likely future demands on Lyondell resources for servicing the debt of LyondellBasell Industries, it provides an indication of that financial position after considering the possible demand on Lyondell resources relating to the debt of LyondellBasell Industries. To facilitate an understanding of the impact on these consolidated financial statements, the effects of push-down debt are segregated.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.	Basis of Presentation – (Continued)

The consolidated statements of income for the 11-day period subsequent to the acquisition reflect depreciation and amortization expense based on the new value of the related assets and interest expense that resulted from the debt used to finance the acquisition; therefore, the financial information for the periods prior to and subsequent to the acquisition is not generally comparable. To indicate the application of a different basis of accounting for the period subsequent to the acquisition, the 2007 financial statements and certain notes to the consolidated financial statements present separately the period prior to the acquisition (“Predecessor”) and the 11-day period after the acquisition (“Successor”). If not so indicated, information in the notes to the consolidated financial statements is presented on a full year basis.

2.	Summary of Significant Accounting Policies

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Lyondell retains the risk of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

Discontinued Operations—Certain previously reported amounts have been reclassified to present Lyondell’s TDI business operations as discontinued operations. Unless otherwise indicated, information presented in the notes to the consolidated financial statements related only to Lyondell’s continuing operations. Information related to Lyondell’s discontinued operations is presented in Note 4.

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. Lyondell’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at the Company’s discretion.

Allowance for Doubtful Accounts—The Company establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory, with cost determined using the LIFO method.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 5 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. The Company’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—The Company evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value.

Goodwill—Goodwill at December 31, 2007 represents the excess of purchase price paid by LyondellBasell Industries over the fair value assigned to the net tangible and identifiable intangible assets of Lyondell. Goodwill prior to December 20, 2007 represented the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of businesses previously acquired by Lyondell. Goodwill is reviewed for impairment at least annually.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at Lyondell’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 4 to 7 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at cost or amortized cost and primarily consist of emission credits, various contracts, technology, patents and license costs and deferred debt issuance costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Legal Costs—Lyondell expenses legal costs, including those incurred in connection with loss contingencies, as incurred.

Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Minority Interests—Minority interests primarily represent the interests of unaffiliated investors in a partnership that owns Lyondell’s PO/SM II plant at the Channelview, Texas complex and in a partnership that owns the LaPorte Methanol Company plant in LaPorte, Texas. The minority interests’ share of the partnerships’ income or loss is reported in “Other income, net” in the Consolidated Statements of Income.

Foreign Currency Translation—Lyondell operates primarily in two functional currencies: the euro for operations in Europe, and the U.S. dollar for the U.S. and other locations.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2007.

Accounting and Reporting Changes—In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51, which establishes new accounting and disclosure requirements for noncontrolling, or minority, interests, including their classification as a separate component of equity and the adjustment of net income to include amounts attributable to minority interests. SFAS 160 also establishes new accounting standards requiring recognition of a gain or loss upon deconsolidation of a subsidiary. SFAS No. 160 will be effective for Lyondell beginning in 2009, with earlier application prohibited.

Also in December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which requires an acquiring entity to recognize all assets acquired and liabilities assumed in a transaction at the acquisition-date at fair value with limited exceptions. SFAS No. 141 (revised 2007) will change the accounting treatment for certain specific items, including: expensing of most acquisition and restructuring costs; recording acquired contingent liabilities, in-process research and development and noncontrolling, or minority, interests at fair value; and recognizing changes in income tax valuations and uncertainties after the acquisition date as income tax expense. SFAS No. 141 (revised 2007) also includes new disclosure requirements. For Lyondell, SFAS No. 141 (revised 2007) will apply to business combinations with acquisition dates beginning in 2009. Earlier adoption is prohibited.

Although certain past transactions, including the acquisition of Lyondell by LyondellBasell Industries, would have been accounted for differently under SFAS No. 160 and SFAS No. 141 (revised 2007), application of these statements in 2009 will not affect historical amounts.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits election of fair value to measure many financial instruments and certain other items. SFAS No. 159 is effective for Lyondell beginning in 2008. Lyondell does not expect the application of SFAS No. 159 to have a material effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. The new standard defines fair value, establishes a framework for its measurement and expands disclosures about such measurements. In February 2008, the FASB issued FASB Staff Position FAS 157-2, delaying the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities. The effective date for Lyondell would be at the beginning of 2009. Lyondell is currently evaluating the effect of SFAS No. 157 on its consolidated financial statements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Lyondell adopted the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN No. 48, Lyondell recognized a $47 million increase in the liability related to uncertain income tax positions, which was accounted for as a $41 million increase in goodwill related to the acquisition of Millennium Chemicals, Inc. (together with its consolidated subsidiaries “Millennium”), a $4 million increase in deferred tax assets and a $2 million increase of the January 1, 2007 balance of retained deficit (see Note 19).

Effective December 31, 2006, Lyondell adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R, which primarily requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status through comprehensive income in the year in which changes occur. Lyondell’s application of SFAS No. 158 as of December 31, 2006 to its continuing operations resulted in increases of $21 million and $105 million in its current and long-term benefit liabilities, respectively, a decrease of $1 million in other assets, a decrease of $35 million in deferred tax liabilities and an increase of $92 million in accumulated other comprehensive loss in its consolidated balance sheet as of December 31, 2006 (see Note 18).

3.	Acquisition of Lyondell by LyondellBasell Industries

On December 20, 2007, LyondellBasell Industries indirectly acquired the outstanding common shares of Lyondell for $48 per common share in an all cash transaction. As a result, Lyondell became an indirect, wholly owned subsidiary of LyondellBasell Industries.

From December 20, 2007, Lyondell’s consolidated financial statements reflect a revaluation of Lyondell’s assets and liabilities, to reflect the values assigned in LyondellBasell Industries’ accounting for the purchase of Lyondell. In addition, Lyondell recognized in its financial statements $834 million of the debt it has guaranteed, but for which it is not the primary obligor, and $179 million of related debt issuance costs. The purchase of Lyondell’s outstanding common stock and other equity instruments, assumption of debt and related transaction costs resulted in a total purchase price of $20,873 million, including the purchase of Lyondell common stock and other equity instruments for $12,371 million, the fair value of retained and refinanced debt of $7,506 million and transaction and other costs of $996 million. See Note 15 for discussion of the financing of the transaction.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Acquisition of Lyondell by LyondellBasell Industries – (Continued)

The following table provides information regarding the preliminary adjustments to Lyondell’s assets and liabilities and the resulting goodwill. As discussed in Note 1, the following adjustments to Lyondell’s historical book values of assets and liabilities, including goodwill, recognized in LyondellBasell Industries acquisition of Lyondell, have been recognized by Lyondell, resulting in the assets and liabilities of Lyondell being recorded at their respective fair values at December 20, 2007.

Millions of dollars
Total purchase price	$20,873
Less:
Debt retained, at fair value	(819)
Debt refinanced, at par value	(6,687)
Debt for which Lyondell is not a primary obligor	(834)
Debt issue costs for debt for which Lyondell is not a primary obligor	179
Transaction costs paid by Lyondell:
Debt prepayment premiums	(489)
Change in control costs	(284)
Other transaction costs	(176)

Purchase price to allocate	11,763
Book value of Lyondell net assets acquired	3,129

Excess purchase price to allocate	8,634

Allocation of excess purchase price to assets and liabilities:
Inventories	1,682
Plant, property and equipment	4,824
Investments and joint ventures	238
Predecessor goodwill	(1,303)
Other identifiable intangibles	1,662
Purchased in-process research and development	95
Deferred taxes, net	(2,937)
Debt	(834)
Other, net	(40)

Goodwill	$5,247

The goodwill is not deductible for tax purposes. The purchase price allocation used in the preparation of these financial statements is preliminary due to the continuing analyses relating to the determination of the fair values of the assets acquired and liabilities assumed. Any changes to the fair value of net assets acquired, based on information as of the acquisition date, would result in a corresponding adjustment to goodwill. Management does not expect the finalization of these matters to have a material effect on the allocation.

Lyondell has completed a preliminary assignment of the goodwill to reportable segments. Goodwill of $2,300 million was assigned to the fuels segment, $2,697 million was assigned to the chemicals segment and $250 million was assigned to the polymers segment. Management does not expect the finalization of the purchase price allocation to have a material effect on the assignment of goodwill to reportable segments.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Acquisition of Lyondell by LyondellBasell Industries – (Continued)

Approximately $95 million, or less than 1% of the purchase price, was allocated to purchased in-process research and development (“IPR&D”) of Lyondell. The estimated fair value of IPR&D was developed using probable discounted cash flows on a project-by-project basis. The activities represented by these projects will be continued by Lyondell, and the values assigned represent intangibles with no alternative future use. Accordingly, Lyondell’s results of operations in the Successor period included a charge of $95 million for the value of the acquired IPR&D.

Other identifiable intangible assets included the following:

Millions of dollars	Predecessor	Adjustment	Fair Value	Weighted Average Life (Years)	Useful Life (Years)
Emission credits	$47	$676	$723	—	Indefinite
Technology, patents and licenses	45	463	508	14	8 – 15
Various contracts	6	323	329	7	3 – 11
Debt issuance costs on push-down debt	—	179	179
Other	651	21	672

Total intangible assets	$749	$1,662	$2,411

The total weighted average life of the acquired identifiable intangible assets that are subject to amortization is 11 years.

Concurrent with the acquisition by LyondellBasell Industries, Lyondell sold certain of its non-U.S. subsidiaries to other subsidiaries of the Basell Group for fair value of $1,288 million, including $668 million of debt payable to Lyondell by one of the subsidiaries. No gain or loss was recognized on the sale of Lyondell’s investment.

Certain of the non-U.S. subsidiaries sold to the Basell Group make payments to Lyondell under shared-service arrangements and also make royalty payments, based on sales, to Lyondell for use of the related technology. Prior to the acquisition of Lyondell by LyondellBasell Industries on December 20, 2007, these payments were eliminated in consolidation. In addition, Lyondell sells product, primarily methyl tertiary butyl ether (“MTBE”) and ethyl tertiary butyl ether (“ETBE”), to these subsidiaries.

The following unaudited pro forma historical results of Lyondell assume the acquisition was consummated as of the beginning of each period presented:

Millions of dollars	For the period from January 1 through December 20, 2007	For the year ended December 31, 2006
Sales and other operating revenues	$25,188	$18,936
Loss from continuing operations	(634)	(469)
Net loss	(731)	(1,025)

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Acquisition of Lyondell by LyondellBasell Industries – (Continued)

The above pro forma results include a $95 million after-tax charge for purchased in-process research and development in each period and reflect the sale of the non-U.S. subsidiaries to other subsidiaries of the Basell Group. The unaudited pro forma data do not include the charges of $591 million related to debt refinancing in the 2007 Predecessor period. The pro forma effect from January 1, 2006 through August 16, 2006 of the acquisition of the remaining 41.25% share of Houston Refining by Lyondell in August 2006 is summarized in Note 8.

The unaudited pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had the transaction actually been consummated as of the beginning of the respective periods, nor are they necessarily indicative of future results.

4.	Discontinued Operations

Lyondell’s discontinued operations comprise the operations of its inorganic chemicals and TDI businesses.

On September 1, 2008, Lyondell completed the sale of its TDI business, including production assets in Pont-du-Claix, France, related inventories, contracts, customer lists and intellectual property. On May 15, 2007, Lyondell completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including working capital and assumption of certain liabilities directly related to the business.

The following represent the elements of cash flow for the year ended December 31, 2007 related to the sale of the inorganic chemicals business:

Millions of dollars	Predecessor
Gross sales proceeds	$1,143
Cash and cash equivalents sold	(37)
Costs related to the sale	(17)

Net proceeds from sale of discontinued operations before required repayment of debt	1,089
Debt required to be repaid	(99)

Net proceeds from sale of discontinued operations	$990

The final amount that Lyondell will receive in compensation for working capital has not been determined. Unresolved amounts totaling less than $30 million are subject to possible arbitration proceedings.

The operations of the TDI and inorganic chemicals businesses have been classified as discontinued operations in the consolidated statements of income and cash flows and the assets and associated liabilities related to the inorganic chemicals business have been classified as held for sale in the consolidated balance sheets. Assets held for sale and associated liabilities related to the TDI business are not material to the consolidated balance sheets of Lyondell. Unless otherwise indicated, information presented in the notes to the financial statements relates only to Lyondell’s continuing operations.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Discontinued Operations – (Continued)

Amounts included in income from discontinued operations for all periods presented are summarized as follows:

	Successor	Predecessor
Millions of dollars	For the period from December 21 through December 31, 2007	For the period from January 1 through December 20, 2007	2006	2005
Sales and other operating revenues	$14	$929	$1,711	$1,675

Loss on sale of discontinued operations	—	(25)	—	—
Other income (loss) from discontinued operations	5	(1)	(562)	(299)
Provision for (benefit from) income taxes	2	71	(6)	(88)

Gain (loss) from discontinued operations, net of tax	$3	$(97)	$(556)	$(211)

The 2007 provision for income taxes primarily reflects the unfavorable effect of capital losses related to the inorganic chemicals business, the potential benefits of which were not expected to be available to Lyondell within the expiration period of such benefits. Income taxes payable related to the sale of the inorganic chemicals business were $88 million.

As a result of the acquisition of Lyondell by LyondellBasell Industries (see Note 3) and the related sale by Lyondell to the Basell Group of certain of its non-U.S. subsidiaries, such benefits will be realized in the 2007 U.S. federal income tax return, and the value of such benefits was recognized in accounting for the acquisition.

Lyondell’s loss from discontinued operations in 2007 reflected a pretax charge of $64 million related to the resolution of commercial arrangements associated with the 2005 shutdown of the Lake Charles, Louisiana TDI facility under which payments will be made over the next four years. Any additional costs that may be incurred with respect to this TDI facility are not expected to be material to Lyondell’s results of operations. Lyondell’s 2005 loss from discontinued operations reflected a pretax charge of $195 million for impairment of the net book value of Lyondell’s Lake Charles, Louisiana TDI plant and related assets.

Lyondell’s evaluation of strategic alternatives for its worldwide inorganic chemicals business, which resulted in the May 15, 2007 sale of the inorganic chemicals business, indicated that the carrying values of goodwill and certain software costs associated with the inorganic chemicals business were impaired at December 31, 2006, based on the then pending sale and the value expected to be received for the business. Accordingly, Lyondell’s 2006 loss from discontinued operations reflected a charge of $545 million to recognize impairment of the carrying value of the goodwill and $7 million to recognize the impairment of the carrying value of the software costs. The impairment of goodwill had no tax effect.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Discontinued Operations – (Continued)

The assets and liabilities of the inorganic chemicals business classified as held for sale are summarized as follows at December 31, 2006 (Predecessor period):

Millions of dollars
Cash	$45
Inventories	381
Other current assets	261

Total current assets	687

Property, plant and equipment	604
Goodwill, net	316
Other noncurrent assets, net	149

Total long-term assets	1,069

Total assets	$1,756

Current maturities of long-term debt	$4
Other current liabilities	337

Total current liabilities	341

Long-term debt	82
Other noncurrent liabilities	269
Minority interest	40

Total long-term liabilities	391

Total liabilities	$732

See Note 15 for a description of the long-term debt included above.

Additionally, stockholders’ equity included accumulated other comprehensive income of $55 million at December 31, 2006 associated with discontinued operations.

5.	Asset Impairments

Lyondell’s 2006 earnings reflect a pretax charge of $106 million for impairment of the net book value of its idled Lake Charles, Louisiana ethylene facility. In the third quarter of 2006, Lyondell undertook a study of the feasibility, cost and time required to restart the Lake Charles ethylene facility. As a result, management determined that restarting the facility would not be justified. The remaining net book value of the related assets of $10 million represents an estimate, based on probabilities, of alternative-use value. Lyondell does not expect to incur any significant future costs with respect to the facility.

6.	Hurricane Effects

During 2005, two major hurricanes impacted the chemical and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $58 million, before tax, representing Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Hurricane Effects – (Continued)

As a result of Hurricane Rita, Lyondell and Houston Refining also incurred various costs that are subject to insurance reimbursements. Such costs include those incurred in conjunction with suspending operations at substantially all of Lyondell’s Gulf Coast plants and at the refinery, minor damage to facilities, and costs to restore operations. Net income in 2005 included $24 million of such costs incurred by Lyondell, of which all but a $5 million deductible under the relevant insurance policies are subject to reimbursement through insurance. For Houston Refining, similar costs totaled $18 million, of which Lyondell’s proportionate share was $11 million. Houston Refining experienced problems in restarting a major production unit that was shut down in connection with the hurricane, resulting in a significant reduction in crude oil processing rates during the fourth quarter 2005 until the unit was restored to normal operations in December 2005. Houston Refining’s hurricane-related costs and business interruption claims are subject to a deductible of $50 million per incident under the relevant insurance policies.

During 2007 and 2006, Lyondell recognized benefits of $33 million and $14 million, respectively, for insurance reimbursements of $56 million and $20 million, respectively, less amounts paid to CITGO Petroleum Corporation (“CITGO”), representing settlement of outstanding claims of Houston Refining. In addition, Lyondell recognized benefits of $1 million in each of 2007 and 2006 from insurance reimbursements related to Lyondell’s plants. No benefits were recognized in 2005.

7.	Related Party Transactions

As a result of the July 16, 2007 agreement and plan of merger between Basell and Lyondell, Lyondell began reporting transactions, including sales of product, with the Basell Group as related party transactions beginning in the third quarter 2007 (see Note 3).

Concurrent with the December 20, 2007 acquisition of Lyondell by LyondellBasell Industries, Lyondell sold certain of its non-U.S. subsidiaries to the Basell Group for fair value of $1,288 million, including $668 million of debt payable to Lyondell by one of the subsidiaries as discussed below. See Notes 3 and 12.

Certain of the non-U.S. subsidiaries sold to the Basell Group make royalty payments, based on sales, to Lyondell for use of the related technology and also make payments to Lyondell under shared-service arrangements. Prior to the acquisition of Lyondell by LyondellBasell Industries on December 20, 2007, income and expense related to these royalty and service payments were eliminated in consolidation. Lyondell also sells product, primarily MTBE and ETBE, to these subsidiaries.

Lyondell also conducts transactions with Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”), which was considered a related party during the 2007 Predecessor period as a result of Occidental’s representation on Lyondell’s Board of Directors prior to December 20, 2007.

Lyondell also conducts transactions with Houston Refining which, prior to Lyondell’s August 16, 2006 purchase of its partner’s 41.25% interest in Houston Refining (see Note 8), represented an equity investment. These transactions are continuing; however, subsequent to August 16, 2006, these transactions are eliminated in the Consolidated Financial Statements of Lyondell. Subsequent to August 16, 2006, transactions between Houston Refining and Occidental in the Predecessor period are reported as Lyondell related party transactions.

Houston Refining makes purchases of product from Occidental.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Related Party Transactions – (Continued)

Product Transactions with Occidental—Lyondell’s subsidiary, Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”), and Occidental, previously one of the partners in the Equistar joint venture, entered into an ethylene sales agreement on May 15, 1998, which was amended effective April 1, 2004, pursuant to which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Lyondell’s subsidiary, Millennium, also purchases sodium silicate, and Houston Refining purchases caustic soda from Occidental. All of these agreements are on terms generally representative of prevailing market prices.

Product Transactions with Houston Refining—Lyondell has various service and cost sharing arrangements with Houston Refining. Lyondell’s subsidiary, Equistar, has product sales and raw material purchase agreements with Houston Refining. Certain ethylene co-products are sold by Equistar to Houston Refining for processing into gasoline and certain refined products are sold by Houston Refining to Equistar as raw materials. Equistar also has processing and storage arrangements with Houston Refining and provides certain marketing services for Houston Refining. All of these agreements are on terms generally representative of prevailing market prices.

Current Account Agreements with Subsidiary of the Basell Group—On December 20, 2007, Lyondell and the Basell Group entered into two unsecured current account agreements for an indefinite period, under which Lyondell may deposit excess cash balances with the Basell Group and have access to uncommitted revolving lines of credit in excess of deposits. Deposits bear interest as the case may be at the London Interbank Offered Rate (“LIBOR”) 1 month rate for the U.S. dollar (“LIBOR 1 month rate for USD”) minus fifteen basis points or the LIBOR 1 month rate for USD plus 350 basis points. Borrowings under the lines of credit bear interest at the LIBOR 1 month rate for USD plus 350 basis points. At December 31, 2007, the balances under the two current account agreements reflected net borrowings of $717 million and net deposits of $135 million, and are reflected in the Consolidated Balance Sheets as related party accounts payable and deposits with related party , respectively.

Notes Receivable from Subsidiaries of the Basell Group—Lyondell advanced $166 million to the Basell Group on December 20, 2007 under an unsecured loan agreement that matures on December 20, 2014. At the option of the Basell Group, interest is calculated in one-month, two-month, three-month or six-month periods and due on the last day of the applicable interest period. The note bears interest at the offered quotation in Euro for LIBOR (BBA convention) rates for the U.S. dollar for the applicable interest period plus 400 basis points.

Pursuant to a note payable to Lyondell, the Basell Group may borrow up to $1,000 million from Lyondell on a revolving basis. The note, which matures on December 31, 2012, bears interest at LIBOR plus 4%. Interest is due quarterly.

Note Payable to Subsidiary of the Basell Group—On December 20, 2007, Lyondell received proceeds of a $7,166 million unsecured loan from the Basell Group, which were used in connection with the December 20, 2007 acquisition and refinancing transactions. The loan, which matures in 2014, bears interest at the same rate as the Basell Group’s Interim loan plus 0.5%. Interest is due on the last business day of the interest period, which can vary concurrent with the interest period in effect under the interim loan. In addition, Lyondell recognized in its financial statements $834 million of the debt it has guaranteed, which includes the Interim Loan, but for which Lyondell is not the primary obligor, and $179 million of related debt issuance costs.

Revolving Line of Credit with Access Industries—On March 27, 2008, LyondellBasell Industries entered into a $750 million committed revolving line of credit facility with Access Industries Holdings LLC. Borrowings under the facility are available to Lyondell and a subsidiary of the Basell Group.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Related Party Transactions – (Continued)

See Note 8 for additional discussion of related party transactions with Houston Refining LP.

Related party transactions are summarized as follows:

	Successor	Predecessor
	For the period from December 21 through December 31,	For the period from January 1 through December 20,	For the year ended December 31,
Millions of dollars	2007	2007	2006	2005
Lyondell billed related parties for:
Sales of products and processing services–
Basell Group	$2	$32	$—	$—
Occidental	—	753	782	755
Houston Refining	—	—	552	944

Shared services and shared site agreements–
Houston Refining	—	—	7	6
Basell Group	4	—	—	—

Interest – Basell Group	3	—	—	—
Royalties – Basell Group	6	—	—	—

Lyondell was billed by related parties for:
Purchases of products and processing services–
Basell Group	$—	$6	$—	$—
Occidental	—	38	52	23
Houston Refining	—	—	514	394

Shared services, transition and lease agreements–
Occidental	—	7	7	7
Houston Refining	—	—	1	—

Interest – Basell Group	33	—	—	—

8.	Equity Interest and Acquisition of Houston Refining LP

On August 16, 2006, Lyondell purchased CITGO’s 41.25% ownership interest in Houston Refining to, among other things, take advantage of market conditions in refining and Houston Refining’s cash flows. Prior to the acquisition, Lyondell held a 58.75% equity-basis investment in Houston Refining and, as a result of the acquisition, Houston Refining became a wholly owned, consolidated subsidiary of Lyondell from August 16, 2006. Houston Refining owns and operates a full conversion refinery located in Houston, Texas, which has the ability to process approximately 268,000 barrels per day of lower cost, heavy, high sulfur crude oil.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Equity Interest and Acquisition of Houston Refining LP – (Continued)

Lyondell’s acquisition of CITGO’s 41.25% interest was financed using $2,601 million of the proceeds of a $2.65 billion seven-year term loan (see Note 15). The $2,601 million consisted of $43 million of debt issue costs and $2,558 million of cash payments consisting of: $1,629 million for acquisition of the 41.25% interest in Houston Refining, the acquisition of working capital of $145 million, $445 million to repay and terminate Houston Refining’s $450 million term loan facility, including accrued interest of $4 million, $39 million to repay a loan payable to CITGO, including $4 million of accrued interest, and $300 million related to the termination of the previous crude supply agreement. As part of the transaction, Houston Refining and PDVSA Petróleo, S.A. (“PDVSA Oil”) terminated the previous crude supply agreement and entered into a new crude oil contract for 230,000 barrels per day of heavy crude oil, which runs through 2011 and year to year thereafter (see Note 20). During the first quarter of 2007, Lyondell reimbursed CITGO, as provided for in the transaction agreement, for $94 million of taxes, which Lyondell previously estimated to be $97 million, resulting in a $3 million reduction to the purchase price.

The unaudited pro forma combined historical results of Lyondell and Houston Refining for the years ended December 31, 2006 and 2005, giving effect to the purchase as though the transaction were consummated and the new crude oil contract had been in place as of the beginning of each period presented, are as follows:

Millions of dollars	2006	2005
Sales and other operating revenues	$25,266	$22,339
Income from continuing operations	1,182	679
Net income	430	664

Pro forma results for all periods presented above include a pretax charge of $300 million, or $195 million after tax, for the cost of terminating the crude supply agreement. Lyondell’s actual results for the year ended December 31, 2006 include a pretax charge of $176 million, or $114 million after tax, representing Lyondell’s 58.75% share of the $300 million cost of terminating the crude supply agreement.

The pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transaction actually been consummated as of the beginning of each period presented, nor are they necessarily indicative of future results.

Lyondell’s acquisition of CITGO’s 41.25% interest in Houston Refining was accounted for as a step-acquisition. Therefore, 41.25% of each Houston Refining asset and liability was recorded at fair value as of August 16, 2006 and Lyondell’s previous 58.75% interest in each Houston Refining asset and liability was reflected at its historical carrying value.

The following table provides information regarding the components of the purchase price for acquisition of CITGO’s 41.25% interest in Houston Refining:

Millions of dollars
Base purchase price of 41.25% interest	$1,629
Working capital acquired	145

Preliminary total cash purchase price of 41.25% interest	1,774
2007 reimbursement of CITGO taxes	94

Total cash purchase price of 41.25% interest	$1,868

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Equity Interest and Acquisition of Houston Refining LP – (Continued)

The components of the step acquisition of Houston Refining were as follows:

Millions of dollars
Historical carrying value of Lyondell’s previous net investment:
Investment in Houston Refining	$(144)
Receivable from Houston Refining and accrued interest	1,040
Purchase price of 41.25% interest	1,868

Total purchase price of Houston Refining	$2,764

The total purchase price of Houston Refining was allocated to the assets and liabilities acquired as follows:

Millions of dollars
Cash and cash equivalents	$53
Other current assets	647
Property, plant and equipment	2,764
Other assets	101
Current liabilities	(735)
Other liabilities	(66)

Total allocated purchase price of Houston Refining	$2,764

The following represent the elements of cash flow for the two-year period ended December 31, 2007 for the transactions related to the acquisition of Houston Refining:

Millions of dollars
Preliminary cash purchase price of 41.25% interest	$1,774
Related payments – advances to Houston Refining:
To fund termination of crude supply agreement	300
To fund repayment of bank loan and accrued interest	445
To fund repayment of CITGO partner loan and accrued interest	39

Total cash payments	2,558
Cash and cash equivalents acquired	(53)

Acquisition of Houston Refining and related payments, net of cash acquired:
For the year ended December 31, 2006	2,505
Payments for taxes in 2007	94

Total	$2,599

Prior to the acquisition, Lyondell held a 58.75% interest in Houston Refining and because the partners jointly controlled certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership, Lyondell accounted for its investment in Houston Refining using the equity method.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Equity Interest and Acquisition of Houston Refining LP – (Continued)

Summarized financial information for Houston Refining follows for certain periods prior to the consolidation of Houston Refining:

Millions of dollars	For the period January 1 through August 15, 2006	For the year ended December 31, 2005
STATEMENTS OF INCOME
Sales and other operating revenues	$5,710	$6,741
Cost of sales	5,223	6,458
Termination of crude supply agreement	300	—
Selling, general and administrative expenses	42	51

Operating income	145	232
Interest expense, net	(31)	(38)

Net income	$114	$194

Lyondell’s income from its investment in Houston Refining prior to August 16, 2006 consisted of Lyondell’s share of Houston Refining’s net income and accretion of Lyondell’s investment in Houston Refining up to its underlying equity in Houston Refining’s net assets. As a partnership, Houston Refining is not subject to federal income taxes.

Lyondell’s equity in earnings of Houston Refining for the year ended December 31, 2006 was reduced by a $176 million charge representing its 58.75% share of the $300 million cost to terminate Houston Refining’s previous crude supply agreement. For the year ended December 31, 2006, Lyondell’s income also included $74 million in “Other income, net” representing net payments received by Lyondell, including reimbursement of legal fees and expenses from Houston Refining, in settlement of all disputes among Lyondell, CITGO and Petróleos de Venezuela, S.A. (“PDVSA”) and their respective affiliates. Houston Refining’s selling, general and administrative expenses for the period ended August 15, 2006 included an $8 million charge representing reimbursement to Lyondell of legal fees and expenses paid by Lyondell on behalf of Houston Refining in connection with the settlement.

9.	Investment in PO Joint Ventures

Lyondell, together with Bayer AG and Bayer Corporation (collectively “Bayer”), share ownership in a U.S. propylene oxide (“PO”) manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture for certain related PO technology. Bayer’s ownership interest represents ownership of 1.6 billion pounds of annual in-kind PO production of the U.S. PO Joint Venture. Lyondell takes in kind the remaining PO production and all co-product (styrene monomer (“SM” or “styrene”) and tertiary butyl ether (“TBA”)) production from the U.S. PO Joint Venture.

A separate manufacturing joint venture (the “European PO Joint Venture”), which includes a world-scale PO/SM plant at Maasvlakte near Rotterdam, The Netherlands, is owned 50% by Bayer and, through December 20, 2007, 50% by Lyondell. Concurrent with the December 20, 2007 acquisition of Lyondell by LyondellBasell Industries, Lyondell sold certain non-U.S. subsidiaries to the Basell Group, including Lyondell’s subsidiaries that owned Lyondell’s investment in the European PO Joint Venture.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Investment in PO Joint Ventures – (Continued)

Lyondell and Bayer do not share marketing or product sales under the U.S. PO Joint Venture. Lyondell operates the U.S. PO Joint Venture’s plants and arranges and coordinates the logistics of product delivery. The partners share in the cost of production and logistics based on their product offtake. Similar arrangements prevailed through December 20, 2007 with respect to the European PO Joint Venture.

Lyondell reports the cost of its product offtake as inventory and cost of sales in its consolidated financial statements. Related cash flows are reported in the operating cash flow section of the consolidated statements of cash flows. Lyondell’s investment in the PO joint ventures is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO joint ventures and to revaluation of the investment to reflect the values assigned in LyondellBasell Industries’ accounting for the acquisition of Lyondell. Lyondell’s contributions to the PO joint ventures are reported as “Contributions and advances to affiliates” in the consolidated statements of cash flows.

Total assets of the PO joint ventures, primarily property, plant and equipment, were $1,320 million and $1,661 million at December 31, 2007 and 2006, respectively.

Changes in Lyondell’s investment in 2007 and 2006 are summarized as follows:

Millions of dollars	U.S. PO Joint Venture	European PO Joint Venture	Total PO Joint Ventures
Investment in PO joint ventures – January 1, 2006	$518	$258	$776

Cash contributions, net	22	—	22
Depreciation and amortization	(36)	(13)	(49)
Effect of exchange rate changes	—	29	29

Investment in PO joint ventures – December 31, 2006	504	274	778

Cash contributions, net	19	26	45
Depreciation and amortization	(33)	(14)	(47)
Effect of exchange rate changes	—	25	25
Sale of investment to the Basell Group	—	(405)	(405)
Revaluation of investment	73	94	167

Investment in PO joint ventures – December 20, 2007	563	$—	563

Cash contributions, net	2		2
Depreciation and amortization	(1)		(1)

Investment in U.S. PO joint venture – December 31, 2007	$564		$564

Lyondell’s investment in the PO joint ventures reflects a revaluation to the value assigned to the investment in LyondellBasell Industries’ accounting for the purchase of Lyondell.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Accounts Receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals and refining industries. Lyondell performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. Lyondell’s allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $7 million and $8 million at December 31, 2007 and 2006, respectively. The Consolidated Statements of Income included provisions for doubtful accounts of $2 million and $5 million, respectively, in 2006 and 2005 and a credit to income of $1 million in 2007.

On December 20, 2007, as part of the acquisition of Lyondell by LyondellBasell Industries, Lyondell entered into a five-year $1,150 million Accounts Receivable Securitization Facility and terminated the $150 million and $600 million accounts receivable sales facilities, maintained by Lyondell Chemical Company (without its consolidated subsidiaries, “LCC”) and its wholly owned subsidiary, Equistar, respectively.

The new facility currently permits the sale of up to $1,150 million of total interest in the domestic accounts receivable of Lyondell and its subsidiaries, Equistar and Houston Refining, subject to a combined minimum unused availability requirement of $100 million under the facility and the new $1,000 million inventory-based credit facility. The Accounts Receivable Securitization Facility contains restrictive covenants, including covenants that establish maximum levels of annual capital expenditures, that are substantially similar to the new Senior Secured Credit Facility (see Note 15). In addition, the new facility provides that if for any period of four consecutive fiscal quarters the Fixed Charge Coverage Ratio, as defined, of LyondellBasell Industries, on a consolidated basis, is less than 1.1:1, then during the next quarter, total excess availability under both facilities may not be less than $200 million for five consecutive business days or more, unless, on each such day, total excess availability is at least $150 million and total collateral availability is at least $275 million (see Note 15).

Pursuant to the new facility, Lyondell sells, through a wholly owned, bankruptcy-remote subsidiary, on an ongoing basis and without recourse, interests in a pool of domestic accounts receivable to financial institutions participating in the facility. Lyondell is responsible for servicing the receivables. The amount of the interest in the pool of receivables permitted to be sold is determined by formula. Upon termination of the facility, cash collections related to accounts receivable then in the pool would first be applied to the respective outstanding interests sold.

Accounts receivable in the Consolidated Balance Sheets are reduced by the sales of interests in the pool. Increases and decreases in the amounts sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows, representing collections of sales revenue. Fees related to the sales are included in “Selling, general and administrative expenses” in the Consolidated Statements of Income. The amount of outstanding receivables sold under the new facility was $1,000 million as of December 31, 2007. At December 31, 2006, the aggregate amount of outstanding receivables sold under the previous facilities was $100 million.

Prior to January 2006, discounts were offered to certain customers for early payment for product. As a result, some receivable amounts were collected in December 2005 that otherwise would have been expected to be collected in January 2006. This included collections of $84 million in December 2005 related to receivables from Occidental.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.	Inventories

Inventories consisted of the following components at December 31:

	Successor	Predecessor
Millions of dollars	2007	2006
Finished goods	$1,856	$1,093
Work-in-process	245	156
Raw materials	1,019	445
Materials and supplies	234	183

Total inventories	$3,354	$1,877

The increase in inventory primarily reflects the revaluation of inventory at December 20, 2007 to reflect the values assigned in accounting for the acquisition of Lyondell by LyondellBasell Industries.

At December 31, 2007, approximately 95% of inventories, excluding materials and supplies, were valued using the LIFO method.

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $18 million and $1,022 million at December 31, 2007 and 2006, respectively.

12.	Property, Plant and Equipment, Goodwill and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

	Successor	Predecessor
Millions of dollars	2007	2006
Land	$82	$104
Manufacturing facilities and equipment	12,141	12,124
Construction in progress	310	362

Total property, plant and equipment	12,533	12,590
Less accumulated depreciation	(29)	(4,048)

Property, plant and equipment, net	$12,504	$8,542

The increases in property, plant and equipment, goodwill and other assets in 2007 primarily reflect the revaluation of the related assets to reflect the values assigned in accounting for the acquisition of Lyondell by LyondellBasell Industries.

On December 20, 2007, concurrent with the acquisition of Lyondell by LyondellBasell Industries, Lyondell sold certain of its non-U.S. subsidiaries to LyondellBasell Industries for fair value of $1,288 million (see Note 3).

Maintenance and repair expenses were $18 million and $630 million, respectively, in the 2007 Successor and Predecessor periods and $488 million and $409 million in 2006 and 2005, respectively. No interest was capitalized to property, plant and equipment during the three-year period ended December 31, 2007.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Property, Plant and Equipment, Goodwill and Other Assets – (Continued)

The following table summarizes the changes to Lyondell’s goodwill during 2006 and 2007 by reportable segment (see Notes 1 and 24):

Millions of dollars	Chemicals	Fuels	Polymers	Total
Goodwill at January 1, 2006	$1,352	$—	$—	$1,352
Settlement of income tax issues related to acquisitions	(20)	—	—	(20)

Goodwill at December 31, 2006	$1,332	$—	$—	$1,332
Recognition of uncertain tax positions related to application of FIN No. 48	41	—	—	41
Settlement of income tax issues related to acquisitions	(70)	—	—	(70)

Predecessor goodwill at December 20, 2007	$1,303	$—	$—	$1,303
Elimination of predecessor goodwill	(1,303)	—	—	(1,303)
Purchase price allocation related to the December 20, 2007 acquisition of Lyondell	2,697	2,300	250	5,247

Successor goodwill at December 31, 2007	$2,697	$2,300	$250	$5,247

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

Millions of dollars	Successor			Predecessor
	2007			2006
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Identifiable intangible assets:
Emission credits	$723	$—	$723	$49	$—	$49
Technology, patent and license costs	508	(1)	507	119	(78)	41
Turnaround costs	342	(4)	338	556	(261)	295
Various contracts	329	(2)	327	6	(1)	5
Debt issuance costs	363	(6)	357	192	(96)	96
Software costs	55	—	55	208	(152)	56
Catalyst costs	39	—	39	68	(45)	23
Other	52	—	52	163	(96)	67

Total intangible assets	$2,411	$(13)	2,398	$1,361	$(729)	632

Precious metals			84			44
Company-owned life insurance			59			151
Pension assets			36			29
Other			8			8

Total other assets, net			$2,585			$864

Amortization of these identifiable intangible assets for the next five years is expected to be $454 million in 2008, $229 million in 2009, $199 million in 2010, $175 million in 2011, and $142 million in 2012.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Property, Plant and Equipment, Goodwill and Other Assets – (Continued)

Depreciation and amortization expense is summarized as follows:

	Successor	Predecessor
	For the period from December 21 through December 31,	For the period from January 1 through December 20,	For the year ended December 31,
Millions of dollars	2007	2007	2006	2005
Property, plant and equipment	$29	$664	$523	$451
Investment in PO joint ventures	1	47	49	45
Turnaround costs	4	85	63	52
Technology, patent and license costs	1	6	6	1
Software costs	—	23	29	29
Other	4	35	32	35

Total depreciation and amortization	$39	$860	$702	$613

In addition to the depreciation and amortization expense shown above, amortization of debt issuance costs included in interest expense in the Consolidated Statements of Income was $6 million and $15 million, respectively, for the Successor and Predecessor periods in 2007, $16 million in 2006 and $15 million in 2005.

The increases in maintenance and repair expenses as well as depreciation and amortization expense in 2007 and 2006 reflected the consolidation of Houston Refining from August 16, 2006 (see Note 8).

Lyondell believes that there are asset retirement obligations associated with some of its facilities, but that the present value of those obligations normally is not material in the context of an indefinite expected life of the facilities. Lyondell continually reviews the optimal future alternatives for its facilities. Any decision to retire one or more facilities would result in an increase in the present value of such obligations. At December 31, 2007 and 2006, the liabilities that had been recognized for all asset retirement obligations were $16 million and $12 million, respectively.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Accounts Payable

Accounts payable at December 31, 2007 and 2006 included liabilities in the amounts of $17 million and $19 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

14.	Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

	Successor	Predecessor
Millions of dollars	2007	2006
Payroll and benefits	$303	$307
Taxes other than income taxes	147	138
Interest	29	163
Estimated 2007 CITGO tax reimbursement	—	97
Product sales rebates	48	55
Income taxes	33	54
Deferred revenues	37	47
Other	128	119

Total accrued liabilities	$725	$980

The carrying amounts of existing accrued liabilities were not changed in accounting for the acquisition of Lyondell by LyondellBasell Industries.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt

Lyondell’s long-term debt includes debt obligations of Lyondell’s wholly owned subsidiaries, Equistar and Millennium, and of Lyondell Chemical Company without its consolidated subsidiaries (“LCC”).

Loans, notes, debentures and other long-term debt due to banks and other unrelated parties consisted of the following at December 31:

	Successor	Predecessor
Millions of dollars	2007	2006
Bank credit facilities:
Lyondell senior secured credit facility:
Term loan A due 2013	$1,500	$—
Term loan B due 2014 ($75 million of discount)	7,475	—
Term loan due 2013	—	1,771
$1,000 million revolving credit facility	—	—
Lyondell $1,000 million inventory-based credit facility	100	—

LCC notes and debentures:
Senior Secured Notes due 2012, 11.125%	—	277
Senior Secured Notes due 2013, 10.5%	—	325
Debentures due 2010, 10.25% ($4 million of premium)	104	100
Debentures due 2020, 9.8% ($3 million of discount)	222	224
Senior Unsecured Notes due 2014, 8%	3	875
Senior Unsecured Notes due 2016, 8.25%	1	900
Senior Subordinated Notes due 2009, 10.875%	—	500

Equistar notes and debentures:
Senior Notes due 2008, 10.125%	8	716
Senior Notes due 2011, 10.625%	4	727
Debentures due 2026, 7.55% ($21 million of discount)	129	135
Notes due 2009, 8.75%	15	599

Millennium notes and debentures:
Senior Notes due 2008, 9.25%	—	393
Senior Debentures due 2026, 7.625% ($72 million of discount)	170	249
Convertible Senior Debentures due 2023, 4%	158	163

Total	9,889	7,954
Less current maturities	(435)	(18)

Long-term debt – banks and other unrelated parties	$9,454	$7,936

In addition to the long-term debt in the preceding table, on December 20, 2007 Lyondell entered into a note payable with LyondellBasell Industries and received proceeds of $7,166 million. The note matures in 2014. In addition, Lyondell recognized in its financial statements $834 million of push-down debt for which Lyondell is not the primary obligor, but which it has guaranteed, and which was used by LyondellBasell Industries in the acquisition of Lyondell. Combined, these represent the $8,000 million of Long-Term Debt – Related Parties in the Consolidated Balance Sheet. See Note 7 for additional information about this and other related party transactions.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

Aggregate maturities of all long-term debt during the next five years are $435 million in 2008, $147 million in 2009, $325 million in 2010, $301 million in 2011, $413 million in 2012 and $8,268 million thereafter.

On December 20, 2007, in connection with the acquisition of Lyondell by LyondellBasell Industries, Lyondell and other subsidiaries of the Basell Group entered into a Senior Secured Credit Facility. The Senior Secured Credit Facility consists of a six-year $2,000 million term loan A facility due 2013, a seven-year $7,550 million and €1,300 million term loan B facility due 2014 and a six-year $1,000 million multicurrency revolving credit facility due 2013. Lyondell borrowed $1,500 million and $7,550 million, respectively, under the term loans A and B facilities and none under the revolving credit facility. At Lyondell’s option, loans under the Senior Secured Credit Facility bear interest at rates equal to adjusted LIBOR plus the applicable margin or the higher of the federal funds rate plus 0.5% and the prime rate plus the applicable margin.

Lyondell, together with its wholly owned subsidiaries Equistar and Houston Refining and a U.S.-based subsidiary of the Basell Group, also entered into a five-year $1,000 million senior secured inventory-based credit facility, which matures in December 2012. Loans under this facility bear interest, at the option of the borrower, of the applicable margin plus the alternate base rate, as defined, or the current LIBO rate, as defined.

Amounts available under the revolving credit facility under the Senior Secured Credit Facility, which was undrawn at December 31, 2007, are reduced to the extent of outstanding borrowings by Lyondell and another subsidiary of the Basell Group and outstanding letters of credit provided under the credit facility, which totaled $20 million as of December 31, 2007.

The Senior Secured Credit Facility contains covenants that, subject to certain exceptions, restrict, among other things, debt incurrence, lien incurrence, investments, certain payments on indebtedness, sales of assets and mergers, amendment of terms of certain indebtedness and material obligations, alter the conduct of business, and affiliate transactions or transactions limiting LyondellBasell Industries’ and certain of its subsidiaries’ ability to make distributions or to incur or permit liens. In addition, the new credit facility contains covenants that establish maximum levels of annual capital expenditures and require LyondellBasell Industries to maintain specified financial ratios: (1) the First Lien Secured Leverage Ratio, as defined, may not exceed 3:75:1 on a consolidated basis and (2) the Consolidated Debt Service Ratio, as defined, may not be less than 1.1:1.

In addition, the $1,000 million senior secured inventory-based credit facility contains restrictive covenants and covenants that establish maximum levels of capital expenditures, all of which are substantially similar to the Senior Secured Credit Facility. The inventory-based credit facility also provides that if for any period of four consecutive quarters the Fixed Charge Coverage Ratio, as defined, of LyondellBasell Industries, on a consolidated basis, is less than 1.1:1, then during the next quarter, total excess availability may not be less than $200 million for five consecutive business days or more, unless, on each such day, total excess availability is at least $150 million and total collateral availability is at least $275 million. The proceeds of loans under the inventory-based credit facility may not be used to make certain dividends or distributions by LCC in the event that the daily average total excess availability fails to exceed $225 million on any of the five consecutive business days prior to the date of the dividend or distribution.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

The Senior Secured Credit Facility is secured by first priority interests in all material assets including, but not limited to, material fee-owned property and equipment, general intangibles, investment and intellectual property, and proceeds of the foregoing, as well as share capital of certain subsidiaries, of all borrowers and guarantors under the facility, except Millennium.

LCC and certain of its subsidiaries are guarantors of certain debt of the Basell Group, including an $8,000 million Interim loan, 8.375% High Yield Notes due 2015, comprising borrowings of $615 million and €500 million ($736 million), and amounts borrowed by the Basell Group under the Senior Secured Credit Facility, consisting of $500 million borrowed under term loan A and €1,287 million ($1,894 million) under term loan B. The Interim loan is secured by a second priority interest over the collateral securing the Senior Secured Credit Facility. The Interim loan, together with the proceeds from other borrowings, was used to finance the acquisition of Lyondell. If not repaid prior to the 12 months tenure, the Interim Loan converts to a senior secured loan in December 2008 and is due December 2015. Accordingly, Lyondell recognized in its financial statements $834 million of this debt, for which it is not the primary obligor. In addition, certain subsidiaries of LCC are guarantors under the inventory-based credit facility. LCC also guarantees Equistar’s 7.55% Debentures due 2026 in the principal amount of $150 million.

Approximately 97% of Lyondell’s long-term debt including debt of LCC, totaling $9,405 million can be redeemed prior to maturity. The remainder of the debt is redeemable beginning in 2008, at prices ranging from 105.3% to 100% of the principal amount, with the price declining to 100% at maturity. Other than untendered debt, Equistar and Millennium debt cannot be redeemed prior to maturity.

LCC long-term debt—On December 20, 2007, LCC retired $1,753 million principal amount outstanding under its $2.65 billion senior secured term loan and terminated its then-existing senior secured credit facility, including the term loan and a $1,055 million revolving credit facility.

Pursuant to tender offers, in December 2007, LCC repaid $2,605 million principal amount of debt, comprising $899 million of its 8.25% Senior Unsecured Notes due 2016, $872 million of its 8% Senior Unsecured Notes due 2014, $510 million of its 6.875% Senior Unsecured Notes due 2017 and $324 million of its 10.5% Senior Secured Notes due 2013, paying premiums totaling $418 million. In conjunction with the tender offers, on December 5, 2007, LCC obtained consents from holders of the tendered notes to effect certain proposed amendments to the indentures governing the notes, including the elimination of substantially all the restrictive covenants.

LCC called and repaid the remaining principal amounts of $1 million of its 8.25% Senior Secured Notes due 2016 and $3 million of its 8% Senior Unsecured Notes due 2014 in February 2008, paying premiums totaling $1 million.

Also during 2007, Lyondell repaid $278 million principal amount of LCC’s 11.125% Senior Secured Notes due 2012, paying premiums totaling $18 million, and $18 million principal amount of the $2.65 billion LCC term loan due 2013. Lyondell also obtained consents to a proposed amendment of a restrictive provision of the indenture related to its 10.5% Senior Secured Notes due 2013, which required Lyondell to refinance subordinated debt with new subordinated debt. The amendment permitted the refinancing of subordinated debt with senior debt. As a result, Lyondell issued $510 million principal amount of LCC 6.875% Senior Unsecured Notes due 2017, paying debt issuance costs of $8 million, and repaid, at par, the outstanding $500 million principal amount of LCC’s 10.875% Senior Subordinated Notes due 2009.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

LCC’s Debentures are equally and ratably secured with the property held directly by LCC that secures the Senior Secured Credit Facilities and the Interim Loan, including four operating plants (the propylene glycol (PG) and propylene glycol ethers (PGE) plants at LCC’s Bayport facility and the butanediol (BDO) and methyl tertiary butyl ether (MTBE) plants at LCC’s Channelview facility) and the capital stock of LCC’s directly owned subsidiaries.

On August 16, 2006, in connection with the acquisition of CITGO’s 41.25% ownership interest in Houston Refining (see Note 8), LCC entered into its previous senior secured credit facility that included a $2.65 billion, seven-year term loan and an $800 million, five-year revolving credit facility, which was increased to $1,055 million.

During 2006, LCC completed a public offering of $1,775 million of Senior Unsecured Notes, using a portion of the proceeds to repay $875 million of the $2.65 billion term loan due 2013 and to purchase the remaining $899 million principal amount of its 9.625% Series A, Senior Secured Notes due 2007, paying a premium of $20 million; and prepaid the remaining $430 million of 9.5% Senior Secured Notes due 2008, paying a premium of $10 million.

During 2006, LCC amended its former senior secured revolving credit facility and amended its indentures to, among other things, provide for additional subsidiary guarantors and other collateral, limit the pledge of equity interests and other securities in certain circumstances and exclude Millennium from certain events-of-default provisions.

During 2005, LCC prepaid $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005.

Equistar long-term debt—Equistar’s Debentures due 2026 are secured equally and ratably with the Senior Secured Credit Facility and the Interim loan generally by liens on any Equistar plant for the production of petrochemicals and ownership interests in entities with such plants.

On December 20, 2007, Equistar repaid $300 million principal amount outstanding under its $400 million inventory-based revolving credit facility and repurchased the $575 million amount of outstanding receivables sold under its $600 million accounts receivable sales facility (see Note 10) and terminated both facilities.

Pursuant to tender offers, in December 2007, Equistar repaid $1,373 million principal amount of debt, comprising $585 million of Equistar’s 8.75% Notes due 2009, $396 million of Equistar’s 10.625% Senior Notes due 2011 and $392 million of Equistar’s 10.125% Senior Notes due 2008, paying premiums totaling $71 million. In conjunction with the tender offers, on December 5, 2007, Equistar obtained consents from holders of the tendered notes to effect certain proposed amendments to the indentures governing the notes, including the elimination of substantially all the restrictive covenants.

Also during 2007, Equistar repaid $300 million principal amount of its 10.125% Senior Notes due 2008 and $300 million principal amount of its 10.625% Senior Notes due 2011, paying premiums totaling $32 million.

In February 2008, Equistar called and repaid the remaining principal amounts of $15 million of Equistar’s 8.75% Notes due 2009, $4 million of Equistar’s 10.625% Senior Notes due 2011 and $8 million of Equistar’s 10.125% Senior Notes due 2008, paying premiums totaling $1 million.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

During 2006, Equistar repaid the $150 million of 6.5% Notes outstanding, which matured in February 2006.

The indenture for Equistar’s 7.55% Senior Notes due 2026 contains covenants that, subject to exceptions, restrict, among other things, lien incurrence, sale and leaseback transactions and mergers.

Millennium long-term debt—In 2007, prior to Lyondell’s acquisition by LyondellBasell Industries, $106 million principal amount of the 4% Convertible Senior Debentures due 2023 was repaid using a combination of Lyondell common stock and cash valued at $385 million. Pursuant to the indenture governing the Debentures due 2023 and subsequent to the acquisition, the Debentures were convertible at a conversion rate of 75.7633 shares of Lyondell common stock per one thousand dollar principal amount of the Debentures. The $44 million principal amount of the Debentures outstanding at December 31, 2007 was converted into cash of $158 million and paid in January 2008.

Also during 2007, Millennium repaid the remaining $373 million principal amount of its 9.25% Senior Notes due 2008, paying a premium of $13 million, and $4 million principal amount of its 7.625% Senior Debentures due 2026.

Also during 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, was generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. At December 31, 2006, there was no outstanding borrowing, and there were no outstanding letters of credit under the facility. The U.K. subsidiary was part of the inorganic chemicals business and any borrowing under the facility was repaid and terminated by Millennium during 2007, as required, using proceeds of the sale of that business.

During 2006, Millennium purchased $158 million principal amount of its 7% Senior Notes due 2006, paying a premium of $2 million, and purchased $85 million principal amount of the 9.25% Senior Notes due 2008, paying a premium of $5 million.

During 2005, Millennium purchased $342 million principal amount of its 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026, paying total premiums of $10 million.

Millennium’s former $125 million senior secured revolving credit facility in the U.S. and $25 million senior secured revolving credit facility and $100 million senior secured term loan in Australia, all of which matured in August 2010 were variously secured by equity interests in and assets of Lyondell’s worldwide inorganic chemicals business, and were repaid and terminated by Millennium, as required, using proceeds of the sale of that business. At December 31, 2006, the outstanding balance under the Australian term loan was $70 million. There were $22 million of outstanding letters of credit under the U.S. revolving credit facility and none outstanding under the Australian revolving credit facility as of December 31, 2006. There was no outstanding borrowing under either revolving credit facility as of December 31, 2006. See Note 4 for debt of discontinued operations.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Long-Term Debt – (Continued)

Also in 2005, Millennium obtained an amendment to its previous $150 million senior secured credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the credit facility definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

The indenture for Millennium’s 7.625% Senior Debentures contains covenants that, subject to exceptions, restrict, among other things, debt incurrence by subsidiaries, lien incurrence, sale and leaseback transactions and mergers. Millennium is no longer prohibited from making certain restricted payments, including dividends to Lyondell, nor is it required to maintain financial ratios as a result of the repayment of its 9.25% Senior Notes due 2008.

Millennium’s 7.625% Senior Debentures were issued by Millennium America Inc. (“Millennium America”), a subsidiary of Millennium and are fully and unconditionally guaranteed by Millennium. Millennium’s 4% Convertible Senior Debentures were issued by Millennium and were guaranteed fully and unconditionally by Millennium America while outstanding.

16.	Lease Commitments

Lyondell leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. Operating leases include leases of railcars used in the distribution of products in Lyondell’s business. As of December 31, 2007, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
2008	$257
2009	212
2010	159
2011	118
2012	67
Thereafter	499

Total minimum lease payments	$1,312

Net rental expense for the 2007 Successor and Predecessor periods combined was $300 million and for 2006 and 2005 was $209 million and $179 million, respectively. The increases in net rental expenses in 2007 and 2006 were primarily due to the consolidation of Houston Refining from August 16, 2006 (see Note 8).

17.	Financial Instruments and Derivatives

Lyondell is exposed to market risks, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, Lyondell selectively enters into derivative transactions pursuant to Lyondell’s policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Financial Instruments and Derivatives – (Continued)

Commodity Price Risk Management—Lyondell is exposed to commodity price volatility related to anticipated purchases of natural gas, crude oil and other raw materials and sales of its products. Lyondell selectively uses commodity swap, option, and futures contracts with various terms to manage the volatility related to these risks. Such contracts are generally limited to durations of one year or less. Cash-flow hedge accounting is normally elected for these derivative transactions; however, in some cases, when the duration of a derivative is short, hedge accounting is not elected. When hedge accounting is not elected, the changes in fair value of these instruments are recorded in earnings. When hedge accounting is elected, gains and losses on these instruments are deferred in accumulated other comprehensive income (“AOCI”) until the underlying transaction is recognized in earnings.

Lyondell entered into futures contracts in 2007 and 2006, with respect to purchases of crude oil and sales of gasoline and heating oil. These futures transactions were not designated as hedges, and the changes in the fair value of the futures contracts were recognized in earnings. During 2007 and 2006, Lyondell settled futures positions of 1,330 million gallons and 148 million gallons, respectively, of gasoline and heating oil, which resulted in net gains of $53 million and $1 million, respectively. Lyondell also settled futures contracts of 4 million barrels of crude oil during 2007, resulting in a net gain of $3 million.

At December 31, 2007, futures contracts for 20 million gallons of gasoline and heating oil in the notional amount of $25 million, maturing in February and March of 2008, were outstanding. At December 31, 2006, futures contracts for 12 million gallons of gasoline in the notional amount of $20 million and 900 thousand barrels of crude oil in the notional amount of $56 million, maturing in February and March 2007, were outstanding. The fair value, based on quoted market prices, resulted in net payables of less than $1 million and $3 million, respectively, at December 31, 2007 and 2006.

Earnings included net gains of $60 million in 2007 and net losses of $1 million and $5 million in 2006 and 2005, respectively.

Also during 2007, Lyondell entered into futures contracts designated as cash flow hedges to offset the effect of changes in the price of silver used as catalyst in the production process. At December 31, 2007, futures contracts for 1 million troy ounces of silver in the notional amount of $15 million, maturing in September 2008, were outstanding. Gains, related to these cash flow hedges, of less than $1 million were deferred in AOCI as of December 31, 2007.

In 2006, Lyondell also entered into futures contracts designated as cash flow hedges to offset the changes in the price of natural gas. At December 31, 2007 and 2006, futures contracts for 680,000 mmbtu and none, respectively, of natural gas in the notional amounts of $5 million and none, respectively, were outstanding. Losses of less than $1 million related to these contracts, which matured in January and February 2008, were deferred in AOCI as of December 31, 2007.

Foreign Currency Exposure Management—Lyondell manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in currency exchange rates. Costs in some countries are incurred, in part, in currencies other than the applicable functional currency. Lyondell selectively utilizes forward, swap and option derivative contracts with terms normally lasting less than three months to protect against the adverse effect that currency exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives generally are not designated as hedges for accounting purposes. There were no outstanding foreign currency forward, swap or option contracts at December 31, 2007 and 2006.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Financial Instruments and Derivatives – (Continued)

In addition, Lyondell selectively utilizes currency forward and swap contracts that qualify as cash-flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted or committed sales and purchases. Gains and losses on these instruments are deferred in AOCI until the underlying transaction is recognized in earnings. The gains or losses are reported either in sales and other operating revenues or cost of sales to match the underlying transaction being hedged. There were no amounts related to foreign exchange cash-flow hedges deferred in AOCI at December 31, 2007 and 2006.

As a result of foreign currency transactions, Lyondell had a net gain of $43 million in 2007 and net losses of $6 million and $7 million, respectively, in 2006 and 2005. The net gain in 2007 primarily related to intercompany loans and reflected the significant increase in value of the euro compared to the U.S. dollar during 2007 and the determination that certain outstanding intercompany debt will be repaid in the foreseeable future.

Interest Rate Risk Management—Lyondell selectively used derivative instruments to manage the ratio of fixed-to variable-rate debt at Millennium. At December 31, 2006, there were outstanding interest rate swap agreements in the notional amount of $175 million, which were designated as fair-value hedges of underlying fixed-rate obligations. The fair value of these interest rate swap agreements was an obligation of $3 million at December 31, 2006, resulting in a decrease in the carrying value of long-term debt and the recognition of a corresponding liability. The net gains and losses resulting from adjustment of both the interest rate swaps and the hedged portion of the underlying debt to fair value are recorded in interest expense. In 2007, Lyondell terminated all of its outstanding interest rate swap agreements upon repayment of the underlying debt and recorded a loss of $2 million. Accordingly, at December 31, 2007, there were no outstanding interest rate swap agreements.

Pursuant to the Senior Secured Credit Facility (see Note 15), the borrowers are required to enter into hedging arrangements to reduce interest rate risk exposure. The hedging arrangements are to cover at least 50% of LyondellBasell Industries total debt, with certain exclusions, for at least three years. Therefore, Lyondell and other subsidiaries of the Basell Group that are borrowers under the Senior Secured Credit Facility will in the future enter into and maintain the required hedging arrangements. As of December 31, 2007, there were not yet any hedging arrangements in place.

The carrying value and the estimated fair value of Lyondell’s non-current, non-derivative financial instruments as of December 31, 2007 and 2006 are shown in the table below:

Millions of dollars	Successor		Predecessor
	2007		2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt, including current maturities	$9,889	$9,904	$7,954	$8,302

Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell’s debt portfolio except that, for the 4% Convertible Senior Debentures, the converted cash value was used. The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable and accounts payable, approximated their carrying value due to their short maturity.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are generally based on years of service and the employee’s highest compensation for any consecutive 36-month period during the last 120 months of service or other compensation measures as defined under the respective plan provisions. Lyondell funds the plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are generally noncontributory. The life insurance benefits under certain plans are provided to employees who retired before July 1, 2002.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The following table provides a reconciliation of projected benefit obligations, plan assets and the funded status of Lyondell’s U.S. and non-U.S. pension plans for continuing and discontinued operations, including the pension plans of Houston Refining as a result of Lyondell’s August 16, 2006 acquisition of CITGO’s 41.25% interest in Houston Refining (see Note 8):

Millions of dollars	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, January 1	$1,601	$274	$1,606	$474
Acquisition of Houston Refining	—	—	169	—
Service cost	53	11	52	19
Interest cost	91	14	88	23
Actuarial gain	(83)	(41)	(80)	(27)
Benefits paid	(192)	(5)	(111)	(16)
Foreign exchange effects	—	24	—	58
Sale of non-U.S. subsidiaries	—	(236)	—	—
Other	—	4	—	3

Benefit obligation, December 31	1,470	45	1,724	534
Less benefit obligation of discontinued operations, December 31	—	—	123	260

Benefit obligation of continuing operations, December 31	1,470	45	1,601	274

Change in plan assets:
Fair value of plan assets, January 1	1,244	252	1,055	344
Acquisition of Houston Refining	—	—	93	—
Actual return on plan assets	113	1	136	26
Company contributions	242	22	174	36
Benefits paid	(192)	(5)	(111)	(16)
Foreign exchange effects	—	26	—	44
Sale of non-U.S. subsidiaries	—	(252)	—	—
Other	3	1	—	3

Fair value of plan assets, December 31	1,410	45	1,347	437
Less fair value of plan assets of discontinued operations, December 31	—	—	103	185

Fair value of plan assets of continuing operations, December 31	1,410	45	1,244	252

Funded status of continuing operations, December 31	(60)	—	(357)	(22)
Amounts not recognized in benefit costs of continuing operations:
Actuarial and investment loss	—	—	237	47
Prior service cost (benefit)	—	—	(7)	1
Transition obligation	—	—	—	2

Net amount recognized in benefit costs of continuing operations	$(60)	$—	$(127)	$28

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

Millions of dollars	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.
Amounts recognized in the Consolidated Balance Sheets relating to continuing operations consist of:
Prepaid benefit cost	$34	$2	$29	$—
Accrued benefit liability, current	(11)	—	(6)	—
Accrued benefit liability, long-term	(83)	(2)	(380)	(22)

Funded status, December 31	(60)	—	(357)	(22)
Accumulated other comprehensive loss – pretax	—	—	230	50

Net amount recognized in benefit costs of continuing operations	$(60)	$—	$(127)	$28

The following additional information is presented for U.S. and non-U.S. pension plans of Lyondell’s continuing operations:

Millions of dollars	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligation for defined benefit plans, December 31	$1,267	$43	$1,366	$215
Increase (decrease) in minimum liability, prior to application of SFAS No. 158, included in other comprehensive loss	—	—	(85)	2

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The following table provides a reconciliation of benefit obligations of Lyondell’s unfunded other postretirement benefit plans for continuing and discontinued operations, which are provided for U.S. employees:

Millions of dollars	2007	2006
Change in benefit obligation:
Benefit obligation, January 1	$262	$229
Acquisition of Houston Refining	—	57
Service cost	5	5
Interest cost	15	13
Plan amendments	—	(10)
Actuarial gain	(11)	(11)
Benefits paid	(16)	(13)

Benefit obligation, December 31	255	270
Less benefit obligation of discontinued operations, December 31	1	8

Benefit obligation of continuing operations, December 31	254	262
Funded status of continuing operations, December 31	(254)	(262)
Amounts not recognized in benefit costs of continuing operations:
Actuarial loss	—	(2)
Prior service benefit	—	31

Net amount recognized in benefit costs of continuing operations	$(254)	$(233)

Amounts recognized in the Consolidated Balance Sheets relating to continuing operations consist of:
Accrued benefit liability, current	$(18)	$(14)
Accrued benefit liability, long-term	(236)	(248)

Funded status, December 31	(254)	(262)
Accumulated other comprehensive income – pretax	—	29

Net amount recognized in benefit costs of continuing operations	$(254)	$(233)

The estimated benefit obligations and assets related to the discontinued operations at December 31, 2007 are as follows:

Millions of dollars	U.S.	Non-U.S.
Pension benefit plans:
Projected benefit obligations	$117	$260
Accumulated benefit obligations	115	213
Fair value of plan assets	100	185
Other postretirement benefit plans – projected benefit obligations	9	—

As a result of the sale of the inorganic chemicals business, pension and other postretirement benefit obligations and assets related to the discontinued operations totaling $386 million and $285 million, respectively, were transferred from Lyondell’s plans to the buyer’s plans in 2007.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

Pension plans of continuing operations with projected benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.
Projected benefit obligations	$1,382	$2	$1,568	$269
Fair value of assets	1,287	—	1,182	248

Pension plans of continuing operations with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.
Accumulated benefit obligations	$27	$1	$1,188	$42
Fair value of assets	—	—	1,024	35

The following table provides the components of net periodic pension costs allocated to continuing operations:

Millions of dollars	Successor		Predecessor
	For the period from December 21 through December 31, 2007		For the period from January 1 through December 20, 2007		For the year ended December 31,
					2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Net periodic pension cost:
Service cost	$2	$—	$51	$11	$50	$12	$44	$10
Interest cost	3	—	88	14	81	11	77	11
Actual return on plan assets	(5)	—	(108)	(1)	(122)	(12)	(64)	(28)
Less- return in excess of (less than) expected return	1	—	10	(15)	45	—	(6)	17

Expected return on plan assets	(4)	—	(98)	(16)	(77)	(12)	(70)	(11)
Prior service cost (benefit) amortization	—	—	(1)	—	(1)	1	(2)	—
Actuarial and investment loss amortization	—	—	15	1	25	3	23	4

Net periodic benefit cost	$1	$—	$55	$10	$78	$15	$72	$14

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The following table provides the components of net periodic other postretirement benefit costs allocated to continuing operations:

	Predecessor
	For the period from January 1 through December 20, 2007	For the year ended December 31,
Millions of dollars		2006	2005
Net periodic other postretirement benefit costs:
Service cost	$5	$5	$5
Interest cost	15	13	13
Prior service benefit amortization	(7)	(4)	—
Recognized actuarial loss	—	1	—

Net periodic benefit cost	$13	$15	$18

Amounts for the Successor period from December 20 to December 31, 2007 were immaterial.

The above net periodic pension and other postretirement benefit costs include Houston Refining prospectively from August 16, 2006.

The assumptions used in determining the net benefit liabilities for Lyondell’s pension and other postretirement benefit plans were as follows at December 31:

	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions as of December 31:
Discount rate	6.25%	4.82%	5.75%	4.99%
Rate of compensation increase	4.50%	4.53%	4.50%	4.39%

The assumptions used in determining net benefit costs for Lyondell’s pension and other postretirement benefit plans were as follows for the year ended December 31:

	2007		2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions for the year:
Discount rate	5.75%	4.21%	5.50%	4.59%	5.75%	5.09%
Expected return on plan assets	8.00%	5.53%	8.00%	5.82%	8.00%	6.43%
Rate of compensation increase	4.50%	4.44%	4.50%	4.28%	4.50%	4.33%

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Pension and Other Postretirement Benefits – (Continued)

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2007 was 9% for 2008, decreasing 1% per year to 5% in 2012 and thereafter. At December 31, 2007, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated other postretirement benefit liability as of December 31, 2007 by $2 million and would not have a material effect on the aggregate service and interest cost components of the net periodic other postretirement benefit cost for the year then ended.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Lyondell’s targeted asset allocations for the U.S. plans of 55% U.S. equity securities, 15% non-U.S. equity securities, 25% fixed income securities and 5% investments in real estate are based on recommendations by Lyondell’s independent pension investment advisor. Lyondell’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension investment advisor has advised could be expected to be earned over time on such allocation. Investment policies prohibit investments in securities issued by Lyondell or investment in speculative derivative instruments. The investments, except for real estate, are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Lyondell’s pension plan weighted-average asset allocations by asset category for its U.S. pension plans generally are as follows at December 31:

Asset Category	2007 Policy	2007	2006
U.S. equity securities	55%	56%	56%
Non-U.S. equity securities	15%	16%	17%
Fixed income securities	25%	24%	27%
Real estate investments	5%	4%	—

Total	100%	100%	100%

Required contributions to Lyondell’s pension plans for continuing operations are expected to be approximately $11 million in 2008.

As of December 31, 2007, future expected benefit payments by the plans for continuing operations, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2008	$109	$18
2009	102	18
2010	103	19
2011	103	20
2012	111	20
2013 through 2017	583	100

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to these plans by Lyondell were $32 million in 2007, $26 million in 2006 and $24 million in 2005. Houston Refining’s plans are included prospectively from August 16, 2006.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Income Taxes

The significant components of the provision for income taxes relating to continuing operations were as follows:

Millions of dollars	Successor	Predecessor
	For the period from December 21 through December 31, 2007	For the period from January 1 through December 20, 2007	For the year ended December 31,
			2006	2005
Current:
Federal	$—	$46	$298	$27
Non-U.S.	—	63	45	35
State	—	6	8	(5)

Total current	—	115	351	57

Deferred:
Federal	(11)	(3)	91	240
Non-U.S.	(6)	(8)	(35)	27
State	(8)	(11)	6	(17)

Total deferred	(25)	(22)	62	250

Provision for (benefit from) income taxes before tax effects of other comprehensive income	(25)	93	413	307

Tax effects of elements of other comprehensive income:
Cumulative translation adjustment	5	16	19	(17)
Minimum pension liability	—	—	23	—

Total income tax expense in comprehensive income	$(20)	$109	$455	$290

Substantially all of Lyondell’s current provisions for U.S. federal income tax expense for 2005 and a portion of the provision for 2006 were offset by the benefit of net operating loss carryforwards. In each period, the resulting reduction in the current tax provision was offset by an increase in the deferred tax provision.

Income tax expenses related to discontinued operations are discussed in Note 4.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Income Taxes – (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating loss carryforwards. Significant components of Lyondell’s deferred tax liabilities and assets were as follows as of December 31:

	Successor	Predecessor
Millions of dollars	2007	2006
Deferred tax liabilities:
Accelerated tax depreciation	$3,371	$1,758
Investments in joint venture partnerships	534	300
Goodwill	131	103
Inventory	677	86
Other intangible assets	299	3
Other	15	11

Total deferred tax liabilities	5,027	2,261

Deferred tax assets:
Net operating loss carryforwards	141	125
Employee benefit plans	150	330
AMT credits	208	89
Fair value of debt acquired	—	19
U.S. tax benefit of deferred non-U.S. taxes	122	61
Deferred charges and revenues	81	135
Environmental remediation liabilities	—	62
Other	96	94

Total deferred tax assets	798	915
Deferred tax asset valuation allowances	(86)	(89)

Net deferred tax assets	712	826

Net deferred tax liabilities	$4,315	$1,435

Balance sheet classifications:
Deferred tax assets	$—	$102
Deferred income taxes – current	431	—
Deferred income taxes – long term	3,884	1,537

Net deferred tax liabilities	$4,315	$1,435

Substantially all of the deferred tax assets relate to the U.S. During 2007, Lyondell generated U.S. federal tax net operating loss carryforward benefits of $48 million for which no valuation allowance has been provided. The remaining net operating loss carryforward tax benefit of $93 million as of December 31, 2007, related to certain French tax loss carryforwards, was reduced by the valuation allowance of $86 million, representing tax loss carryforwards that management believes are more likely than not to expire unutilized. The valuation allowances were reduced by $13 million in 2007 due to the utilization of net operating loss carryforwards and increased $8 million in 2006, primarily for additional net operating loss carryforwards. Other changes in the valuation allowances reflected the effects of foreign currency translation. The valuation allowance was $77 million as of December 31, 2005. The net operating loss carryforwards in the U.S. expire in 2027, while the French net operating loss carryforwards and the federal AMT credits of $208 million have no expiration date.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Income Taxes – (Continued)

Certain income tax returns of Lyondell and various of its subsidiaries are under examination by the Internal Revenue Service (“IRS”) and various other non-U.S. and state tax authorities. In many cases, these audits may result in proposed assessments by the tax authorities. Lyondell believes that its tax positions comply with applicable tax law and intends to defend its positions through appropriate administrative and judicial processes.

Tax benefits totaling $179 million relating to uncertain tax positions taken in prior years, including $44 million pertaining to discontinued operations, were unrecognized as of January 1, 2007 (see Note 2). The following table presents a reconciliation of the beginning and ending amounts of unrecognized tax benefits for the year ended December 31, 2007:

Millions of dollars
Balance at January 1, 2007	$179
Reductions for tax positions of prior years	(46)
Settlements	(118)

Balance at December 31, 2007	$15

As a result of the sale of the inorganic chemicals business, unrecognized tax benefits for tax positions in prior years decreased by $44 million.

A substantial portion of the uncertainties at January 1, 2007 were related to passive foreign income for the years 1997 to 2001 and resulting capital loss benefits that were subsequently recognized. IRS audit examination and appeal of the matter was completed during 2007, and resulted in the $118 million decrease in the amount of unrecognized tax benefits during 2007, consisting of payments of $10 million and reversals of $108 million, which reduced goodwill by $34 million and deferred tax assets by $74 million.

The remaining amount of unrecognized tax benefits, if recognized, would not affect the effective tax rate. Lyondell is no longer subject to any significant income tax examinations by tax authorities for years prior to 2005.

Lyondell recognizes interest related to uncertain income tax positions in interest expense. During 2006, Lyondell reduced the accrual for interest by $4 million and in 2005, Lyondell accrued $9 million of interest expense. Lyondell’s accrued liability for interest expense was $17 million and $86 million at December 31, 2007 and 2006, respectively. During the year ended December 31, 2007, Lyondell paid interest of $26 million related to the settlements and reduced accrued interest by $43 million, which was recognized as a $36 million reduction in goodwill and a $7 million reduction of interest expense.

There were no undistributed earnings of foreign subsidiaries on which deferred income taxes were not provided at December 31, 2007.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Income Taxes – (Continued)

The domestic and non-U.S. components of income (loss) before income taxes and a reconciliation of the income tax provision (benefit) to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars	Successor	Predecessor
	For the period from December 21 through December 31, 2007	For the period from January 1 through December 20, 2007	For the year ended December 31,
			2006	2005
Income (loss) before income taxes:
Domestic	$(157)	$(9)	$1,151	$932
Non-U.S.	(17)	198	4	117

Total	$(174)	$189	$1,155	$1,049

Theoretical income tax at U.S. statutory rate	$(61)	$66	$404	$367
Increase (reduction) resulting from:
Purchased in-process R&D	33	—	—	—
Acquisition-related costs	—	14	—	—
Redemption of life insurance	—	10	—	—
Decrease in non-U.S. statutory tax rates	—	—	(19)	(5)
Other effects of non-U.S. operations	1	2	24	10
Changes in estimates for prior year items	—	4	—	(61)
State income taxes, net of federal	—	(8)	9	(14)
Domestic manufacturing deduction	—	—	(6)	—
Other, net	2	5	1	10

Income tax provision (benefit)	$(25)	$93	$413	$307

Effective income tax rate	14.4%	49.3%	35.8%	29.3%

20.	Commitments and Contingencies

Commitments—Lyondell has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

At December 31, 2007, estimated future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars
2008	$494
2009	429
2010	418
2011	415
2012	406
Thereafter through 2023	3,048

Total minimum contract payments	$5,210

Lyondell’s total purchases under these agreements were $919 million, $1,120 million and $1,014 million in 2007, 2006 and 2005, respectively.

Environmental Remediation—Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $207 million and $176 million as of December 31, 2007 and 2006, respectively. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

The following table summarizes the activity in Lyondell’s accrued environmental liability for the following periods:

Millions of dollars	Successor	Predecessor
	Period from December 21 through December 31, 2007	Period from January 1 through December 20, 2007	Year ended December 31, 2006
Balance at beginning of period	$207	$176	$171
Additional provisions	—	52	17
Amounts paid	—	(21)	(12)

Balance at end of period	$207	$207	$176

The additional provisions in 2005 for estimated environmental remediation costs were $2 million. The liabilities for individual sites range from less than $1 million to $145 million. The $145 million liability relates to the Kalamazoo River Superfund Site.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations.

In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that any single remedy among those options represented the highest-cost reasonably possible outcome.

In 2004, Lyondell recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of riverbank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. As these discussions have continued, management has obtained new information about regulatory oversight costs and other remediation costs, including a proposed remedy to be applied to a specific portion of the river, and has been able to reasonably estimate anticipated costs for certain other segments of river, based in part on experience to date with the remedy currently being applied to the one portion of the river. As a result, Lyondell recognized $47 million in 2007 and $2 million in 2006 for additional estimated probable future remediation costs.

As of December 31, 2007, the probable additional future remediation spending associated with the river cannot be determined with certainty, but the amounts accrued are believed to be the current best estimate of future costs, based on information currently available. At December 31, 2007, the balance of the liability related to the river was $98 million.

In addition Lyondell has recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At December 31, 2007, the balance of the liability was $47 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedies selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

The balance, at December 31, 2007, of Lyondell remediation liabilities related to Millennium sites other than the Kalamazoo River Superfund Site was $36 million.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

Litigation—On April 12, 2005, BASF Corporation (“BASF”) filed a lawsuit in New Jersey against Lyondell asserting various claims relating to alleged breaches of a PO sales contract and seeking damages in excess of $100 million. Lyondell denies it breached the contract. Lyondell believes the maximum refund due to BASF is $22.5 million on such PO sales and has paid such amount to BASF. On August 13, 2007, the jury returned a verdict in favor of BASF in the amount of approximately $170 million (which includes the above $22.5 million). On October 3, 2007, the judge determined that prejudgment interest on the verdict would be $36 million. Lyondell is appealing this verdict and has posted a bond, which is collateralized by a $200 million letter of credit. Lyondell does not expect the verdict to result in any material adverse effect on its business, financial position, liquidity or results of operations.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, seek equitable relief such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various trial stages and post-dismissal settings, some of which are on appeal.

One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary, Millennium Holdings, LLC, and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. On February 26, 2007, the court issued its decision denying the post-verdict motions of the defendants, including Millennium, for a mistrial or a new trial. The court concluded that it would enter an order of abatement and appoint a special master to assist the court in determining the scope of the abatement remedy. On March 16, 2007, the court entered a final judgment on the jury’s verdict. On March 20, 2007, Millennium filed its notice of appeal with the Rhode Island Supreme Court. On December 18, 2007, the trial court appointed two special masters to serve as “examiners” and to assist the trial court in the proposed abatement proceedings.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon, among other things, the resolution of certain potential coverage defenses that the insurers are likely to assert and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Any liability that Millennium may ultimately incur, net of any insurance or other recoveries, cannot be estimated at this time.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Commitments and Contingencies – (Continued)

Indemnification—Lyondell and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Lyondell entered into indemnification arrangements in connection with the transfer of assets and liabilities from Atlantic Richfield Company to Lyondell prior to Lyondell’s initial public offering and in connection with Lyondell’s acquisition of the outstanding shares of ARCO Chemical Company; Equistar and its owner companies (including Lyondell and Millennium) entered into indemnification arrangements in connection with the formation of Equistar; and Millennium entered into indemnification arrangements in connection with its demerger from Hanson plc. Pursuant to these arrangements, Lyondell and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2007, Lyondell has not accrued any significant amounts for such indemnification obligations, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Lyondell. Lyondell cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

Other—Lyondell and its joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters will, individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on Lyondell’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

21.	Stockholders’ Equity

On December 20, 2007, LyondellBasell Industries indirectly acquired the outstanding common shares of Lyondell. Accordingly, from December 20, 2007, Lyondell’s consolidated financial statements reflect a revaluation of Lyondell’s assets and liabilities, to reflect the values assigned in LyondellBasell Industries’ accounting for the purchase of Lyondell. In addition, Lyondell recognized in its financial statements $834 million of push-down debt for which Lyondell is not the primary obligor, but which it has guaranteed, and which was used by LyondellBasell Industries in the acquisition of Lyondell. Prior to the acquisition on December 20, 2007, Lyondell’s stockholders’ equity was $3,129 million, representing equity of Lyondell acquired through sources other than financing of the acquisition.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Stockholders’ Equity – (Continued)

Lyondell’s stockholders’ equity at December 20, 2007 reflecting the new basis of accounting gives effect to the following revaluations and transactions:

Millions
Predecessor basis	$3,129
Allocation of excess purchase price to net assets	3,388
Allocation of excess purchase price to goodwill	5,247
Purchase and cancellation of Lyondell common stock	(11,257)

Successor basis	$507

Preferred Stock—Prior to Lyondell’s acquisition by LyondellBasell Industries, Lyondell’s had authorized shares of $.01 par value preferred stock, of which none had been issued at December 20, 2007 and December 31, 2006. In connection with the December 20, 2007 acquisition of Lyondell by LyondellBasell Industries, Lyondell’s Certificate of Incorporation was amended and restated to eliminate the authorized preferred stock.

Common Stock—As a result of the acquisition of Lyondell by LyondellBasell Industries on December 20, 2007, each issued and outstanding share of common stock was converted into a right to receive $48 in cash. In connection with the acquisition, Lyondell’s Certificate of Incorporation was amended and restated to reduce the amount of authorized common stock to 1,000 shares with a par value of $0.01. At December 31, 2007, all 1,000 shares of authorized common stock were outstanding.

Series B Common Stock and Warrant—Lyondell’s Certificate of Incorporation was amended and restated in connection with the acquisition of Lyondell by LyondellBasell Industries to, among other things, eliminate the Series B common stock, of which there was none outstanding.

Prior to January 2007, Occidental Chemical Holding Corporation, a subsidiary of Occidental (“OCHC”), held a warrant to purchase 5 million shares of Lyondell common stock for $25 per share. In January 2007, OCHC notified Lyondell that it was exercising the warrant. The terms of the warrant provided that Lyondell could elect to settle the exercise net by delivering that number of shares of Lyondell common stock having a market value equal to the difference between the exercise price and the market price. In February 2007, pursuant to the terms of the warrant, OCHC received a net payment of 682,210 shares of Lyondell common stock, having a value of $20 million. Subsequently, OCHC sold its remaining shares of Lyondell common stock.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Stockholders’ Equity – (Continued)

Accumulated Other Comprehensive Income (Loss)—The components of accumulated other comprehensive income (loss) were as follows:

Millions of dollars	Continuing Operations	Discontinued Operations	Total
Successor
December 31, 2007
Foreign currency translation	$10	$—	$10

Predecessor
December 31, 2006
Foreign currency translation	$154	$17	$171
Pension and postretirement liabilities after application of SFAS No. 158	(167)	38	(129)

Total	$(13)	$55	$42

Rights to Purchase Common Stock—Prior to Lyondell’s acquisition by LyondellBasell Industries, Lyondell had issued rights, each of which would have entitled the holder to purchase from the Company one share of common stock at a specified purchase price. In connection with entering into the merger agreement with LyondellBasell Industries, Lyondell amended the Rights Agreement to provide that none of the execution, delivery or performance of the merger agreement and the completion of the merger would trigger the provisions of the Rights Agreement. Pursuant to that amendment, the rights expired automatically upon the effectiveness of the acquisition.

Convertible Debentures—As a result of Lyondell’s acquisition by LyondellBasell Industries on December 20, 2007, Millennium amended the indenture governing its 4% Convertible Senior Debentures, as required, to reflect a conversion amount for each $1,000 principal amount of Debentures equal to the consideration to be issued in the acquisition to holders of Lyondell common stock; and, pursuant to the indenture, the Debentures were convertible at a conversion rate of $3,636.6384 per one thousand dollar principal amount of the Debentures. During 2007, $106 million principal amount of the Debentures was repaid using a combination of Lyondell common stock and cash valued at $385 million. The remaining $44 million principal amount outstanding as of December 31, 2007 was converted into $158 million cash and paid in January 2008.

22.	Share-Based Compensation

Under Lyondell’s Amended and Restated 1999 Incentive Plan (the “Incentive Plan”), Lyondell granted awards of performance units, restricted stock and stock options to certain employees. Restricted stock, restricted stock units and stock option awards were also made to directors under other incentive plans. In addition, Lyondell issued phantom restricted stock, phantom stock options and performance units to certain other employees under still other incentive plans. As a result of the acquisition of Lyondell by LyondellBasell Industries, on December 20, 2007, all outstanding awards under these plans were settled for $319 million. At December 31, 2007, $49 million was unpaid. Lyondell has discontinued use of these incentive plans.

These awards resulted in compensation expense of $200 million, $53 million and $72 million for 2007, 2006 and 2005, respectively. The after-tax amounts were $130 million, $34 million and $47 million, respectively, for 2007, 2006 and 2005. The compensation expense reflected awards vesting during the periods and changes in valuation of previously vested awards other than stock options.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Share-Based Compensation – (Continued)

Performance Units—Performance units represented the right to a cash amount, unless Lyondell’s Board of Directors determined to pay the performance units under the Incentive Plan in shares of common stock, equal to the market value at payout of a target number of shares of Lyondell common stock, adjusted for performance. The actual payout could have ranged from 0% to 200% of the target number of performance units based on Lyondell’s three-year cumulative total shareholder return (common stock price growth plus dividends) relative to a chemical industry peer group. Performance units were accounted for as a liability award with compensation cost recognized over the performance period. As a result of change-in-control provisions, all performance units under Lyondell’s plans immediately vested and were converted into the right to receive a single lump sum payment equal to $48 per equivalent share of common stock, resulting in an obligation of $116 million, of which $21 million was outstanding at December 31, 2007. The following table summarizes performance unit activity in thousands of units for the years ended December 31:

	2007	2006
Outstanding at beginning of year	2,701	3,271
Granted	949	885
Paid	—	(1,412)
Settled pursuant to acquisition	(3,540)	—
Forfeited	(110)	(43)

Outstanding at end of year	—	2,701

Cash payments of $174 million, $68 million and $79 million were distributed to participants during 2007, 2006 and 2005.

Stock Options—Stock options were granted with an exercise price of at least 100% of market value, had a contractual term of ten years and vested at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change of control. On December 20, 2007 in connection with the acquisition of Lyondell by LyondellBasell Industries, all outstanding options of Lyondell became fully exercisable and were cancelled in exchange for a lump sum payment, in cash, of the excess of $48 over the exercise price of the stock option, resulting in an obligation of $110 million, of which less than $1 million was outstanding at December 31, 2007.

The following table summarizes activity, in thousands of shares and the weighted average exercise price per share, relating to stock options.

	2007		2006		2005
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	7,172	$16.80	8,336	$15.66	11,186	$14.93
Granted	779	31.97	665	24.52	454	28.56
Forfeiture	(1)	36.71	—	—	—	—
Exercised	(3,902)	15.85	(1,801)	14.37	(3,279)	14.91
Settled pursuant to acquisition	(4,048)	20.62	—	—	—	—
Cancelled	—	—	(28)	19.71	(25)	19.52

Outstanding at end of year	—	—	7,172	16.80	8,336	15.66

Exercisable at end of year	—	—	6,204	15.39	7,882	14.92

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Share-Based Compensation – (Continued)

The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006, was $62 million and $20 million, respectively, and the related tax benefits were $20 million and $7 million.

The fair value of each option award was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model. Upon adoption of SFAS No. 123 (revised), Lyondell modified its methods used to determine these assumptions prospectively based on the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. The fair value and the assumptions used for the stock option grants are shown in the table below. The expected volatility assumption was based on historical and implied volatility.

	2007	2006	2005
Fair value per share of options granted	$9.15	$6.23	$9.64
Fair value assumptions:
Dividend yield	3.60%	3.43%	3.11%
Expected volatility	35.09%	39.80%	35.21%
Risk-free interest rate	4.73%	4.53%	4.24%
Expected term, in years	6	6	10

Stock options were accounted for as equity instruments, and compensation cost was recognized using graded vesting over the three-year vesting period for years prior to 2007. As a result of the December 20, 2007 acquisition of Lyondell, all stock options vested and were settled in cash for an amount equal to $48 per share less the stock option exercise price. As a result, there was no unrecognized compensation cost related to stock options at December 20 and December 31, 2007. There was $2 million of unrecognized cost at December 31, 2006.

Restricted Stock—Lyondell’s restricted stock arrangements under the Incentive Plan were divided equally into a restricted stock grant and an associated deferred cash payment. These restricted stock arrangements typically vested at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The associated deferred cash award, paid when the shares of restricted stock vested, was equal to the fair market value of the restricted stock issued on the vesting date. Restricted stock was accounted for as an equity award, while the deferred cash component was accounted for as a liability award. Compensation expense, based on the market price of Lyondell stock at the date of the grant for the restricted stock and, for the deferred cash components, the market price at the earlier of the vesting date or the balance sheet date, was recognized using graded-vesting over the three-year vesting period for years prior to 2007. The 2005 deferred cash awards vested and $3 million was paid out as a result of the November 20, 2007 special meeting of shareholders approving the acquisition of Lyondell by LyondellBasell Industries. On December 20, 2007, as part of the acquisition of Lyondell by LyondellBasell Industries, the remaining deferred cash awards vested and each outstanding share of restricted stock under Lyondell’s restricted stock plans and long-term incentive plans was converted into a right to receive $48 in cash, resulting in a total obligation of $15 million, which was paid in 2007.

Phantom Awards—Phantom awards were accounted for as liability awards and compensation cost was recognized using graded-vesting over the three-year vesting period for years prior to 2007. In connection with the acquisition of Lyondell by LyondellBasell Industries, outstanding phantom awards were converted into a right to receive $48 in cash, resulting in an obligation of $76 million, of which $28 million was outstanding at December 31, 2007.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23.	Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	Successor	Predecessor
	For the period from December 21 through December 31,	For the period from January 1 through December 20,	For the year ended December 31,
Millions of dollars	2007	2007	2006	2005
Interest paid	$—	$736	$587	$673

Net income taxes paid	$—	$240	$238	$35

Interest and income tax cash activity includes Houston Refining prospectively from August 16, 2006.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Segment and Related Information

At the time of the acquisition of Lyondell by LyondellBasell Industries, Lyondell established new business segments through which its operations are managed as part of LyondellBasell Industries. Lyondell’s operations are primarily in three of these segments:

•

Chemicals, primarily manufacturing and marketing of ethylene; its co-products, including propylene, butadiene and aromatics; ethylene derivatives, including ethylene oxide (“EO”), ethylene glycol, and other EO derivatives, as well as ethanol; acetyls, including vinyl acetate monomer, acetic acid and methanol; PO; PO co-products, including styrene and tertiary butyl alcohol (“TBA”), TBA derivative isobutylene; PO derivatives, including propylene glycol, propylene glycol ethers and butanediol; and fragrance and flavors chemicals;

•	Polymers, including manufacturing and marketing of polyethylene, including high density polyethylene, low density polyethylene and linear low density polyethylene, and polypropylene; and

•

Fuels, primarily manufacturing and marketing of refined petroleum products, including gasoline, ultra low sulfur diesel, jet fuel, lubricants (“lube oils”), aromatics, and gasoline blending components, such as MTBE, ETBE and alkylate.

On September 1, 2008, Lyondell completed the sale of its TDI business (see Note 4), and, as a result, the TDI business is presented as a discontinued operation and excluded from the operations of the chemicals segment below.

On May 15, 2007 Lyondell completed the sale of its worldwide inorganic chemicals business (see Note 4), and, as a result, substantially all of the inorganic chemicals business was reclassified as a discontinued operation.

Through August 15, 2006, the fuels segment included Lyondell’s equity investment in Houston Refining (see Note 8). The operations of Houston Refining are consolidated prospectively from August 16, 2006, and include the effects of Lyondell’s acquisition from that date.

The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies” (see Note 2) except that segment operating results reported to management reflect cost of sales determined under the first-in, first-out (“FIFO”) method of accounting for inventory. These FIFO-basis operating results are reconciled to LIFO-basis operating results in the following table. Sales between segments are made primarily at prices approximating prevailing market prices, with the exception of sales of MTBE and ETBE sourced from PO co-products, representing approximately 75% of MTBE/ETBE capacity, which are sold by the chemicals segment to the fuels segment at a formula-based cost.

No customer accounted for 10% or more of Lyondell’s consolidated sales during any year in the three-year period ended December 31, 2007. However, prior to August 16, 2006, under the terms of Houston Refining’s previous agreement with CITGO, CITGO purchased substantially all of the refined products of the fuels segment.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Segment and Related Information – (Continued)

Summarized financial information concerning reportable segments is shown in the following table for the periods presented.

Millions of dollars	Chemicals	Fuels	Polymers	Other	Total
2007
Sales and other operating revenues:
Customers	$12,232	$12,438	$3,495	$9	$28,174
Intersegment	2,432	1,009	—	(3,441)	—

	14,664	13,447	3,495	(3,432)	28,174

Segment operating income (loss)	688	1,360	155	(156)	2,047
Adjustment to LIFO basis					(873)

Operating income					1,174

Income from equity investments	2	—	—	—	2
Capital expenditures	279	210	19	9	517
Depreciation and amortization expense	526	294	63	16	899

2006
Sales and other operating revenues:
Customers	$12,386	$4,698	$3,424	$9	$20,517
Intersegment	2,228	427	—	(2,655)	—

	14,614	5,125	3,424	(2,646)	20,517

Segment operating income (loss)	1,010	684	137	(16)	1,815
Adjustment to LIFO basis					(166)

Operating income					1,649

Income from equity investments	5	73	—	—	78
Capital expenditures	209	113	19	5	346
Depreciation and amortization expense	510	115	64	13	702

2005
Sales and other operating revenues:
Customers	$11,785	$2,025	$3,110	$11	$16,931
Intersegment	2,125	—	—	(2,125)	—

	13,910	2,025	3,110	(2,114)	16,931

Segment operating income (loss)	1,228	333	52	(3)	1,610
Adjustment to LIFO basis					(44)

Operating income					1,566

Income from equity investments	1	123	—	—	124
Capital expenditures	174	5	12	5	196
Depreciation and amortization expense	507	29	62	15	613

Sales and other operating revenues and operating income (loss) in the “Other” column above include elimination of intersegment transactions and businesses that are not reportable segments in 2007, 2006 and 2005. Other segment operating loss in the 2007 Successor period includes IPR&D charges of $95 million.

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Segment and Related Information – (Continued)

The 2007 data above comprises the following:

Millions of dollars	Successor	Predecessor	Total
	For the period from December 21 through December 31, 2007	For the period from January 1 through December 20, 2007	For the year ended December 31, 2007
Sales and other operating revenues	$915	$27,259	$28,174
Operating income (loss)	(131)	1,305	1,174
Capital expenditures	22	495	517
Depreciation and amortization	39	860	899

In 2006, the operating income of the chemicals segment included a $106 million charge for impairment of the net book value of the Lake Charles, Louisiana ethylene facility; and in the fuels segment, Lyondell had a loss from its equity investment in Houston Refining due to its 58.75% share, or $176 million, of the $300 million cost to terminate Houston Refining’s previous crude supply agreement.

Long-lived assets of continuing operations, including goodwill, are summarized and reconciled to consolidated totals in the following table. The assets of the PO joint ventures are primarily property, plant and equipment.

Millions of dollars	Chemicals	Polymers	Fuels	Other	Total
2007
Property, plant and equipment, net	$6,379	$596	$5,446	$83	$12,504
Investment in PO joint ventures	564	—	—	—	564
Goodwill	2,618	250	2,300	—	5,168

2006
Property, plant and equipment, net	$4,814	$631	$3,043	$54	$8,542
Investment in PO joint ventures	778	—	—	—	778
Goodwill	1,332	—	—	—	1,332

2005
Property, plant and equipment, net	$5,009	$646	$207	$55	$5,917
Investments in PO joint ventures	776	—	—	—	776
Goodwill	1,352	—	—	—	1,352

LYONDELL CHEMICAL COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24.	Segment and Related Information – (Continued)

Property, plant and equipment, net, included in the “Other” column above primarily includes assets related to corporate and support functions.

The following geographic data for revenues are based upon the delivery location of the product and for long-lived assets, the location of the assets.

Millions of dollars	Revenues
	2007	2006	2005
United States	$22,835	$16,441	$13,042
Non-U.S.	5,339	4,076	3,889

Total	$28,174	$20,517	$16,931

Millions of dollars	Long-Lived Assets
	2007	2006	2005
United States	$12,561	$7,776	$5,245
Non-U.S.:
The Netherlands	—	801	751
France	506	468	434
Other non-U.S.	1	275	263

Total non-U.S.	507	1,544	1,448

Total	$13,068	$9,320	$6,693

Concurrent with the acquisition of Lyondell by LyondellBasell Industries on December 20, 2007, Lyondell sold certain of its non-U.S. subsidiaries that owned, among other things, a 50% interest in the European PO Joint Venture (see Note 9), to the Basell Group. The European PO joint venture includes a world-scale PO/SM plant at Maasvlakte near Rotterdam, The Netherlands.